SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Gene Logic Inc.

(Name of Registrant as Specified In Its Charter)

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4)	Proposed maximum aggregate value of transaction: $10,000,000

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November 5, 2007

Dear Stockholder:

We are pleased to invite you to a Special Meeting of the Stockholders of Gene Logic Inc.  The meeting will be held on Monday, December 10, 2007 at 3:00 p.m. Eastern Time at the Company’s offices located at 50 West Watkins Mill Road, Gaithersburg, Maryland 20878.

Enclosed for your review are a number of important items, including a notice of matters to be voted on at the meeting, our Proxy Statement, and a proxy card.

At the meeting you are being asked to vote on a proposal to sell the assets of the Company’s Genomics Business associated with the business of developing, operating and licensing databases of genomic and toxicogenomic data and related software and providing genomic and genetic data generation and analysis services and other related services (the “Genomics Assets”) to Ocimum Biosolutions, Inc. (“Ocimum”), a Delaware corporation that is a subsidiary of Ocimum Biosolutions (India) Limited (“Ocimum India”), or its affiliate.  In addition to the Genomics Assets, the Genomics Business includes assets associated with the research, development and commercialization of diagnostic, prognostic and monitoring tests for human and animal health care (the “Molecular Diagnostics Assets”), none of which are included in the sale to Ocimum or its affiliate.  The Board of Directors has unanimously approved and recommends that the stockholders approve the sale of the Genomics Assets substantially upon the terms set forth in the asset purchase agreement dated as of October 14, 2007 by and between Gene Logic Inc., Ocimum and Ocimum India (the “Asset Purchase Agreement”), a copy of which is attached to the Proxy Statement as Appendix A.

In the event, among others, that the Asset Purchase Agreement terminates for any reason, the Company is also seeking stockholder approval for the sale of all or substantially all of the Genomics Business assets, comprising the Genomics Assets and the Molecular Diagnostics Assets, to one or more third parties on or before June 30, 2008 for a price not less than $6,000,000 and upon such terms as may be approved by the Board of Directors.  The stockholders are also being asked to consider and act upon a proposal to amend the Amended and Restated Certificate of Incorporation of the Company to change the name of the Company to Ore Pharmaceuticals Inc.

Therefore, you are being asked to vote on the following matters:

•	To approve the sale of the Genomics Assets to Ocimum or its affiliate substantially upon the terms as set forth in the Asset Purchase Agreement;

•
In the event, among others, that the Asset Purchase Agreement terminates for any reason, to approve the sale of all or substantially all of the Genomics Business assets to one or more third parties other than Ocimum on or before June 30, 2008 at a price not less than $6,000,000 and upon such terms as may be approved by the Board of Directors; and

•	To approve an amendment of the Company’s Amended and Restated Certificate of Incorporation to change the name of the Company to Ore Pharmaceuticals Inc.

The Board of Directors has determined that the sale of the Genomics Assets to Ocimum or its affiliate, the sale of all or substantially all of the Genomics Business assets to one or more third parties other than Ocimum in the event, among others, that the Asset Purchase Agreement is terminated, and the amendment of the Amended and Restated Certificate of Incorporation to change the name of the Company to Ore Pharmaceuticals Inc. are in the best interest of the stockholders and therefore recommends that you vote “FOR” each of the sales and the name change.

The proposed sale of the Genomics Assets to Ocimum or its affiliate, the sale of all or substantially all of the Genomics Business assets to one or more other third parties in the event, among others, that the Asset Purchase Agreement is terminated, and the amendment to the Amended and Restated Certificate of Incorporation to change the name of the Company to Ore Pharmaceuticals Inc. are important decisions for the Company and its stockholders.  The Genomics Assets (or all or substantially all of the Genomics Business assets) cannot be sold unless the sale to Ocimum or its affiliate substantially upon the terms set forth in the Asset Purchase Agreement and, in the event, among others, that the Asset Purchase Agreement is terminated for any reason, the sale to one or more third parties on such terms as the Board of Directors may approve, respectively, are approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Gene Logic Inc. Common Stock.  Similarly, the Company's Amended and Restated Certificate of Incorporation cannot be amended to change the name of the Company to Ore Pharmaceuticals Inc. without the affirmative vote of the holders of at least a majority of the outstanding shares of Gene Logic Inc. Common Stock.  Whether or not you plan to attend the meeting, please authorize your proxy in one of three ways: via Internet, telephone or mail.  Instructions regarding authorizing your proxy by Internet and telephone are included on the proxy card.  If you choose to authorize your proxy by mail, please mark, sign and date the proxy card and return it in the enclosed postage-paid envelope.  Your proxy may be revoked at any time before it is exercised as explained in the Proxy Statement.  Failure to vote either by proxy or in person at the meeting will have the effect of a vote “AGAINST” the sale of the Genomics Assets, the sale of the Genomics Business assets and the change of the Company’s name.  Your prompt cooperation will be greatly appreciated.

If you plan to attend the meeting, please bring photo identification for admission. Also, if your shares are held in the name of a broker, bank or other nominee, please bring with you a proxy, letter or account statement (or copy thereof) from your broker, bank or nominee confirming your beneficial ownership of Gene Logic Common Stock so that you can be admitted to the meeting. Also, if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

Sincerely,

J. Stark Thompson, Ph.D.	Charles L. Dimmler, III
Chairman of the Board	Chief Executive Officer and President

GENE LOGIC INC.
50 WEST WATKINS MILL ROAD
GAITHERSBURG, MARYLAND 20878

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 10, 2007

TO THE STOCKHOLDERS OF GENE LOGIC INC.:

NOTICE IS HEREBY GIVEN that the Special Meeting of Stockholders of GENE LOGIC INC., a Delaware corporation (the “Company”), will be held on Monday, December 10, 2007 at 3:00 p.m. Eastern Time at the Company’s offices located at 50 West Watkins Mill Road, Gaithersburg, Maryland 20878, for the following purposes:

1.           To consider and vote upon a proposal to ratify and approve the sale by us of the assets of our Genomics Business associated with our business of developing, operating and licensing databases of genomic data and related software and providing genomic and genetic data generation and analysis services and other related services (the “Genomics Assets”), which may be deemed to constitute a sale of substantially all of our assets, to Ocimum Biosolutions, Inc. (“Ocimum”), a Delaware corporation that is a subsidiary of Ocimum Biosolutions (India) Limited (“Ocimum India”), or its affiliate substantially upon the terms set forth in an asset purchase agreement dated as of October 14, 2007 by and between us, Ocimum and Ocimum India (the “Asset Purchase Agreement”);

2.           In the event, among others, that the Asset Purchase Agreement terminates for any reason, to consider and vote upon a proposal to approve the sale by of all or substantially all of the Genomics Business assets to one or more third parties other than Ocimum on or before June 30, 2008 at a price not less than $6,000,000 and on such terms and conditions as the Board of Directors may approve;

3.           To consider and vote upon a proposal to approve an amendment of the Amended and Restated Certificate of Incorporation of the Company to change the Company’s name to Ore Pharmaceuticals Inc.; and

4.           To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on October 26, 2007 as the record date for the determination of stockholders entitled to notice of, and to vote at, this Special Meeting and at any adjournment or postponement thereof.  The Special Meeting may be adjourned from time to time without notice other than by announcement at the Special Meeting.

By Order of the Board of Directors,

F. Dudley Staples, Jr.
General Counsel and Secretary

Gaithersburg, Maryland
November 5, 2007

All stockholders are cordially invited to attend the Special Meeting in person. Whether or not you expect to attend the Special Meeting, please complete, date, sign and return the enclosed proxy card as promptly as possible in order to ensure your representation at the Special Meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. You may also authorize your proxy by Internet or telephone. (Please see the instructions for authorizing your proxy by Internet and telephone on the proxy card). Even if you have authorized your proxy, you may still vote in person if you attend the Special Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Special Meeting, you must obtain from the record holder a proxy issued in your name.

GENE LOGIC INC.

PROXY STATEMENT FOR
SPECIAL MEETING OF STOCKHOLDERS

TABLE OF CONTENTS

Page
Summary Term Sheet	1
Questions and Answers About the Special Meeting of Stockholders	9
The Special Meeting	15
General	15
Solicitation	15
Voting, Outstanding Shares and Quorum	15
Brokerage Accounts	16
Attendance at Special Meeting	16
Revocability of Proxies	16
Special Note Regarding Forward-Looking Statements	18
Proposal No. 1: Approval of the Sale of the Genomics Assets to Ocimum or Its Affiliate.	19
General	19
Background of and Reasons for the Sale	19
Information About Gene Logic Inc.	23
Information About Ocimum	24
Risk Factors	25
Summary of the Asset Purchase Agreement	27
Nature of Our Business Following the Sale	37
Regulatory Approvals	40
Appraisal Rights in Respect of the Sale	40
Certain Federal Income Tax Consequences	40
Pro Forma Financial Information	41
Interests of Certain Persons	42
Vote Required and Recommendation	43
Proposal No. 2: Approval of the Sale of All or Substantially All of the Genomics Business Assets to One or More Third Parties Other Than Ocimum	44
Proposal No. 3: Approval of Amendment of the Amended and Restated Certificate of Incorporation to Change the Company’s Name to Ore Pharmaceuticals Inc.	46
Purpose of Name Change	46
Consequences of Approval of Amendment	46
Vote Required and Recommendation	47
Security Ownership of Certain Beneficial Owners and Management	48
Householding	49
Stockholder Proposals for the 2008 Annual Meeting	50
Other Business	50
Company Reports	50
Appendix A: Asset Purchase Agreement	A-1
Appendix B: Form of Amendment to Amended and Restated Certificate of Incorporation	B-1
Appendix C: Pro Forma Financial Statements	C-1
Appendix D: Audited Consolidated Financial Statements	D-1

SUMMARY TERM SHEET

This summary highlights certain material terms of the proposed sale to Ocimum Biolsolutions, Inc., a Delaware corporation (“Ocimum”) or its affiliate of assets of our Genomics Business associated with our business of developing, operating and licensing databases of genomic and toxicogenomic data and related software and providing genomic and genetic data generation and analysis services and other related services (the “Genomics Assets”) substantially upon the terms set forth in an asset purchase agreement (the “Asset Purchase Agreement”) approved by the Board of Directors on October 9, 2007 and dated as of October 14, 2007 by and between us, Ocimum and Ocimum Biosolutions (India) Limited (“Ocimum India”).  Ocimum is a wholly-owned subsidiary of Ocimum India.  For your convenience, we have set forth below a summary of certain information relating to the proposed transaction that is contained under Proposal No. 1 in this Proxy Statement.  This summary does not contain all of the information that you may consider to be important in determining how to vote on the proposed transaction.  To understand the proposed transaction fully and for a more complete description of the terms of the transaction, you should carefully read this entire Proxy Statement and the Asset Purchase Agreement, a copy of which is attached to this Proxy Statement as Appendix A.  We have included page references in this summary to direct you to a more complete discussion in the Proxy Statement.

General (See page 19)

You are being asked to ratify and approve the sale of the Genomics Assets to Ocimum or its affiliate for $7,000,000 in cash at closing, subject to possible adjustment, the issuance of a $3,000,000 promissory note, the assumption by Ocimum of certain liabilities and ongoing contractual obligations and the granting by Ocimum of certain licenses in accordance with the terms and conditions of the Asset Purchase Agreement.

Because the Genomics Assets may be deemed to represent substantially all of the Company’s assets under Delaware law, the Board of Directors has determined to seek the approval of our stockholders.

If this proposal is approved and the sale of the Genomics Assets to Ocimum or its affiliate is completed, we intend to apply the net proceeds of the asset sale to the development and operation of our Drug Repositioning Business.

Background of and Reasons for the Sale (See page 19)

In June 2006, as part of a comprehensive strategic review of our business with the assistance of a strategic consulting firm, we determined that revenue from our Genomics Business, which had historically been our primary business, was unlikely to return to previous levels and that its then-existing business strategy would not succeed in reversing sales trends.  In August 2006, we undertook several restructuring moves to reduce the use of cash and lower expenses, including a significant reduction in the size of our workforce for our Genomics Business, the closure of the California office, and reductions in spending.  At the same time, we confirmed our view that our Drug Repositioning Business has the potential to significantly enhance long-term shareholder value and with assistance from the consulting firm, further evaluated the potential of this business.  We also concluded during the strategic review that a divestiture of our Preclinical Business would yield cash proceeds that could be put to more productive use in our Drug Repositioning Business and completed a sale of our Preclinical Business in December 2006.

During the fall of 2006, we considered various strategic alternatives and concluded that certain of the assets of our Genomics Business could have significant value in the area of molecular diagnostics.  In January 2007, we began to explore, with the assistance of our investment banker, Aquilo Partners, strategic options for our Genomics Business, including the possible sale of our Genomics Business as a platform for the development of molecular diagnostics. However, by late May 2007, it became apparent that potential venture and private equity investors, corporate life science tool companies and corporate molecular diagnostic companies were not willing to invest in or acquire all of the assets of our Genomics Business for the purpose of creating a molecular diagnostics business or otherwise.  Therefore, as our Genomics Business continued to require significant cash, to be unprofitable and to divert resources from our Drug Repositioning Business, in late May 2007, with the continuing assistance of our investment banker, Aquilo Partners, we began to actively solicit offers for the sale of our Genomics Business and evaluated other strategic alternatives available for disposing of the Genomics Business, including a complete or gradual shut-down of that business.

Aquilo Partners first discussed the Genomics Business with Ocimum on June 18, 2007, and as of July 16, 2007, we had received eight written expressions of interest from potential purchasers for the assets of the Genomics Business.  Each offeror was afforded the opportunity to conduct due diligence at the Company and in mid-July, we received initial written proposals from five bidders.  Four of the five bidders, including Ocimum, provided revised proposals following discussions with Aquilo Partners and on July 27, 2007, we publicly announced that, following consideration of various strategic alternatives for the Genomics Business, we were concentrating our efforts on the possibility of a sale of all or parts of the Genomics Business and were being assisted by a financial advisor.

During August 2007, we negotiated with four potential acquirors of assets of the Genomics Business, but did not enter into exclusivity arrangements with any party. We ultimately focused on Ocimum, which appeared to have the best terms, including likelihood of closing, price, form of consideration, availability of adequate financing and willingness to exclude the Molecular Diagnostics Assets such that we could retain the business associated with such assets for possible sale to a third party.

On September 10, 2007, senior management and the legal and financial advisors of the Company sent a draft letter of intent to Ocimum and on September 16, 2007, we entered into a non-binding letter of intent with Ocimum. Between September 18 and October 14, 2007, representatives of Aquilo Partners and the Company’s management maintained dialogue with the other interested parties while Ocimum conducted due diligence and negotiated a definitive purchase agreement with the Company.  On October 5, 2007, the parties met to begin face-to-face negotiations which culminated in a final Asset Purchase Agreement that was approved by the Board of Directors on October 9, 2007 and was signed on October 14, 2007.  The Asset Purchase Agreement is subject to further approval by our stockholders.

Information about Gene Logic Inc.  (See page 23)

We are a Delaware corporation and our stock is traded on The NASDAQ Stock Market under the symbol “GLGC.”   Our current business consists of two operating divisions: our Drug Repositioning Business and our Genomics Business.  We are headquartered in Gaithersburg, Maryland and our principal executive offices are located at 50 West Watkins Mill Road, Gaithersburg, Maryland 20878.

Information about Ocimum (See page 24)

Ocimum India was incorporated in Hyderabad, India in March 2001.  Ocimum was incorporated in Delaware in 2000 and in 2006 became a wholly-owned subsidiary of Ocimum India.  Ocimum India is a life sciences research and development enabling company with three main focus areas: biology-related information technology (or "bioIT"), biomolecules and contract research services.  Ocimum primarily focuses on custom contract research in the molecular biology area, such as genetically modified organism testing, nucleic acid purification, DNA extractions and gene synthesis.

Ocimum India is headquartered in Hyderabad, India and its principal executive offices are located at 6th Floor, Reliance Classic, Road No. 1, Banjara Hills, Hyderabad – 500 034.A.P., India.  Ocimum is located in Indianapolis, Indiana and its principal executive offices are located at Fortune Park VI, 8765 Guion Road, Suite G, Indianapolis, Indiana 46268.

The Asset Purchase Agreement (See page 27)

The Asset Purchase Agreement is attached to this Proxy Statement as Appendix A. We encourage you to read the Asset Purchase Agreement in its entirety, as it is the legal document that governs the proposed transaction between us and Ocimum.

Assets to be Sold (See page 27)

In the proposed transaction, we have agreed to sell to Ocimum or its affiliate the Genomics Assets used or held for use in our Genomics Business, including certain databases and associated clinical data, intellectual property, equipment, contracts, and inventory.

Retained Assets (See page 28)

We are retaining all assets that are not necessary for the conduct of our Genomics Business, including but not limited to, the Molecular Diagnostics Assets and all assets used in our Drug Repositioning Business or in certain corporate and support functions that are not particular to any operating business.

Assumed Liabilities (See page 28)

Ocimum has agreed to assume certain specified liabilities and ongoing contractual obligations associated with the Genomics Business including liabilities relating to employees, purchase orders issued prior to closing, contractual obligations and liabilities arising after closing, and certain lease obligations.

Retained Liabilities (See page 29)

We will retain all of the liabilities relating to our Genomics Business as conducted prior to the date of closing of the sale, whether known or unknown, except for those specifically assumed by Ocimum.

Purchase Price (See page 29)

The consideration to be paid for the Genomics Assets includes $7,000,000 in cash to be paid at closing and a $3,000,000 promissory note, subject to adjustment based on the change in the “net current assets” and unbilled receivables between June 30, 2007 and the date of closing.  There are certain other adjustments, assumed liabilities and contractual obligations and licenses included in the purchase price.

Break-Up Fee (See page 30)

We have the right to terminate the Asset Purchase Agreement prior to the date of closing under certain circumstances in the event we receive an unsolicited acquisition proposal that the Board of Directors deems to be a superior proposal for the Genomics Assets, in which case we will be required to pay Ocimum a fee of $400,000.

Indemnification (See page 32)

The parties agree to indemnify the other party for any losses arising out of any breach of a representation or warranty made by such party in the Asset Purchase Agreement.  We will also indemnify Ocimum and Ocimum India for any losses arising out of any liability or obligation of the Company other than the assumed liabilities or any breach of any other obligations of the Company under the Asset Purchase Agreement and Ocimum and Ocimum India will indemnify us for any losses arising out of the assumed liabilities or breach of any obligation of Ocimum under the Asset Purchase Agreement.

The indemnification obligations survive until March 31, 2009, except that (i) certain claim periods relating to retained liabilities or the assumed liabilities, representations of Ocimum and Ocimum India regarding corporate structure and authority, and representations of the Company regarding corporate structure, authority and good title to the assets being sold survive indefinitely, (ii) representations regarding tax matters and compliance with laws survive until the expiration of the applicable statute of limitations, and (iii) the parties’ obligations to fulfill agreements in the Asset Purchase Agreement survive until six months after the party has become aware of facts giving reasonable notice that a breach has occurred.

The indemnification obligations do not apply until aggregate losses of the indemnified party exceed $150,000 and such party will only be indemnified for amounts above $150,000 with certain exceptions.  The total indemnification obligations of each of the parties shall not exceed $1,000,000, respectively, except that such limit will not apply to our representations regarding title to the assets sold, payments to our investment banker Aquilo Partners, and indemnification relating to our retained liabilities or to claims arising from the assumed liabilities.  The limit shall also not apply to the expenses of the transaction, transfer taxes and recording fees incurred by either party.

Conditions to Closing (See page 34)

We will not be required to close the transaction if stockholder approval is not obtained.  Ocimum and Ocimum India will not be required to close if there is a material adverse effect on the Genomics Business between the date of signing of the Asset Purchase Agreement and the date of closing, or if stockholder approval is not obtained.

Termination (See page 34)

The Asset Purchase Agreement may be terminated as follows:

•	by mutual written consent of the parties;

•
by either party if the transaction does not close by December 31, 2007 unless it is a result of such party’s failure to fulfill obligations under the Asset Purchase Agreement or is the result of a review of the Proxy Statement by the Securities and Exchange Commission;

•	by either party if a law is enacted prohibiting the transaction;

•
by either party if our Board of Directors approves an acquisition proposal, which is a proposal by any person relating to an offer to acquire all the assets of the Company or a material part of the Genomics Business or 50% of the Company’s equity securities, certain tender offers or exchange offers, a merger, consolidation, sale, recapitalization, liquidation, or dissolution involving the Company, or other transactions that would impede, interfere with or materially delay the transaction with Ocimum;

•	by either party if the other materially breaches representations and warranties or covenants and agreements contained in the Asset Purchase Agreement; and

•	by either party if closing has not occurred by January 31, 2008.

Additional Agreements with Ocimum (See page 35)

We will enter into the following agreements with Ocimum in connection with the asset sale:

•
Ocimum will provide licenses back to us to use the databases, software and know-how sold to Ocimum, which will be exclusive for use in our Drug Repositioning Business and will be exclusive for a year and thereafter non-exclusive for use in our Molecular Diagnostics Business;

•
Ocimum and Ocimum India will issue a $3,000,000 promissory note as partial payment of the purchase price, which may be secured by a letter of credit, may or may not be interest bearing and may or may not be secured by certain assets and guaranteed by an affiliate of Ocimum India depending on the circumstances, as described further herein in “Proposal No. 1 – Summary of the Asset Purchase Agreement – Additional Agreements with Ocimum” and “Proposal No. 1 – Summary of the Asset Purchase Agreement – Letter of Credit”;

•
The 50 West Watkins Mill Road Lease, which expires in February 2011, will be assigned to Ocimum at closing as further described in “Proposal No. 1 – Summary of the Asset Purchase Agreement – Assignment of Lease” subject to our subleasing from Ocimum a portion of the property until December 31, 2008;

•
In the event that no letter of credit is in place to guarantee payment of the promissory note and of the 50 West Watkins Mill Road Lease, Ocimum will deposit $750,000 in escrow for payment due in the event of a default under those agreements as described further herein in “Proposal No. 1 – Summary of the Asset Purchase Agreement – Additional Agreements with Ocimum” and “Proposal No. 1 – Summary of the Asset Purchase Agreement – Letter of Credit.”

•	Ocimum will provide genomics services to each of the Molecular Diagnostics Business and the Drug Repositioning Business pursuant to master services agreements; and

•	We will provide certain transition services to Ocimum for a limited time following the closing pursuant to a transition services agreement.

Other Terms of the Asset Purchase Agreement

The Asset Purchase Agreement contains representations and warranties and certain covenants of the parties typical for a transaction of this nature.  In addition, the Asset Purchase Agreement contains non-compete and non-solicitation provisions where we agree not to engage in the Genomics Business or have any interest in a company that competes with the Genomics Business anywhere in the world for five years and both parties agree not to solicit the other party’s employees for eighteen months following the closing.

Other provisions of the Asset Purchase Agreement include:

•	Our obligation to use reasonable efforts to obtain various third party consents prior to closing;

•
Ocimum’s agreements (i) that any employment offer made to Genomics Business employees shall contain base salary and incentive compensation that, in the aggregate, is not less than, and benefits through the first anniversary of closing substantially similar to, those provided by the Company as of the date of the Asset Purchase Agreement and (ii) to assume certain severance liability for Genomics Business employees; and

•	the transfer by the Company to Ocimum of the name “Gene Logic” and trademarks and domain names related to the corporate name or to the Genomics Business.

Nature of Our Business Following the Sale (See page 37)

The proposed sale of the Genomics Business will complete the transformation of our company to an enterprise with singular purpose:  to build our business in Drug Repositioning & Development. In our drug repositioning and development business we seek to reposition safe drug candidates by finding new uses for compounds provided by our pharmaceutical company partners or which we acquire through other means.  Under the terms of our partnership agreements, we expect to share economically in our partners’ successful development and commercialization of these repositioned drug compounds.  Our economic sharing takes the form of both milestone payments during development and royalties from sales.  Additionally, we also expect to undertake repositioning and development of compounds for our own account and for which we obtain development rights with the objective to establish for our company economically rewarding collaborations and/or out-licensing arrangements to develop and commercialize.

Regulatory Approvals (See page 40)

There are no material United States or state regulatory approvals required for the completion of the sale of the Genomics Assets to Ocimum or its affiliate other than the approval of the Asset Purchase Agreement by our stockholders under the corporate law of the State of Delaware.  Prior to closing, we must have obtained all consents, authorizations, orders or approvals necessary to transfer the Genomics Assets to Ocimum or its affiliate that are material to the future conduct of the business by Ocimum.

Appraisal Rights in Respect of the Sale (See page 40)

Under Delaware law, our stockholders are not entitled to appraisal rights in connection with the asset sale.

Certain Federal Income Tax Consequences (See page 40)

The sale of the Genomics Assets will result in gain or loss to the Company depending upon whether the net proceeds realized from the sale exceed its basis in such assets.  The Company does not expect that the asset sale will result in any federal income tax consequences to our stockholders.

Pro Forma Financial Information (See page 41)

The Unaudited Pro Forma Consolidated Condensed Financial Statements for the Company giving effect to the sale of the Genomics Assets are annexed to this Proxy Statement as Appendix C and show what the Company’s financial performance would have been if the assets in question were not part of the Company’s business as of the beginning of January 2006 and the beginning of January 2007, respectively, for the income statement and as of September 30, 2007 for the balance sheet.  The Unaudited Pro Forma Consolidated Condensed Financial Statements should be read in conjunction with the related notes in this Proxy Statement and our audited consolidated financial statements for the year ended December 31, 2006 contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and annexed to this Proxy Statement as Appendix D.  See the section herein entitled “Company Reports” for information on how to obtain a copy of the Company’s 2006 Annual Report on Form 10-K.

The Unaudited Pro Forma Consolidated Condensed Financial Statements are not necessarily indicative of the operating results or financial position that would have occurred if this transaction had been consummated prior to or as of the times indicated, nor is it necessarily indicative of the future financial position and results of operations of the Company.

Interests of Certain Persons (See page 42)

Certain executive officers have interests in the sale of the Genomics Assets that may be different from, or in addition to, the interests of our stockholders generally.  These interests include the rights of these officers to receive additional compensation upon the completion of the transaction in the form of year-end incentive compensation under our existing plan, or the vesting of restricted stock and to be compensated under certain circumstances under our Executive Severance Plan.  The Board of Directors was aware of these interests, and considered them, among other matters, when approving the Asset Purchase Agreement providing for the sale of the Company’s Genomics Assets.

Required Vote and Recommendation (See page 43)

The Board of Directors has concluded that the sale of the Genomics Assets to Ocimum or its affiliate substantially upon the terms set forth in the Asset Purchase Agreement is in the best interests of our stockholders and recommends that you vote “FOR” the approval of Proposal No. 1.  The affirmative vote, whether in person or by proxy, of a majority of the outstanding Common Stock is required to approve Proposal No. 1.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING OF STOCKHOLDERS

Q:           Where and when is the Special Meeting of stockholders?

A:           The Special Meeting will be held on Monday, December 10, 2007 at 3:00 p.m. Eastern Time at the Company’s offices located at 50 West Watkins Mill Road, Gaithersburg, Maryland 20878 or at a later date if the meeting is adjourned.

Q:           Who is soliciting my proxy?

A:           The Board of Directors is soliciting proxies from each of our stockholders.  The Company will pay the expenses of preparing and distributing this Proxy Statement and soliciting proxies, including the reasonable expenses incurred by brokers, dealers, banks and trustees or their nominees for forwarding solicitation materials to beneficial owners.

Q:           Who is entitled to vote on the proposals?

A:           Stockholders of record as of the close of business on October 26, 2007, the record date, are entitled to notice of and to vote at the Special Meeting.  Each share of Common Stock is entitled to one vote.

Q:           What am I being asked to vote on at the Special Meeting?

A:           The first proposal you are being asked to approve is the sale of the Genomics Assets to Ocimum or its affiliate substantially upon the terms set forth in the Asset Purchase Agreement dated as of October 14, 2007 by and between us, Ocimum and Ocimum India.  See “Proposal No. 1: Approval of the Sale of the Genomics Assets to Ocimum or Its Affiliate” for a more detailed description of the proposed transaction with Ocimum.

The second proposal you are being asked to approve would apply in the event that, among others, the Asset Purchase Agreement with Ocimum and Ocimum India is terminated for any reason. The second proposal is for approval of the sale of all or substantially all of the Genomics Business assets to one or more third parties other than Ocimum on or before June 30, 2008 at a price not less than $6,000,000 and on such terms and conditions as the Board of Directors may approve.  See “Proposal No. 2: Approval of the Sale of All or Substantially All of the Genomics Business Assets to One or More Third Parties Other than Ocimum” for a more detailed description of Proposal No. 2.

The third proposal you are being asked to approve is an amendment of the Amended and Restated Certificate of Incorporation of the Company to change the Company’s name to Ore Pharmaceuticals Inc.  See “Proposal No. 3: Approval of Amendment to Amended and Restated Certificate of Incorporation to Change the Company’s Name to Ore Pharmaceuticals Inc.” for a more detailed description of Proposal No. 3.

Q:           What will happen if the sale of the Genomics Assets to Ocimum or its affiliate is approved by our stockholders?

A:           If the sale of the Genomics Assets to Ocimum or its affiliate is approved by our stockholders and the other conditions to closing of the sale are satisfied or waived, we will sell the Genomics Assets to Ocimum or its affiliate substantially upon the terms set forth in the Asset Purchase Agreement as described in this Proxy Statement.  Following the completion of the sale to Ocimum or its affiliate, our remaining assets will consist of the net proceeds from the transaction, our then existing cash and cash equivalents, the Molecular Diagnostics Assets which we are actively seeking to sell, assets relating primarily to the Drug Repositioning Business and assets used in the operation of our corporate and support functions not particular to any operating business.  We intend to focus on the further development and operation of our Drug Repositioning Business after the sale of the Genomics Assets, while we continue our efforts to sell our Molecular Diagnostics Assets or develop other strategic alternatives for that business.  Although this is our current strategy, the Board of Directors will, as circumstances warrant, consider alternatives with respect to our remaining business that might include a sale of our remaining assets to a third party, a merger or combination with another company, or other alternatives.

Q:           Why are we also being asked to approve a sale of all or substantially all of the Genomics Business assets to one or more third parties other than Ocimum?

A:           It is our intention to complete the sale to Ocimum or its affiliate substantially upon the terms set forth in the Asset Purchase Agreement.  However, in the event that, among others, the Asset Purchase Agreement is terminated for any reason, we are seeking authority to sell the Genomics Assets, whether alone or in combination with other Genomics Business assets, to one or more third parties other than Ocimum on such terms and conditions as the Board of Directors may approve in order to avoid incurring the expense and delay of a second solicitation of stockholders and the losses that would be sustained in the Genomics Business while we seek shareholder approval for such a transaction.  We have no "back up" acquisition agreement with any other party and under the terms of the Asset Purchase Agreement are prohibited from soliciting offers from third parties.  We are currently exploring possibilities for the sale of the Molecular Diagnostics Assets, but at the time of the mailing of this Proxy Statement, no definitive agreement or understanding has been reached for such a sale and we do not know on what terms, if any, these assets could be sold, although we expect that initial proceeds from a sale of these assets would be substantially less than the proceeds from the sale of the Genomics Assets.  Since the terms of any future agreement for the sale of any or all of the Genomics Business assets would be negotiated at that time, we are seeking authority to sell all or substantially all of the Genomics Business assets to one or more third parties other than Ocimum on or before June 30, 2008 at a price not less than $6,000,000 and on such terms as the Board of Directors may approve at such time.

Q:           Will any of the proceeds from the sale of the Genomics Assets to Ocimum or its affiliate or from the sale of all or substantially all of the Genomics Business assets to one or more third parties other than Ocimum be distributed to me as a stockholder?

A:           We do not contemplate a distribution to stockholders as a result of the proposed sale of the Genomics Assets or of any or all of the Genomics Business assets.  We plan to use the net proceeds to develop our Drug Repositioning Business.

Q:           Will the Company’s Common Stock still be publicly traded if the sale of the Genomics Assets to Ocimum or its affiliate or a sale of all or substantially all of the Genomics Business assets is completed?

A:           Yes.  Our Common Stock is currently traded on The NASDAQ Stock Market under the symbol “GLGC”.  If the proposal to amend our Amended and Restated Certificate of Incorporation to change the name to Ore Pharmaceuticals Inc. is approved, we will attempt to have the trading symbol for our Common Stock changed from “GLGC” to a symbol more readily associated with our new name. However, there remains a risk that, if we are unable to maintain compliance with NASDAQ’s listing requirements, our stock could be delisted which would negatively impact our liquidity and our stockholders’ ability to sell shares.

Q:           What are the risks of the proposed sale of the Genomics Assets to Ocimum or its affiliate?

A:           The risks involved in connection with the proposed sale to Ocimum or its affiliate include the following:

•
The proposed sale to Ocimum or its affiliate may not occur if the shareholders do not approve the transaction or there is any change, effect, condition, factor or circumstance that has a materially adverse effect on the Genomics Assets.

•
If the Genomics Assets are sold to Ocimum or its affiliate, our remaining business and assets will be less diversified and will be subject to a variety of uncertainties and business risks. For a description of risks generally associated with our business see the discussion of risk factors contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

•
In order to benefit from any superior offer for the Genomics Assets that could be made in the future by a third party, we would have to terminate the Asset Purchase Agreement and pay a termination fee to Ocimum in the amount of $400,000.

•
The purchase price we will receive from Ocimum is subject to adjustment under the terms of the Asset Purchase Agreement and could be reduced.  In addition, a portion of the consideration is payable with a promissory note and there can be no assurance that Ocimum will pay the amount due under the promissory note in a timely way or at all.

•
If the sale to Ocimum or its affiliate is not completed and we explore other potential transactions, there may not be any other offers from potential acquirers or the offers may not be as favorable to us as the Ocimum offer.

•	Our Common Stock may be less liquid after the transaction, and you may find it more difficult to dispose of your shares.

•	Failure to complete the sale of the Genomics Assets to Ocimum or its affiliate could cause our stock price to decline.

A more detailed discussion of risks relating to the sale of the Genomics Assets to Ocimum or its affiliate is provided under the heading “Risk Factors” beginning on page 25.

Q:           What will happen if the sale of the Genomics Assets is not approved by our stockholders or is otherwise not completed?

A:           If the sale of the Genomics Assets to Ocimum or its affiliate is not approved by our stockholders, or is otherwise not completed, we may be required to pay a termination fee to Ocimum in certain circumstances, there may not be other equivalent offers for the Genomics Assets, we may continue to incur losses as a result of operating the Genomics Business, we may have to shut down the Genomics Business at substantial cost, we may be unable to develop our Drug Repositioning Business as we currently contemplate, and our stock price may decline.

If the sale of the Genomics Assets to Ocimum or its affiliate is approved by our stockholders, but is not otherwise completed, we intend to explore other strategic alternatives, including, if approved by our stockholders, a sale of the Genomics Business assets to one or more third parties on or before June 30, 2008 at a price not less than $6,000,000 and on such terms as the Board of Directors may approve.  There can be no assurance that any potential transaction to sell the Genomics Assets, whether alone or together with other Genomics Business assets, will provide consideration equal to or greater than the purchase price proposed to be paid by Ocimum in the transaction, or that we will be able to complete an alternate transaction.  If we are unable to complete an alternative transaction, we may be required to consider shutting down the Genomics Business, which would be costly and could leave us with insufficient cash to adequately develop our Drug Repositioning Business.

Q:           When is the sale of the Genomics Assets to Ocimum or its affiliate expected to be completed?

A:           We expect to complete the sale of the Genomics Assets to Ocimum or its affiliate as soon as practicable after all of the conditions to closing the transaction have been satisfied or waived.  All parties to the Asset Purchase Agreement are working toward completing the sale of the Genomics Assets to Ocimum or its affiliate as soon as practicable.  We currently plan to complete the transaction as soon as possible following the Special Meeting, and if possible prior to December 31, 2007, assuming our stockholders approve the sale and the other conditions to the Asset Purchase Agreement are satisfied or waived.  However, the exact timing of the completion of the transaction cannot be predicted.  For a more complete description of the conditions to completion of the sale, see “Proposal No. 1 – Summary of the Asset Purchase Agreement – Conditions to Closing.”

Q:           What vote is required to approve Proposal No. 1: Approval of the Sale of the Genomics Assets to Ocimum or Its Affiliate?

A:           The affirmative vote of the holders of at least a majority of the outstanding shares of our Common Stock is required to approve Proposal No. 1.  The Board of Directors recommends that you vote “FOR” Proposal No. 1.

Q:           What vote is required to approve Proposal No. 2: Approval of the Sale of All or Substantially All of the Genomics Business Assets to One or More Third Parties Other than Ocimum?

A:           The affirmative vote of the holders of at least a majority of the outstanding shares of our Common Stock is required to approve Proposal No. 2.  The Board of Directors recommends that you vote “FOR” Proposal No. 2.

Q:           What vote is required to approve Proposal No. 3: Approval of Amendment to Amended and Restated Certificate of Incorporation to Change the Company’s Name to Ore Pharmaceuticals Inc.?

A:           The affirmative vote of the holders of at least a majority of the outstanding shares of our Common Stock is required to approve Proposal No. 3.  The Board of Directors recommends that you vote “FOR” Proposal No. 3.

Q:           What do I need to do now?

A:           After carefully reading and considering the information contained in this Proxy Statement, we urge you to complete, date, sign and return the enclosed proxy card as promptly as possible in order to ensure your representation at the Special Meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. You may also authorize your proxy by Internet or telephone. Please see the instructions for authorizing your proxy by Internet and telephone on the proxy card. A majority of the outstanding shares of Common Stock entitled to vote must be represented in person or by proxy at the Special Meeting to enable us to conduct business at the Special Meeting.  For further information regarding the voting process, please see “Information Concerning Solicitation and Voting of Proxies.”

Q:           Can I change my vote after I have signed and returned my proxy?

A:           Yes. You can change your vote at any time before proxies are voted at the Special Meeting.  You may change your vote by submitting a written notice of revocation or a duly executed proxy bearing a later date to the Secretary of the Company at the Company’s executive offices, 50 West Watkins Mill Road, Gaithersburg, Maryland 20878 prior to the time proxies are voted.  Alternatively, you may attend the Special Meeting and vote in person.

Q:           If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:           Your broker may not be permitted to exercise voting discretion with respect to one or more of the proposals to be voted on by stockholders at the special meeting.  Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on the proposals, and will not be counted in determining the number of shares voted in favor of the proposals.  Your failure to give your broker or nominee specific instructions will have the same effect as a vote “AGAINST” the proposals.  You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q:           What happens if I do not indicate how to vote my proxy?

A:           If you sign and send in your proxy, but do not include instructions on how to vote your properly signed proxy card, your shares will be voted “FOR” Proposal No. 1, 2 and 3.

Q:           Who can help answer my questions about the proposals?

A:           If you have any questions about the proposals presented in this Proxy Statement, you should contact: Gene Logic Inc., 50 West Watkins Mill Road, Gaithersburg, Maryland  20878, Attn: F. Dudley Staples, Corporate Secretary, (301) 987-1700.

THE SPECIAL MEETING

General

The enclosed proxy is solicited by the Board of Directors of GENE LOGIC INC., a Delaware corporation (referred to herein as the “Company,” “Gene Logic,” “we,” or “us”), for use at the Special Meeting of Stockholders to be held on Monday, December 10, 2007 at 3:00 p.m. Eastern Time (the “Special Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting. The Special Meeting will be held at the Company’s offices located at 50 West Watkins Mill Road, Gaithersburg, Maryland 20878. The Company intends to mail this Proxy Statement and accompanying proxy card on or about November 6, 2007 to all stockholders entitled to vote at the Special Meeting.  At the Special Meeting, the stockholders will be asked to vote upon each of the proposals and conduct such other business as may properly come before the Special Meeting and any adjournment or postponement thereof.

Solicitation

The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company or, at the Company’s request, Mellon Investor Services LLC for a fee estimated at $22,000. No additional compensation will be paid to directors, officers or other regular employees of the Company for these services.

Voting, Outstanding Shares and Quorum

Only holders of record of the Company’s Common Stock at the close of business on October 26, 2007, the record date for the Special Meeting (the “Record Date”), will be entitled to notice of, and to vote at, the Special Meeting. At the close of business on October 26, 2007, the Company had outstanding and entitled to vote 32,172,588 shares of Common Stock. Each holder of record of Common Stock on the Record Date above will be entitled to one vote for each share held on all matters to be voted upon at the Special Meeting.  If you were a stockholder as of the Record Date, you are entitled to vote at the Special Meeting, and we encourage you to attend and vote in person.  HOWEVER, WHETHER OR NOT YOU INTEND TO ATTEND THE SPECIAL MEETING, THE BOARD OF DIRECTORS REQUESTS THAT YOU COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN ORDER TO ENSURE THE PRESENCE OF A QUORUM.  A postage-paid return envelope is enclosed for your convenience.  Alternatively, you may cast your vote via Internet or by telephone pursuant to the instructions on the enclosed proxy card.

The proposals to (i) approve the sale of the Genomics Assets to Ocimum or its affiliate substantially upon the terms set forth in the Asset Purchase Agreement, (ii) approve the sale of the Genomics Business to one or more third parties other than Ocimum if, among other things, the Asset Purchase Agreement is terminated, and (iii) amend the Amended and Restated Certificate of Incorporation of the Company to change the name to Ore Pharmaceuticals Inc. each require the affirmative vote, whether in person or by proxy, of a majority of the shares of the outstanding Common Stock.  A majority of the outstanding shares of Common Stock entitled to vote, represented in person or by proxy, will constitute a quorum for the Special Meeting. All votes will be tabulated by the inspector of elections appointed for the Special Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Shares represented at the Special Meeting in person or by proxy, but not voted, will nevertheless be counted for purposes of determining a quorum.  Abstentions and broker non-votes on a particular matter will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.  Abstentions and broker non-votes will have the same effect as “NO” votes on the proposals to be voted upon at the Special Meeting.  A “broker non-vote” occurs when a broker, bank or other holder of record holding shares for a beneficial owner properly executes and returns a proxy without voting on a particular proposal because the holder of record does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Brokerage Accounts

If any of your shares are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such shares and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute the proxy card representing your shares. In addition, if you hold your shares in a brokerage or bank account, your broker or bank may allow you to provide your voting instructions by telephone or Internet. Please consult the materials you receive from your broker or bank prior to authorizing a proxy by telephone or Internet.

Attendance at the Special Meeting

Only holders of common stock, their proxy holders and guests we may invite may attend the Special Meeting.  If you wish to attend the Special Meeting in person but you hold your shares through someone else, such as a stockbroker, you must bring proof of your ownership as of the record date and identification with a photo at the special meeting. For example, you could bring an account statement showing that you beneficially owned shares of common stock of the Company as of the record date as acceptable proof of ownership.

Revocability of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. The proxy may be revoked by filing with the Secretary of the Company at the Company’s executive offices, 50 West Watkins Mill Road, Gaithersburg, Maryland 20878, written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Special Meeting and voting in person.  Attendance at the Special Meeting will not, by itself, revoke a proxy.

PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE AS PROMPTLY AS POSSIBLE OR SUBMIT YOUR VOTE VIA THE INTERNET OR BY TELEPHONE PURSUANT TO THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements made in this Proxy Statement are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by terminology such as “may,” “will,” “should,” “expects,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” or “continue” or the negative of these terms or other comparable terminology and include, without limitation, statements regarding: completion of the sale of the assets of the Genomics Business; potential indemnification payments relating to the sale of the assets of the Genomics Business; the proceeds remaining from the purchase price after the payment of taxes; the transaction costs incurred in the sale of the assets of the Genomics Business and the payment of unforeseen liabilities; management's projections; and our plans following the sale of the assets of the Genomics Business, including our ability to operate our remaining business. These statements are based upon our current expectations, forecasts, and assumptions that are subject to risks, uncertainties and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. These risks, uncertainties, and other factors include, but are not limited to: the ability to satisfy the conditions to the closing of the proposed sale to Ocimum or its affiliate, including, among others, our ability to obtain stockholder approval; the risk that there will be a material adverse effect that could prevent closing, the risk that unforeseen liabilities or contingencies will reduce the amount of net proceeds to us from the transaction with Ocimum; the risk that we will not have sufficient funds to operate our remaining business following the closing of the sale to Ocimum or its affiliate; the risk that we may have liabilities and expenses after the closing that are currently unforeseen; the risk that our operations will be disrupted in the event the proposed transactions do not close; the risk of unanticipated reactions to the proposed transactions of our creditors, stockholders or third parties with whom we have contracts; the risk that one or more third parties may seek to initiate litigation challenging the proposed transactions; a change in economic conditions; our ability to retain needed qualified personnel; our ability to comply with the covenants contained in the documents relating to the transactions; and the other risks and uncertainties discussed under the heading “Risk Factors” in this Proxy Statement, our Annual Report on Form 10-K for the year ended December 31, 2006, as amended, and other reports we file from time to time with the Securities and Exchange Commission. We undertake no obligation to update any of the information included in this Proxy Statement, except as otherwise required by law.

PROPOSAL NO. 1:  APPROVAL OF THE SALE OF THE GENOMICS
ASSETS TO OCIMUM OR ITS AFFILIATE

General

The Company currently has two businesses: the Genomics Business and the Drug Repositioning Business.  The Genomics Business consists of (i) the assets associated with the business of developing, operating and licensing databases of genomic and toxicogenomic data and related software and providing genomic and genetic data generation and analysis services and other related services (the “Genomics Assets”), and (ii) the assets associated with researching, developing and commercializing diagnostic, prognostic and monitoring tests for human and animal health care (the “Molecular Diagnostics Assets”).  You are being asked to ratify and approve the sale of the Genomics Assets to Ocimum or its affiliate for $7,000,000 payable in cash at closing and $3,000,000 payable pursuant to a promissory note and the assumption by Ocimum of certain liabilities and contractual obligations, substantially upon the terms and conditions set forth in the asset purchase agreement between the Company, Ocimum and Ocimum India, dated as of October 14, 2007 (the “Asset Purchase Agreement”).  The principal terms of the Asset Purchase Agreement are described below under the heading “Summary of the Asset Purchase Agreement.”  On October 9, 2007, the Board of Directors approved the Asset Purchase Agreement, determining that its terms are fair to and in the best interests of the Company and its stockholders.

Under Delaware law, a sale of “all or substantially all of the assets” of a corporation requires the affirmative vote of the holders of a majority of the corporation’s shares.  Although the Company will continue in business after the sale of the Genomics Assets and expects to continue to develop and operate its Drug Repositioning Business, under Delaware law the assets to be sold to Ocimum or its affiliate may be deemed to constitute “substantially all” of the Company’s assets and, accordingly, the Board of Directors has determined to seek the approval of the Company’s stockholders.

If this proposal is approved and the sale of the Genomics Assets to Ocimum or its affiliate is completed, the Company intends to apply the net proceeds of the asset sale to the development and operation of its Drug Repositioning Business.  The Company estimates that the use of the net proceeds it is to receive in connection with the asset sale will include ongoing development of Gene Logic's proprietary compound GL1001, potential repositioning and development of a variety of additional compounds currently in discussion with Company's drug repositioning partners, and the acquisition, analysis and potential development of additional compounds from partners and other sources.

Background of and Reasons for the Sale

In June 2006, the Company announced that revenue for its Genomics Business would be significantly lower than previously anticipated for both the second quarter and for the full year 2006 and that the lower-than-expected revenue would also adversely impact operating results for the business for the foreseeable future.  The Company immediately began a comprehensive review of its business and of its business strategy, with the assistance of, among others, a leading strategic consulting firm.  The Company also retained the services of Larry Tiffany, the former Vice President, Global Business Development of the Company, to replace the outgoing general manager of the Genomics Business and to participate in a comprehensive review of the Genomics Business and of its prospects.

The Company concluded that revenue from its Genomics Business, which had historically been the Company’s primary business, was unlikely to return to previous levels and that its then-existing business strategy would not succeed in reversing sales trends.  In August 2006, the Company undertook a number of restructuring moves intended to reduce the use of cash and lower expenses, including a significant reduction in the size of the workforce of its Genomics Business, the closure of its California office, and reductions in spending, with the expectation that the Company would begin to see the positive impact of this restructuring in the fourth quarter of 2006.  After the restructuring, the Company retained the core competencies required to support its then-current products of the Genomics Business, and continued to serve existing customers and to seek new Genomics customers.  The Company also believed that the assets of the Genomics Business were an important part of the technology platform used in the Company's Drug Repositioning Business and could have additional value in other areas with attractive market potential, such as clinical biomarker development and molecular diagnostics.  During the fall of 2006, the Company, with the assistance of its consulting firm, began to consider strategic alternatives for the assets of the Genomics Business.

In the meantime, as a result of its strategic review during the summer of 2006, the Company confirmed its view of the potential for its Drug Repositioning Business to significantly enhance long-term shareholder value.  Market research conducted by the consulting firm validated large pharmaceutical companies' interest in the emerging field of drug repositioning as an important option for obtaining new, late stage R&D pipeline drug candidates.  Drug Repositioning agreements then in effect with Pfizer, Inc., NV Organon, and F. Hoffmann-La Roche Ltd., as well as a number of active discussions underway with other pharmaceutical companies, were evidence of the value the industry placed on the Company’s Drug Repositioning capabilities.  The Company believed it had made significant progress to date on a number of candidates in the program and was in discussion with partners about which of these drug candidates might be appropriate for further advancement.  The Company concluded that its approach to repositioning drug candidates that stalled in clinical development for reasons other than toxicity could, in a significant percentage of cases, enable these candidates to return to clinical testing.

As part of its strategic review, the Company further concluded that its then Preclinical Business was no longer consistent with its strategic business focus and that, if divested, that business could yield cash proceeds that could be put to more productive use in its Drug Repositioning Business.  Accordingly, the Company, which had previously retained an investment banking firm to assist in its assessment of strategic alternatives for the Preclinical Business, focused its short-term efforts on the sale of the Preclinical Business, which was ultimately successfully consummated in December 2006.  Following the sale of the Preclinical Business and the restructuring of the Genomics Business, the Company announced that it had reduced the size of its workforce from 434 at the end of 2005 to 151 at the end of 2006.

During the fall of 2006, the consulting firm assisted management in further evaluating the potential of its Drug Repositioning Business.  The Company concluded that the business faced uncertainties relating to its dependency on third parties to determine the timing, if any, of return of repositioned drugs to their respective drug development pipelines.  The Company concluded that its risk could be mitigated, and the prospects of its Drug Repositioning Business significantly enhanced, by using its technology not only for drug repositioning for third parties but also for proprietary development of drug compounds, which would, in turn, require additional capital for investment.

During the fall of 2006, the Company also continued to consider alternatives for maximizing the value of the Genomics Business.  The Company considered various strategic alternatives and concluded, given current market trends, that the assets of the Genomics Business could have value in the area of molecular diagnostics.  In January 2007, the Company retained Aquilo Partners as investment banker to explore strategic options for the Genomics Business. Through the spring of 2007, Aquilo Partners and the Company contacted potentially interested parties about  the Genomics Business in a broad range of disciplines, including venture and private equity investors, corporate life science tool companies, services companies, and molecular diagnostic companies.  The Company presented various business concepts to the potential investors, including the possibility of forming a molecular diagnostics business with assets of the Genomics Business.  By late May 2007, it became apparent that none of these potential investors or partners was willing to invest in or to acquire all of the assets of the Company’s Genomics Business for the purpose of creating a molecular diagnostics business.

Meanwhile, the Genomics Business continued to require significant cash, to be unprofitable and to divert resources from the businesses that the Company envisions as its potential source of greater shareholder value:  drug repositioning and drug development.  Results for the first quarter of 2007 were particularly disappointing.  Accordingly, management and the Board of Directors began to weigh the costs and benefits, timing and the likelihood of success, of the alternative options for the Genomics Business.

By late May 2007, Aquilo Partners and the Company had contacted over 100 parties and, in the absence of viable alternatives and with the continuing assistance of Aquilo Partners, the Company focused on an outright sale of the Genomics Business and evaluated the other strategic alternatives available for disposing of the business, including a complete or gradual shut-down.  At the direction of the Board of Directors, Aquilo Partners then concentrated its efforts on engaging third parties that might have an interest in acquiring the Genomics Business for any purpose, including the assets that could be used in molecular diagnostics.  On June 18, 2007, in connection with this effort, Aquilo Partners first discussed the Genomics Business with Ocimum’s financial advisors.

Between June 18, 2007 and June 29, 2007, the Company provided information about the Genomics Business to Ocimum’s representatives and Ocimum’s CEO visited the Company’s Gaithersburg facility.

As of July 16, 2007, the Company had received eight written expressions of interest from potential purchasers for the assets of the Genomics Business, including an expression of interest from Ocimum.  Each of these offers was the subject of preliminary negotiations.  Each offeror was afforded the opportunity to conduct preliminary due diligence at the Company.  In  late July, following discussions with Aquilo Partners and the Company, the Company received initial written proposals from four bidders.  These offers contained widely differing terms and conditions.

Following a Board meeting on July 26, 2007, on July 27, 2007, the Company publicly announced that, following consideration of various strategic alternatives for its Genomics Division, it was concentrating efforts on investigating the possibility of a sale of all or parts of the Genomics Business, and that the Company was being assisted in this process by its financial advisor.

At various meetings beginning in late July 2007, members of the Board of Directors were updated on the progress of negotiations and considered recommendations of management and Aquilo Partners as to the terms of each of these offers, including consideration and form of consideration, likelihood and timing of consummation of a transaction with each offeror, and the need for and availability to each offeror of adequate third party financing.  The Board of Directors met formally on August 15, 2007 and August 30, 2007 to review the progress of negotiations.

During August 2007, the Company and Aquilo Partners negotiated with four potential acquirors of the assets of the Genomics Business on the terms and conditions of the various offers. From August 7 to August 30, 2007, representatives of Ocimum had a series of calls with representatives of the Company to discuss the assets and liabilities to be assumed by each of the respective parties in the transaction.  During these discussions, Ocimum agreed to accept assignment of a larger portion of the Company’s leased space in Gaithersburg, Maryland and to assume more of the Company’s other liabilities with regard to its Genomics Business resulting in an improvement in the Ocimum proposal to the Company.

In late August, 2007, three of the four parties revised their written proposals to provide improved terms.  At the August 30, 2007 Board meeting, the Board of Directors directed management and our investment banker, to continue negotiations with all four parties, but not to enter into exclusivity arrangements with any party at that time.  Ultimately the Company focused on negotiations with Ocimum, which appeared to offer the best terms, including likelihood of closing, price, form of consideration, availability of adequate financing, and willingness to exclude the Molecular Diagnostics Assets so that the Company could retain such assets for possible sale to a third party.

From September 3 to September 10, 2007, representatives of the Company and Aquilo Partners had a series of calls with all of the interested parties including Ocimum in an attempt to improve the proposals. Representatives of Aquilo Partners and the Company spoke with representatives of Ocimum and their financial advisors to discuss their proposal, including Ocimum’s willingness to consider a promissory note as opposed to an earn-out structure, willingness to carve-out the Molecular Diagnostics Business portion, and clarification on remaining due diligence items and timing.  As part of these calls, Ocimum said it was considering a promissory note for $3 million instead of the earn-out, considering a reduction of the liabilities to be retained by the Company, and was considering carving out the Molecular Diagnostic Business as a mechanism to improve their proposal.

On September 10, 2007, two interested parties (not including Ocimum) sent revised non-binding proposals in an attempt to improve their competitive position.

Following negotiations and discussions between representatives of Ocimum and their financial advisors and representatives of the Company and Aquilo Partners, the senior management and the legal and financial advisors for the Company sent a draft letter of intent to Ocimum on September 10, 2007.

Between September 11 and September 15, 2007, representatives of the Company and Aquilo Partners negotiated with representatives of Ocimum and their financial advisors and discussed next steps, culminating in execution of a non-binding letter of intent on September 16, 2007.

On September 17, 2007, the Company had an update call with its Board of Directors to discuss the status of the negotiations.

Between September 18 and October 14, 2007, representatives of Aquilo Partners and Company management maintained dialogue with the other interested parties while Ocimum conducted due diligence and negotiated a definitive purchase agreement with the Company.  In addition, during this time, Ocimum shared financial information and discussed the business prospects of its business and that of its sister companies with the senior management of the Company.

On October 5, 2007, the parties met to begin final face-to-face negotiations which culminated in a final Asset Purchase Agreement that was approved by the Board of Directors on October 9, 2007 and was signed on October 14, 2007.  The sale of the Genomics Assets to Ocimum or its affiliate pursuant to the Asset Purchase Agreement is subject to further approval by the stockholders of the Company.

Information about Gene Logic Inc.

The Company was incorporated in September 1994 as a Delaware corporation and commenced operations in 1996.  In 1997, we completed our initial public offering.  Our stock is traded on The NASDAQ Stock Market under the symbol “GLGC.”   In 1998, we purchased Oncomed, Inc., which brought us new expertise in tissue sample management and use of microarray technologies.  In 2003, we purchased TherImmune Research Corporation, renamed it Gene Logic Laboratories Inc., and subsequently referred to it in our SEC filings as our Preclinical Division.  We sold the Preclinical Division on December 15, 2006, to a privately held company.   In 2004, we acquired certain technologies from Millennium Pharmaceuticals, Inc., which, in combination with our genomics databases and proprietary software, are the basis for our current drug repositioning and drug development business (the “Drug Repositioning Business”).

We currently have two operating divisions:  the Drug Repositioning & Development Division and the Genomics Division.  Our Drug Repositioning & Development Division is engaged in the business of research and development of drug candidates owned by us or by third parties.  We apply our uniquely proprietary integrative pharmacology for the purpose of determining new potential therapeutic indications for compounds that have failed clinical development studies for reasons other than safety.  Our Genomics Division includes the Genomics Assets and the Molecular Diagnostics Assets.

In 2006, as part of our Genomics Business, we started developing the capabilities for the Molecular Diagnostics Assets. This business (the “Molecular Diagnostics Business”) is driven by our expertise in biomarker discovery and our genomics databases. Although the Molecular Diagnostics Business is at an early stage, we have already identified predictive biomarkers for certain diseases that could potentially be further developed into commercial diagnostic products. The Molecular Diagnostics Assets include various patents and patent applications. Under the terms of the Asset Purchase Agreement, the Company retains the right to use the existing genomic and toxicogenomic databases that are part of the foundation of the Molecular Diagnostics Business and has licenses to use certain patents and patent applications and other know-how of the Genomics Business for the purpose of developing and commercializing diagnostic products and services.

We are headquartered in Gaithersburg, Maryland. Our principal executive offices are located at 50 West Watkins Mill Road, Gaithersburg, Maryland 20878, and our telephone number is (301) 987-1752. Our Internet site is www.genelogic.com. Material contained on our Internet site is not incorporated by reference into this Proxy Statement.

Information about Ocimum

Ocimum India was incorporated in Hyderabad, India in March 2001.  Ocimum was incorporated in Delaware in 2000 and in 2006 became a wholly-owned subsidiary of Ocimum India.

Ocimum India is a life sciences research and development enabling company with three main focus areas: biology-related information technology (or "bioIT"), biomolecules and contract research services.  Today employing approximately 170 people, of which approximately 70% have Master’s or other higher degrees, Ocimum India delivers end-to-end genomic products and services from its operations in  Hyderabad, India, Indianapolis, United States and IJsselstien, The Netherlands.

The Hyderabad operations provide bioIT services and leverage India’s low-cost advantage in information technology.  BioIT includes laboratory information management software systems, as well as data mining, literature mining, algorithm development, gene identification, multiple-platform software development, database creation and manipulation and tools for image analysis.  The Indianapolis operations of the company primarily focus on custom contract research in the molecular biology area, such as genetically modified organism testing, nucleic acid purification, DNA extractions and gene synthesis. The biomolecules division, based in IJsselstien, provides microarrays and oligonucleotides and is comprised of the former microarray business of MWG Biotech AG, which Ocimum India acquired in 2005 and the former oligonucleotides business of Isogen Lifescience, which was acquired in 2006.

For the fiscal year ended March 31, 2007, Ocimum India had consolidated gross revenues of $3,964,525 and consolidated net income of $131,508.

Ocimum India is headquartered in Hyderabad, India.  Its principal executive offices are located at 6th Floor, Reliance Classic, Road No. 1, Banjara Hills, Hyderabad – 500 034.A.P., India, and its telephone number is +91-40-6662-7200.  Ocimum is located in Indianapolis, Indiana.  Its principal executive offices are located at Fortune Park VI, 8765 Guion Road, Suite G, Indianapolis, Indiana 46268 and its telephone number is (317) 228-0600.

Risk Factors

You should carefully consider the risk factors described below and those risk factors generally associated with our business contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and any subsequent SEC filings, along with other information provided to you in this Proxy Statement, in deciding how to vote on the proposal to sell the Genomics Assets to Ocimum or its affiliate.

Our remaining business and assets will be less diversified and have yet to produce substantial revenue and an investment in our business is risky with no guarantee of success.

After selling the Genomics Assets, we will focus our efforts on operating our Drug Repositioning Business.  We may invest in other assets in the future or seek to merge, be acquired by or combine with another company that has products or technologies, but we have no current specific plans to do so at this time.  We may encounter unanticipated difficulties or challenges as we work to implement our new business focus.  If we are unable to address and overcome such difficulties or challenges, we may not be successful with our new business focus.

The sale of the Genomics Assets to Ocimum or its affiliate may not be completed if the conditions to closing are not satisfied or waived.

There is a risk that the sale of the Genomics Assets to Ocimum or its affiliate may not be completed because the conditions to closing, including approval of the transaction by our stockholders and the absence of a material adverse event affecting the Company or the Genomics Assets before the closing, may not be satisfied or waived.  If the transaction is not completed, we may be unable to find another buyer for the Genomics Assets or the terms offered by another buyer may not be as favorable to us as those in the Asset Purchase Agreement, we may divert resources away from our Drug Repositioning Business, our business could be seriously harmed, and we may be forced to shut down the Genomics Business and incur substantial costs associated with such a shut-down, including lease payments of approximately $4 million and employee severance payments of approximately $2.5 million.

The amount of net proceeds that we will receive is subject to uncertainties.

Pursuant to the Asset Purchase Agreement, the amount that we receive from Ocimum is subject to the possibility of reduction by virtue of a purchase price adjustment described below under “Summary of the Asset Purchase Agreement – Purchase Price.”  In addition, the amount of net proceeds is subject to further reduction after the closing if Ocimum successfully asserts claims to indemnification pursuant to the indemnification provisions of the Asset Purchase Agreement and because a portion of the consideration is payable with a promissory note, there can be no assurance that Ocimum will pay the amount due under the promissory note in a timely way or at all.  Further, we may have unforeseen liabilities and expenses that must be satisfied from the after-tax net proceeds of the sale to Ocimum or its affiliate, leaving less to fund our remaining operations.  If we do not have sufficient cash to fund our remaining operations, we may need to seek to obtain equity or debt financing, which may not be possible under satisfactory terms, if at all; our business may be seriously harmed, and we may be forced into bankruptcy.

We may not participate in a superior offer for the Genomics Assets unless we pay a termination fee to Ocimum.

The Asset Purchase Agreement requires us to pay Ocimum a termination fee equal to $400,000 if we terminate the Asset Purchase Agreement prior to closing as a result of our determining to accept an unsolicited acquisition proposal that we determine to be a superior proposal.

If the sale to Ocimum or its affiliate is not completed, we intend to explore other potential transactions; however, there may not be any other offers from potential acquirers or the offers may not be as good as the Ocimum offer.

If the sale of the Genomics Assets to Ocimum or its affiliate is not completed, we intend to explore other strategic alternatives, including, if approved by our stockholders, a sale of all or substantially all of the Genomics Business assets to another party on or before June 30, 2008 at a price not less than $6,000,000 and on such terms as the Board of Directors approve at such time.  There can be no assurance that any potential transaction will provide consideration equal to or greater than the purchase price proposed to be paid by Ocimum in the transaction, or that we will be able to complete an alternate transaction.

Our Common Stock may be less liquid after the transaction, and you may find it more difficult to dispose of your shares.

Our Common Stock is currently traded on the NASDAQ Stock Market under the symbol “GLGC.”  Following the completion of the proposed transaction, we expect that the Common Stock will continue to be traded on the NASDAQ Stock Market.  Our listing on the NASDAQ Global Market is conditioned upon our continued compliance with the NASDAQ Marketplace Rules, including a rule that requires that the minimum bid price per share for our Common Stock not be less than $1.00 for 30 consecutive trading days. Given the recent price levels for our Common Stock, and the fact that it is impossible to predict the trading price of our Common Stock following the closing of the sale of the Genomics Assets to Ocimum or its affiliate, we cannot assure you that we will be able to continue to comply with such rules. If we fail to comply and cannot remedy our noncompliance during any applicable notice or grace periods, our Common Stock could be delisted from the NASDAQ Global Market.  The delisting of our Common Stock would likely have a material adverse effect on the trading price, volume and marketability of our Common Stock.  Upon a delisting from the NASDAQ Global Market, our Common Stock would become subject to the penny stock rules of the SEC, in which event it is possible that the price of our Common Stock would further decline and likely that our stockholders would find it more difficult to sell their shares.

Failure to complete the sale of the Genomics Assets to Ocimum or its affiliate could cause our stock price to decline.

If a sale of the Genomics Assets to Ocimum or its affiliate is not completed, our stock price may decline due to the following potential consequences:

•	we may not be able to sell our Genomics Assets for values equaling or exceeding those currently estimated by us; in particular, the Genomics Assets could be substantially diminished in value;

•	the failure to complete the asset sale may create substantial doubt as to our ability to effectively implement our current business strategies; and

•	our costs related to the asset sale, such as legal, accounting and financial advisor fees, must be paid even if the asset sale is not completed.

Summary of the Asset Purchase Agreement

The following summary highlights the material terms of the Asset Purchase Agreement and is not a complete statement of all information, facts or materials to be voted on at the Special Meeting.  This summary does not purport to describe all of the terms of the Asset Purchase Agreement and is qualified by reference to the complete Asset Purchase Agreement attached as Appendix A to this Proxy Statement.  You should read this Proxy Statement and the Asset Purchase Agreement in their entirety to fully understand the proposal and its consequences to you.

The Asset Purchase Agreement

The Company entered into an Asset Purchase Agreement with Ocimum and Ocimum India, dated as of October 14, 2007, pursuant to which it will, subject to certain terms and conditions, including approval by our stockholders at the Special Meeting, sell the Genomics Assets to Ocimum or its affiliate.  As consideration for this sale, Ocimum will pay the Company $7,000,000 cash at closing, Ocimum and Ocimum India will issue a $3,000,000 promissory note, and Ocimum will assume certain liabilities and ongoing contractual obligations and grant certain licenses.

Assets to be Sold

The assets to be sold include all of the right, title and interest of the Company and its affiliates free and clear of all liens except for permitted encumbrances, in and to the following Genomics Assets used or held for use by or for the Genomics Business:

•	the biorepository, consisting of biological samples and associated clinical data;

•
information assets, including (i) existing data and named database products compiled from such data, and (ii) any existing software owned by the Company that is necessary or useful in the use of such databases, subject to any rights or ownership by customers or suppliers;

•
intellectual property rights, including relevant (i) patents and patent applications, (ii) trade secrets and know-how, (iii) the name Gene Logic and related trademarks and domain names, (iv) copyrights and related  rights;

•	the 50 West Watkins Mill Road Lease and related improvements;

•	the rights of the Company to third party licensed databases, third party software licenses and other licensed intellectual property held by the Company subject to applicable terms; and

•	inventory, equipment, contracts and purchase orders related to the Genomics Business, business information, certain prepaid expenses and certain other assets.

Retained Assets

The assets excluded from the asset sale include any assets of the Company that are not necessary for the conduct of the Genomics Business as currently conducted by the Company, including, but not limited to, the Company’s cash and cash equivalents, lease security deposits and accounts receivable, the Molecular Diagnostics Assets and all assets used in our Drug Repositioning Business or in certain corporate and support functions that are not particular to any operating business.

Assumed Liabilities

Ocimum will assume from the Company and its affiliates, and thereafter pay, perform or discharge in accordance with their terms, certain liabilities, including the following:

•	certain accrued benefits liabilities for employees of the Genomics Business, up to $205,500;

•	accrued and unused paid-time-off for the employees hired by Ocimum;

•	purchase orders issued prior to the closing for the supply of assets and services for use in the Genomics Business;

•	liabilities and obligations arising after the sale of the Genomics Business with respect to contracts included in the Genomics Assets; and

•	certain lease obligations.

Retained Liabilities

The Company will retain all of the liabilities of the Company except for the assumed liabilities set forth above.  All liabilities of the Genomics Business (known or unknown) not specifically assumed by Ocimum will remain with the Company following the sale of certain assets of the Genomics Business to Ocimum or its affiliate.

Purchase Price

The consideration to be paid for the Genomics Assets is $7,000,000 in cash at the closing and a $3,000,000 promissory note, plus or minus the amount of a purchase price adjustment (summarized below). There are certain other adjustments, assumed liabilities and contractual obligations and licenses included in the purchase price.

At Closing, $7,000,000 will be paid by Ocimum to the Company.  Ocimum and Ocimum India will issue a promissory note in the principal amount of $3,000,000 due and payable on the date that is 18 months after the date of closing and will be jointly and severally liable thereunder.  Additional terms and conditions of the promissory note are discussed below under “Additional Agreements with Ocimum.”

A purchase price adjustment will be calculated as follows:

•
If the net current assets of the Genomics Business, which includes the inventory, prepaid assets, other current assets and intercompany receivables for the Japanese and United Kingdom subsidiaries, decrease between June 30, 2007 and the closing by greater $500,000, then the Company will pay Ocimum the amount of the decrease that is greater than $500,000.

•
If the net current assets of the Genomics Business increase between June 30, 2007 and the closing by greater $500,000, then Ocimum will pay the Company the amount of the increase that is greater than $500,000.

•	In addition, if the net unbilled receivables of the Genomics Business increases between June 30, 2007 and the closing, then the Company will pay Ocimum the amount of such change.

•	Finally, the Company will receive a credit in the purchase price adjustment for the net book value as of closing of the equipment we recently acquired from Agilent Technologies.

The net current assets adjustment, net unbilled receivables and net book value of the equipment recently acquired from Agilent Technologies will be determined based upon a closing listing of assets and liabilities to be prepared by the Company within 35 days of the closing. Ocimum will then have 30 days to review the closing listing of assets and liabilities and, if Ocimum does not agree with the closing listing of assets and liabilities, submit a notice of objection. If the Company and Ocimum cannot resolve such disputes, then PricewaterhouseCoopers will resolve the disputes. Once all disputes are resolved, payment of the purchase price adjustment by either Ocimum or the Company will be due within 10 business days.

Break Up Fee

In the event that the Board of Directors receives an acquisition proposal (defined below under “Termination”) that it deems to be a superior proposal (a proposal by any person to acquire all of the issued and outstanding shares of the Company pursuant to a tender offer or a merger or to acquire substantially all of the assets of the Genomics Business on terms and conditions that a majority of the Board of Directors determines in good faith to be more favorable to the Company’s stockholders, from a financial point of view, than the transaction contemplated by the Asset Purchase Agreement), and the Board of Directors determines that failing to recommend such superior proposal to the stockholders would be a breach of its fiduciary duties, then upon termination of the Asset Purchase Agreement, the Company will be required to pay Ocimum $400,000.  Since the signing of the Asset Purchase Agreement, the members of the Board of Directors and representatives of the Company are prohibited under the Asset Purchase Agreement from soliciting acquisition proposals from third parties and may only respond to unsolicited acquisition proposals from third parties.

Third Party Consents

Because the transaction with Ocimum is structured as an asset purchase instead of a stock purchase, a significant number of third party consents are required.  The Company and Ocimum are in the process of obtaining or planning to obtain necessary third party consents. These include consents to the transfer of the key tissue accrual site contracts, software license agreements, certain customer contracts and the equipment and related licenses recently acquired from Agilent Technologies.  Obtaining consents are not, however, a condition of closing.

Employment Matters

The employment by the Company of employees hired by Ocimum will terminate at closing.  It is anticipated that Ocimum will extend offers of employment to employees of the Genomics Business, although the exact number of such employees has not been determined.  In addition, with Gene Logic’s consent, Ocimum may hire certain employees of the Company not in the Genomics Business who currently perform administrative functions primarily for the Genomics Business.  The agreement also provides that, for Genomics employees to whom Ocimum makes employment offers, such offers will include a base salary and incentive compensation that, in the aggregate, is not less than such employee’s current salary and incentive compensation.  In addition, the agreement provides that until the first anniversary of the date of closing, Ocimum will make benefits available to the employees Ocimum hires that are substantially similar, in the aggregate, to those provided by the Company as of the date of the agreement.  Further, Ocimum has generally assumed the obligation for accrued paid-time-off for Genomics employees that it hires.  Ocimum’s agreement to provide comparable employee compensation packages should facilitate a smoother transition and also reduce the Company’s potential exposure for severance liabilities.  Ocimum will be liable for severance liabilities for any employees of the Company in the Genomics Business to whom Ocimum does not make an offer of employment or whom they hire and terminate within 60 days of the date of closing, subject to a maximum liability of Ocimum of $1,000,000, provided that Ocimum complies with the Company's severance policies.

Non-Compete Provision

The Asset Purchase Agreement provides that for five years following the closing, the Company may not engage in the Genomics Business or have any interest in a company that competes with the Genomics Business anywhere in the world.  The restriction on competition with the Genomics Business does not restrict the Company from:

•	owning, as a passive investor, less than 5% of a public company’s equity which competes with the Genomics Business or owning its interest in Xceed Molecular;

•	engaging in activities associated with the Company’s Molecular Diagnostics Business and Drug Repositioning Business; or

•	engaging in activities of the Company, or a division of the Company, following their acquisition, by a person or company competing with the Genomics Business prior to such acquisition.

Non-Solicitation Provision

Subject to certain exceptions, for eighteen months following closing, neither the Company nor Ocimum may:

•	solicit any employee of the other to terminate his or her employment with such company; or

•	recruit or encourage an employee of the other to become an employee or consultant of such company.

Representations and Warranties

The Asset Purchase Agreement contains representations and warranties of the parties typical for a transaction of this nature. The representations and warranties survive in the manner provided below in the discussion of the indemnification provisions.

Certain Covenants

The Asset Purchase Agreement contains covenants of the parties typical for a transaction of this nature, including covenants regarding the following:

•	conduct of the business between signing and closing;

•	access to information before and after closing;

•	notification of certain events between signing and closing;

•	restrictions on public announcements;

•	reasonable efforts to obtain necessary consents;

•	retention of books and records;

•	assignment of contracts and rights;

•	tax matters;

•	mail received after the closing; and

•	expense proration and transfer taxes.

Indemnification

The Company agrees to indemnify Ocimum and Ocimum India against any losses arising out of:

•	any breach of a representation or warranty made by the Company in the Asset Purchase Agreement;

•	the breach of any agreement of the Company contained in the Asset Purchase Agreement; and

•	any liability or obligation of Company other than the assumed liabilities, discussed above under “Assumed Liabilities.”

Ocimum and Ocimum India agree to indemnify the Company against any losses arising out of:

•	any breach of a representation or warranty made by Ocimum or Ocimum India in the Asset Purchase Agreement;

•	the breach of any agreement of Ocimum or Ocimum India contained in the Asset Purchase Agreement; or

•	any assumed liabilities, discussed above under “Assumed Liabilities.”

The indemnification obligations survive until March 31, 2009, except that:

•
the claim period for the following liabilities survives indefinitely: (a) Ocimum’s and Ocimum India’s indemnity obligation for assumed liabilities and representations about corporate structure and authority, and (b) the Company’s indemnity obligation for any of the liabilities of the Company, other than the assumed liabilities, and representations by the Company about corporate structure, authority and title to assets sold;

•	the claim period for the following representations by the Company shall survive until the expiration of the statute of limitations: (a) tax matters, and (b) compliance with laws; and

•
the Company's and Ocimum’s and Ocimum India’s obligation to fulfill agreements contained in the Asset Purchase Agreement will survive until six months after the party has become aware of facts giving reasonable notice that a breach has occurred.

Limitations on Indemnification

The indemnification obligations under this agreement do not apply until the aggregate losses of the party to be indemnified exceed $150,000 and the indemnification obligation is only for amounts above such $150,000 with certain exceptions.  The total indemnification obligations of Ocimum and Ocimum India and of the Company shall not exceed $1,000,000, respectively; provided, however, that the $1,000,000 limit on indemnification shall not apply to claims arising from the following items:

•
as to the Company, (i) the Company’s representations regarding (a) title to assets sold and (b) payments to Aquilo Partners, the investment banker; and (ii) indemnification relating to the Company’s retained liabilities discussed above under “Retained Liabilities”;

•	as to Ocimum, any of the assumed liabilities, discussed above under “Assumed Liabilities” or payments to Ocimum’s investment banker; and

•	as to both parties, (i) expenses of the transaction and (ii) transfer taxes and recording fees.

Ocimum and the Company shall not have any liability to the other for breach of any representation or warranty to the extent that the other party had actual knowledge at or prior to the closing that such representation or warranty was not true at the time of the closing.  Additionally, the liability for any loss shall be reduced by any tax benefit and/or insurance proceeds received in connection with such loss by the party to be indemnified.

If the Company owes money to Ocimum under the indemnification provisions, the Company may elect to reduce the principal of the promissory note rather than giving back cash that it has already received.

Conditions to Closing

Ocimum will not be required to close the transaction if:

•	there is a material adverse effect on the Genomics Business, provided that certain types of effects are specifically excluded; or

•	stockholder approval is not obtained.

Gene Logic will not be required to close the transaction if stockholder approval is not obtained.

Termination

The Agreement may be terminated as follows:

•	by mutual written consent of parties;

•
by either Ocimum or the Company if Closing does not occur by December 31, 2007 (unless it is the result of such party’s failure to fulfill obligations under the Asset Purchase Agreement or is the result of an SEC review of the Proxy Statement);

•	by either party if a law is put into place prohibiting the transaction;

•
by either party if the Company's Board of Directors approves an acquisition proposal, which is a proposal by any person to (i) acquire all of the assets of the company or a material part of the assets of the Genomics Business or over 50% of any class of equity securities of the company, (ii) any tender offer or exchange offer that would result in any person beneficially owning 50% or more of any class of equity securities of the Company, (iii) any merger, consolidation, business combination or sale of substantially all of the assets of the Company or a material part of the Genomics Business, recapitalization, liquidation, dissolution or similar transaction involving the Company, or (iv) any other transaction which would reasonably be expected to impede, interfere with, or materially delay the transaction with Ocimum;

•
by either party if there has been a material breach by the Company, which, if arising due to circumstances occurring after the date of the agreement, has a material adverse effect, on the one hand, or Ocimum, on the other hand, is in material breach of the representations and warranties or the covenants and agreements contained in the Asset Purchase Agreement; and

•	by either party if the Closing has not occurred by January 31, 2008.

Use of Company Name and Trademark

The Company is transferring ownership of the name “Gene Logic” and trademarks and domain names related to the corporate name or to the Genomics Business. The Company will need to obtain shareholder approval to change its name.  For more information regarding the change of the Company’s name, see “Proposal No. 3 – Approval of Amendment of Amended and Restated Certificate of Incorporation to Change the Company’s Name to Ore Pharmaceuticals Inc.”

Additional Agreements with Ocimum

Under certain license agreements, Ocimum will provide licenses back to the Company to use the databases, software and know-how sold to Ocimum in the Drug Repositioning Business and the Molecular Diagnostics Business. The license for the Drug Reposition Business will be exclusive in perpetuity and the license for the Molecular Diagnostics Business will be exclusive for one year and non-exclusive thereafter.

Ocimum and Ocimum India will issue a promissory note to the Company at closing as partial payment of the purchase price and will be jointly and severally liable thereunder.  The promissory note will be due and payable on the date that is 18 months after closing and will accrue interest at the rate of the six month London Interbank Offered Rate as reported in the Wall Street Journal on the date of closing (“LIBOR”) plus 3%.   The promissory note will be secured by all of the Genomics Assets acquired by Ocimum and guaranteed by Coramandel Prestcrete Private Limited, a company incorporated under the laws of the Republic of India and an affiliate of Ocimum India (“Coramandel”).  The security interest will be subordinate to all liens or security interests securing certain senior indebtedness of Ocimum.  The accrual of interest and the requirement that the Company receive a security agreement executed by Ocimum (the “Security Agreement”) and a Guaranty executed by Coramandel (the “Guaranty”) may be inapplicable if Ocimum is able to obtain a letter of credit as discussed below under “Letter of Credit.”

The 50 West Watkins Mill Road Lease, which expires in February 2011, will need to be assigned to Ocimum at closing pursuant to a lease assignment and assumption agreement.  As a condition to such assignment, the prime landlord may require the Company to guaranty the lease.  Ocimum may obtain a letter of credit to secure payment of the lease obligations and, once the $3,000,000 note is paid, the Company will seek to be removed as guarantor under the lease in exchange for the letter of credit being provided as collateral to the prime landlord.  There is no assurance that the lease will be assigned, and if it is assigned, there is no assurance that Ocimum will be able to obtain a letter of credit to secure payment of the lease obligations or that the Company will be removed as guarantor under the lease.  Thus, the Company may retain secondary liability under the lease.  The letter of credit is discussed in more detail below under “Letter of Credit.”

The Company will remain obligated to reimburse Ocimum for 50% of the base rent and additional rent payable to the prime landlord for 50 West Watkins Mill Road through December 31, 2008.  During part or all of that period, the Company will sublease a portion of the space at 50 West Watkins Mill Road and will pay a pro rata portion of the other operating expenses for the portion of the facility that it occupies.

In the event that the letter of credit described below under “Letter of Credit” has not been obtained as of the date of closing, then Ocimum has agreed to deposit $750,000 with an escrow agent pursuant to an escrow agreement (the “Escrow Agreement”).  The Escrow Agreement will remain in place until:

•
(i) the release of the Company of all obligations under the 50 West Watkins Mill Road Lease arising after the date of closing or any lease guarantee and (ii) the payment of all amounts owed to the Company pursuant to the promissory note;

•	delivery by Ocimum to the Company of the letter of credit (as described below under “Letter of Credit”); or

•	the time at which there are no more funds remaining in the escrow account.

The Company may make claims on the escrow funds:

•	for any unpaid amounts that are due and payable by Ocimum or Ocimum India to the Company under the promissory note; and

•
for satisfaction of any obligations of the Company to make payment to the prime landlord in accordance with the terms of the 50 West Watkins Mill Road Lease arising after the date of closing, except with regard to a default resulting from the Company’s failure to make payments due and payable to Ocimum pursuant to the sublease.

The Company will enter into master services agreements with Ocimum under which Ocimum will agree to provide services to the Molecular Diagnostics Business and the Drug Repositioning Business.  The agreement will include a “most favored customer” provision and an obligation by Ocimum to make available to the Company a reasonable amount of Biorepository tissue samples or to use such samples for services requested by the Company.

The Company will also enter into a transition services agreement with Ocimum whereby the Company will provide certain transition services to Ocimum for a limited time following closing and Ocimum will pay an agreed amount for such services.  The scope of the services, the amount to be paid and the other terms of this arrangement have not been finalized.

Letter of Credit

Ocimum has the option of obtaining a letter of credit in the amount of $3,600,000 or such lesser amount as represents the then-outstanding principal amount due under the promissory note and the then-outstanding obligations under the 50 West Watkins Mill Road Lease discussed above under “Assignment of Lease.”  If the letter of credit is obtained before 90 days following the closing, the promissory note will become non-interest bearing and any then-accrued interest will be forgiven and the Security Agreement and the Guaranty will be released.  If a letter of credit is obtained at any time thereafter, any accrued interest on the promissory note will remain payable, but the note will cease to be interest bearing and the Security Agreement and the Guaranty will be released as of the date the letter of credit is obtained.  In addition, if Ocimum obtains the letter of credit after the date of closing, the Escrow Agreement will be terminated and the escrowed funds will be returned to Ocimum.  There is no assurance that Ocimum will be able to obtain such letter of credit, in which case the Security Agreement, the Guaranty and the Escrow Agreement will remain in place and interest will continue to accrue on the principal amount of the promissory note at the rate of LIBOR plus 3%.

Nature of Our Business Following the Sale

This sale will complete the transformation of our company to an enterprise with singular purpose:  to build our business in Drug Repositioning & Development.  This is the business in which we intend to concentrate our resources.   We believe this to be our greatest opportunity to create significant potential value for our shareholders because drug repositioning addresses a real demand by the pharmaceutical industry for innovative product candidates and because we believe our proprietary know how is uniquely suited to this purpose.

Through the application of our uniquely proprietary know how in integrative pharmacology, we determine new potential therapeutic indications for compounds that have failed clinical development for reasons other than safety.  "Integrative pharmacology" means the study of the changes produced in living animals by chemical substances, especially drugs, applied on a whole-animal or organ systems-level basis.

In our drug repositioning and development business we seek to reposition safe drug candidates by finding new uses for those compounds.  These candidate drug compounds are provided either by our business partners who are pharmaceutical companies or are acquired by us through other means for our own account.  In general, these compounds have completed safety testing satisfactorily but have been discontinued by their sponsors for various other reasons.  We utilize our drug repositioning technologies to create new opportunities for our pharmaceutical partners to reinstate these drug candidates into their development pipelines for the new potential indications which we have found.

Under the terms of our partnership agreements, we expect to share economically in our partners’ successful development and commercialization of these repositioned drug compounds.  Our economic sharing takes the form of both milestone payments during development and royalties from sales.

Additionally, we also expect to undertake repositioning and development of compounds for our own account and for which we obtain development rights with the objective to establish for our company economically rewarding collaborations and/or out-licensing arrangements to develop and commercialize these compounds.

Drug Repositioning Business Model

The business of drug discovery and development involves a high degree of risk because it is expensive, it is time consuming, and it is subject to a high failure rate.  The pharmaceutical industry invests billions of dollars annually to discover and develop biologically active drug compounds that are safe and efficacious for clinical application.   A very large number of these drug candidates fail to conclude their development cycle successfully.  The reasons for the discontinuation of these development programs include the following:  (i) failure to demonstrate efficacy, i.e. lack of effectiveness in treating the disease or condition for which the drug candidate was originally intended; (ii) human toxicity, i.e. failure to demonstrate safety in man; (iii) patient variability in response to the drug; (iv) insufficient potential economic return for the sponsor, i.e. the company developing the drug.

Drug repositioning offers pharmaceutical companies a potentially rich opportunity to enlarge their development pipelines to their economic advantage.  Traditionally, pharmaceutical companies have employed two mainstream approaches to supply their product development pipelines:  (i) internal research and development; and (ii) in-licensing from external sources.  Each of these strategies carries its relative merits, and each will continue to constitute a mainstream source of new product development into the future.  In addition to these conventional resources, however, drug repositioning creates a third stream of product development potential for which the drug companies already have invested significant intellectual and financial resources.    We believe that the drug repositioning and development business represents a newly emerging segment of the pharmaceutical industry.

Prior to the advent of systematic drug repositioning, alternative uses of drugs were discovered by chance.  Examples of such drug successes include Viagra® (Pfizer), Evista® (Eli Lilly), and Hytrin® (Abbott).   Utilizing our proprietary indication seeking capabilities, we are able to evaluate and validate a drug candidate systematically in less than one year.  Following validation of the newly proposed indication by in vivo confirmation, these drug candidates may be suitable for reinstatement into their sponsor’s clinical development program for the newly proposed indication.

Since 2005, we have established business partnerships with eight pharmaceutical companies.  These partners are Pfizer, Inc., F. Hoffmann-La Roche Ltd., NV Organon, Eli Lilly and Co., Abbott, H. Lundbeck A/S, Merck Serono, and Solvay Pharmaceuticals.  Our agreement with NV Organon involves co-ownership and co-development of repositioned drug candidates.   The terms of the other seven agreements vary somewhat in their details, but in general conform to the following basic terms:

•
We collaborate with each partner to select a group of their drug candidates to be evaluated.  Our partner furnishes samples of these compounds, and, at our own expense, we apply our integrative pharmacology program to them.

•
When we identify and validate new potential indications for a particular candidate and our partner decides to reinstate that compound into their clinical development program, we are entitled to earn success based payments upon achievement of certain development milestones.  The total amounts of our compensation range from $60-100 million per compound, and, in most cases, include the following customary development milestones:  (i) Notice of reinstatement of development; (ii) Filing with the FDA of an Investigational New Drug (“IND”) application; (iii) establishment of proof of concept in a Phase II clinical trial; (iv) Commencement of a Phase III clinical trial; and (v) receipt of market approval in the US, in Europe, and in Japan.

•
And, in the event that our partner returns a drug to the commercial market, we are entitled to earn royalties, calculated as a percent of sales, that range from single-digit to low double-digit magnitude, and they are generally scaled according to tiered sales volumes.

•
In most cases, if our partner decides not to reinstate a drug candidate into its own development pipeline, we are entitled to obtain the development rights to the compound.  In such cases, our partner is entitled to earn from us milestone payments and royalties on sales.

Drug Repositioning Program Technology and Analysis

Our proprietary integrative pharmacology program enables us to evaluate a candidate compound systematically and efficiently across a broad range of molecular, cellular and organismal pharmacology.   We refer to this systematic process as “drug annotation”.  Annotation enables us to understand for each compound the entire set of interactions it has in living systems.  The techniques we apply to define new therapeutic hypotheses include in vivo (in life), in vitro (in test tube), insilico (in computer data) and ex vivo (external to organism) modalities.    Once a new hypothesis is reported, it is validated through animal models that are gating standards utilized by our partners upon which to base their decisions to reinstate for development, or not (“Gold standard animal models”).   These models are carried out either by us or by our partner.

Our state-of-the-art technology program includes the use of our own genomic and toxicogenomic information data bases.  Even following the sale of our Genomics Business, we will retain in perpetuity full and exclusive rights on a global basis to utilize the existing Gene Logic data bases as a component of our drug repositioning and development business.

Based upon our experience to date in evaluating more than 100 compounds, we have succeeded in determining new hypotheses at the rate of approximately one hypothesis for every three compounds evaluated.  Several of these compounds are in the process of animal model validation now.   We anticipate that some of these compounds may re-enter clinical development at some point in 2008 either under the sponsorship of our partner or under our own sponsorship.

Proprietary Portfolio Opportunity

It is also our intention to assemble and build a portfolio of compounds for our own account.  We may acquire proprietary compounds either through (i) our business partnerships with pharmaceutical companies, or (ii) in-licensing transactions, development collaborations, or chemical matter freely available in the public domain.

Under this scenario, we expect to add value to these compounds directly or through arrangements with third parties, such as out-licensing, co-ventures or other arrangements.  In certain cases, we may perform additional development work prior to out-licensing or other arrangements to increase the value of the compounds.   In this manner, we intend to operate as a development company, investing selectively through disciplined value-based decisions determined case-by-case by the amounts of investment required, projected monetized value at time of realization and estimated time to realize that value.

At present, our current internal development work is dedicated to our clinical stage small molecule drug candidate, GL1001, to which we hold commercial rights.  We have repositioned this drug candidate to treat inflammatory bowel disease (IBD).  We now are preparing to manufacture research grade drug supply and to file an Investigational New Drug (IND) application with the FDA to enable additional clinical trials to be undertaken in the United States.  In August, we announced positive in vivo model results for IBD.  We estimate that IBD represents a global commercial opportunity that exceeds $1 billion per annum and that our compound, if successful, could compete for a share of this market.  We believe this drug candidate offers a significant potential opportunity to create shareholder value.   We intend to continue to invest in the development of this drug candidate as we continue to pursue a partnership to advance the compound’s development.

Regulatory Approvals

There are no material United States or state regulatory approvals required for the completion of the sale of the Genomics Assets to Ocimum or its affiliate other than the approval of the Asset Purchase Agreement by our stockholders under the corporate law of the State of Delaware.  As described further above under "Summary of the Asset Purchase Agreement – Certain Covenants” and “Summary of the Asset Purchase Agreement – Conditions to Closing,” prior to closing we must have obtained all consents, authorizations, orders or approvals necessary to transfer the Genomics Assets to Ocimum or its affiliate which are material to the future conduct of the business by Ocimum and all waiting periods specified by law with respect thereto must have passed.

Appraisal Rights in Respect of the Sale

Under Delaware law, the Company’s stockholders are not entitled to appraisal rights in connection with the asset sale.

Certain Federal Income Tax Consequences

The following is a general discussion of the material federal income tax consequences to the Company of the sale of the Genomics Assets to Ocimum or its affiliate.  This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis and are subject to different interpretations.  There can be no assurances that the Internal Revenue Service (“IRS”) will not challenge the tax treatment of certain matters discussed, and no ruling has been sought from the IRS as to the federal income tax consequences of the asset sale.

The sale of the Genomics Assets to Ocimum or its affiliate pursuant to the Asset Purchase Agreement will be a taxable transaction with respect to the Company.  The Company will realize a gain or loss measured by the difference between the amount realized from the sale and the Company’s tax basis in the assets.  The amount realized by the Company will include the cash received by it, the amount of its indebtedness that is cancelled or assumed, and any other consideration received by it for the assets.  For purposes of determining the amount realized by the Company with respect to specific assets, the total amount realized will be allocated among the Genomics Assets according to rules prescribed under Section 1060 of the Code.  The Company’s basis in the Genomics Assets is equal to the cost adjusted for depreciation or amortization.  Should the transaction result in a gain for income tax purposes, it is estimated that the Company has sufficient losses (including net operating loss carry-forwards) to offset such gain. The Company may be subject to federal alternative minimum tax.

The Company may be subject to state income and transfer taxes, but the Company does not anticipate that such taxes, if any, will be significant.

The Company does not expect that the asset sale will result in any federal income tax consequences to our stockholders.

Pro Forma Financial Information

The Company’s Unaudited Pro Forma Consolidated Condensed Balance Sheet at September 30, 2007 and the Company’s Unaudited Pro Forma Consolidated Condensed Statements of Operations for the nine months ended September 30, 2007 and year ended December 31, 2006 (collectively, the “Unaudited Pro Forma Consolidated Condensed Financial Statements”) are annexed to this Proxy Statement as Appendix C.  The Unaudited Pro Forma Consolidated Condensed Financial Statements give effect to the sale of the Genomics Assets.  The Unaudited Pro Forma Consolidated Condensed Balance Sheet gives effect to this transaction as if it had occurred on September 30, 2007.  The Unaudited Pro Forma Consolidated Condensed Statements of Operations for the nine months ended September 30, 2007 give effect to this transaction as if it had occurred on January 1, 2007.  The Unaudited Pro Forma Consolidated Condensed Statements of Operations for the year ended December 31, 2006 give effect to this transaction as if it had occurred on January 1, 2006.

The Unaudited Pro Forma Consolidated Condensed Financial Statements should be read in conjunction with the related notes in this Proxy Statement and our audited consolidated financial statements for the year ended December 31, 2006 contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and annexed to this Proxy Statement as Appendix D.  See the section herein entitled “Company Reports” for information on how to obtain a copy of the Company’s 2006 Annual Report on Form 10-K.

The Unaudited Pro Forma Consolidated Condensed Financial Statements are not necessarily indicative of the operating results or financial position that would have occurred if this transaction had been consummated at the times indicated, nor is it necessarily indicative of the future financial position and results of operations of the Company.

Interests of Certain Persons

If the sale of the Genomics Assets is approved by our stockholders and the transaction is consummated, certain directors and executive officers will earn additional compensation as follows:

•
Charles L. Dimmler, III, President and Chief Executive Officer and Director, will become entitled to thirty percent (30%) or $51,000 of his 2007 target incentive compensation if the transaction is consummated in 2007 and, if the transaction is consummated by March 31, 2008, a prior grant to Mr. Dimmler of 25,000 shares of restricted stock of the Company will vest.

•	Larry Tiffany, Senior Vice President Genomics, will become entitled to a bonus of $200,000, if the transaction is consummated in 2007, which payment would be in lieu of any severance benefits.

•
V. W. Brinkerhoff, III, Senior Vice President Administration, will become entitled to thirty percent (30%) or $30,000 of his 2007 target incentive compensation if the transaction is consummated in 2007.

•
Dudley Staples, Senior Vice President and General Counsel, will become entitled to thirty percent (30%) or $23,400 of his 2007 target incentive compensation if the transaction is consummated in 2007 and, if the transaction is consummated prior to December 31, 2008, a prior grant to Mr. Staples of 15,000 shares of restricted stock of the Company will vest.

In addition, Mr. Staples may have the right to receive benefits under the Company’s Executive Severance Plan. The sale of all or substantially all of the assets of the Company may be deemed a change of control under that plan and, consequently, if this officer is terminated by the Company other than for cause, or, under certain circumstances, constructively terminated, within three months before or 13 months after the consummation of the proposed transaction, he could be eligible for benefits under the plan.  These benefits would be in lieu of other severance benefits.  The benefits under the plan are as follows:

•	a payment equal to 12 months salary plus one year’s target incentive compensation,

•
full payment of health insurance continuation (COBRA) costs for one year after termination of employment for the participant and covered dependents then participating in the Company ‘s health insurance program, and

•	outplacement services.

In addition, for any participant whose employment is terminated within three months before the sale of the Genomics Assets by the Company, either without cause or as a result of a constructive termination, or who continues to be employed on the date of such sale, any outstanding unvested stock options would vest.  Outstanding stock options held by the named participants are already vested, except for an option for 54,700 shares granted to Philip L. Rohrer, Jr. in 2007 of which all but 5,470 shares would otherwise be fully vested in any event by November 30, 2007.

VOTE REQUIRED AND RECOMMENDATION

The Board of Directors has concluded that the sale of the Genomics Assets to Ocimum or its affiliate substantially upon the terms set forth in the Asset Purchase Agreement is in the best interests of the Company and its stockholders and recommends that you vote “FOR” the approval of Proposal No. 1.  The affirmative vote, whether in person or by proxy, of a majority of the outstanding Common Stock is required to approve Proposal No. 1.

If the Company does not obtain the requisite stockholder approval for the asset sale, we will be forced to consider other strategic alternatives, including a shut-down of the Genomics Business which would be costly and could leave the Company with insufficient cash to adequately develop its Drug Repositioning Business.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO RATIFY AND APPROVE THE SALE OF THE GENOMICS ASSETS TO OCIMUM OR ITS AFFILIATE.

PROPOSAL NO. 2:  APPROVAL OF THE SALE OF ALL OR SUBSTANTIALLY
ALL OF THE GENOMICS BUSINESS ASSETS TO ONE OR MORE
THIRD PARTIES OTHER THAN OCIMUM

In the event, among others, that the Asset Purchase Agreement with Ocimum and Ocimum India is terminated for any reason, you are being asked to authorize and approve the sale of all or substantially all of the Genomics Business assets, comprising the Genomics Assets and the Molecular Diagnostics Assets, to one or more third parties other than Ocimum on or before June 30, 2008 at a price of no less than $6,000,000 and on such terms and conditions as the Board of Directors may approve.

As discussed in Proposal No. 1, the Board of Directors has determined that a sale of the Genomics Assets is in the best interest of the Company and its stockholders, has entered into a binding Asset Purchase Agreement, and expects that upon stockholder approval, a sale of the Genomics Assets to Ocimum will occur.  It is the Company's intention to complete the sale to Ocimum substantially upon the terms set forth in the Asset Purchase Agreement.  However, to avoid incurring the expense and delay of a second solicitation of stockholders and the losses that would be sustained in the Genomics Business while we seek shareholder approval for such a transaction, in the event that, among others, the Asset Purchase Agreement is terminated for any reason, the Company is seeking authority to sell the Genomics Assets, whether alone or in combination with other Genomics Business assets, to one or more third parties other than Ocimum.  We have no "back up" acquisition agreement with any other party and under the terms of the Asset Purchase Agreement are prohibited from soliciting offers from third parties.  Since the terms of any future agreement for the sale of all or substantially all of the Genomics Business assets would be negotiated at that time, we are seeking authority to sell all or substantially all of the Genomics Business assets to one or more third parties other than Ocimum on or before June 30, 2008 at a price not less than $6,000,000 and on such terms as the Board of Directors approve at such time.

We are also currently exploring possibilities to sell the Molecular Diagnostics Assets on such terms that the Board of Directors deems to be fair to and in the best interests of the Company and its stockholders; however, at the time of mailing of this Proxy Statement, no definitive agreement or understanding has been reached for such a sale.  We expect that the initial proceeds from a sale of the Molecular Diagnostics Assets will be significantly less than the proceeds from the sale of the Genomics Assets.

Under Delaware law, a sale of all or substantially all of the assets of a corporation requires the affirmative vote of the holders of a majority of the corporation’s shares.  Because a sale of the Genomics Business assets may be deemed to represent all or substantially all of the Company’s assets, the Board of Directors has determined to seek the approval of our stockholders.

For a discussion of the background of and reasons for the sale of the Genomics Assets, information about the Company, certain risk factors, the nature of our business following such a sale, interests of certain persons, appraisal rights, pro forma financial information and certain federal income tax consequences, see the information provided under “Proposal No. 1 – Approval of the Sale of the Genomics Assets to Ocimum or Its Affiliate.”

If this proposal is approved and the sale of all or substantially all of the Genomics Business assets is completed, the Company intends to apply the net proceeds from the transaction to the development and operation of our Drug Repositioning Business.

While the Board of Directors will seek to negotiate a sale of all or substantially all of the Genomics Business assets on or before June 30, 2008 at a price of not less than $6,000,000, there is no guarantee that you will be satisfied with any or all of the terms of such sale if completed.  By approving Proposal No. 2 you will be giving the Board of Directors the discretion to negotiate and consummate the sale of all or substantially all of the Genomics Business assets without further approval by the stockholders, so long as such a sale is within the parameters described above.  Additionally, there is no guarantee that the Board of Directors will be able to sell all or substantially all of the Genomics Business assets to one or more third parties.

VOTE REQUIRED AND RECOMMENDATION

The Board of Directors has concluded that the sale of all or substantially all of the Genomics Business assets to one or more third parties on or before June 30, 2008 at a price of no less than $6,000,000 and on such terms and conditions as the Board of Directors may approve in the event that, among others, the Asset Purchase Agreement with Ocimum and Ocimum India is terminated for any reason is in the best interests of the Company and its stockholders and recommends that you vote “FOR” the approval of Proposal No. 2.  The affirmative vote, whether in person or by proxy, of a majority of the outstanding Common Stock is required to approve Proposal No. 2.

If the Company does not obtain the requisite stockholder approval for the asset sale, we will be forced to consider other strategic alternatives, including a shut-down of the Genomics Business which would be costly and could leave the Company with insufficient cash to adequately develop its Drug Repositioning Business.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE SALE OF ALL OR
SUBSTANTIALLY ALL OF THE GENOMICS BUSINESS ASSETS TO ONE OR MORE THIRD PARTIES OTHER THAN OCIMUM.

PROPOSAL NO. 3: APPROVAL OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO CHANGE THE COMPANY’S NAME TO ORE PHARMACEUTICALS INC.

 Our Board of Directors believes it is both necessary and desirable to change the name of the Company from “Gene Logic Inc.” to “Ore Pharmaceuticals Inc.”  As part of the acquisition of the Genomics Assets, Ocimum will acquire the right to the use of the name Gene Logic and related logos and trademarks after closing in connection with its on-going Genomics business.  On October 23, 2007, our Board of Directors unanimously approved an amendment of our Amended and Restated Certificate of Incorporation to change our corporate name to “Ore Pharmaceuticals Inc.”  The full text of the proposed amendment to the Amended and Restated Certificate of Incorporation is attached hereto as Appendix B.

Purpose of Name Change

                Our purpose in changing our name to Ore Pharmaceuticals Inc. is to satisfy a requirement of the Asset Purchase Agreement and also to more accurately reflect our operations and business strategy after the sale of the Genomics Assets.  The name “Gene Logic Inc.” has been associated with our previous business operations, and we believe the name change will more accurately reflect our new business focus in drug repositioning and drug development.

                If the name change is approved by our stockholders, we will attempt to have the trading symbol for our Common Stock changed from “GLGC” to a symbol more readily associated with our new name.

Consequences of Approval of Amendment to the Amended and Restated Certificate of Incorporation

                If the amendment of our Amended and Restated Certificate of Incorporation to change our corporate name is approved by the stockholders, we expect that we will cause such amendment of our Amended and Restated Certificate of Incorporation to be filed with the Secretary of State of Delaware promptly thereafter. The amendment would thereby amend our Amended and Restated Certificate of Incorporation with this provision and will become effective upon the filing with the Secretary of State of Delaware.  If the transaction with Ocimum or its affiliate is not completed, we may decide not to change the name of the Company.

The name change will not change our capital structure and will not in any way affect the validity or transferability of stock certificates currently outstanding. We are not requiring, nor requesting, that stockholders with certificated shares obtain new stock certificates bearing the new corporate name. Stockholders with certificated shares may continue to hold their existing certificates or receive new certificates reflecting the name change upon tendering of old certificates to our transfer agent.

VOTE REQUIRED AND RECOMMENDATION

                The laws of Delaware require that, in order for us to amend our Amended and Restated Certificate of Incorporation, such amendment must be approved by our Board of Directors and approved by a majority of the outstanding shares entitled to vote.

                Our Board of Directors adopted resolutions approving an amendment of our Amended and Restated Certificate of Incorporation to effect the name change on October 23, 2007 and recommends that the stockholders vote “FOR” the amendment of the Amended and Restated Certificate of Incorporation to change the Company’s name to Ore Pharmaceuticals Inc.  The affirmative vote, whether in person or by proxy, of a majority of the outstanding Common Stock is required to approve Proposal No. 3.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE
PROPOSAL TO APPROVE AN AMENDMENT OF THE AMENDED AND
RESTATED CERTIFICATE OF INCORPORATION TO CHANGE THE
COMPANY’S NAME TO ORE PHARMACEUTICALS INC.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s Common Stock as of October 1, 2007 by: (i) each director and nominee for director; (ii) each of the named executive officers; (iii) all of the Company’s current executive officers and directors as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of the Company’s Common Stock.

	Beneficial Ownership (1)
Name and Address	Number of Shares Beneficially Owned	Shares Issuable Pursuant to Options Exercisable Within 60 Days of October 1, 2007	Total Shares	Percentage Ownership
Lloyd I. Miller, III (2)	4,540,687		4,540,687	14.1%
Dimensional Fund Advisors Inc. (3)	2,617,094		2,617,094	8.1
Renaissance Technologies, Corp. (4)	1,746,100		1,746,100	5.4
Michael J. Brennan, M.D., Ph.D. (5)	395,770	196,000	591,770	1.8
Charles L. Dimmler III (5)	174,255	155,000	329,255	1.0
Frank L. Douglas, M.D., Ph.D.	22,000	52,500	74,500	*
Mark Gabrielson				*
Mark D. Gessler (5)	272,640	631,000	903,640	2.8
G. Anthony Gorry, Ph.D.(5)	17,000	170,000	187,000	*
J. Stark Thompson, Ph.D.	10,000	160,000	170,000	*
David Urdal, Ph.D.				*
V. W. Brinkerhoff, III		60,958	60,958	*
Philip L. Rohrer, Jr.	11,850	437,700	449,550	1.4
F. Dudley Staples, Jr.(6)	33,968	90,000	123,968	*
Louis A.Tartaglia, Ph.D.(7)	86,168		86,168	*
Joanne M. Smith-Farrell, Ph.D. (7)				*
All Directors and Executive Officers as a Group (15 persons)	5,564,338	1,953,158	7,517,496	22.0%
_____________________________
*  Represents beneficial ownership of less than 1%
(1)
This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The percentage of beneficial ownership disclosed in this table is based on 32,172,588 shares of Common Stock outstanding as of October 1, 2007.

(2)
Lloyd I. Miller, III has sole voting power and sole dispositive power with respect to 3,164,922 of the shares and has shared voting power and shared dispositive power with respect to 1,375,765 shares.  His address is 4550 Gordon Drive, Naples, FL 34102.  Mr. Miller became a Director of the Company in February 2007.

(3)
Based on a Schedule 13G/A filed with the SEC on February 8, 2007, Dimensional Fund Advisors Inc. has sole voting power and sole dispositive power with respect to all of the shares. Its address is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(4)
Based on a Form 13F filed with the SEC on August 13, 2007, Renaissance Technologies, Corp. has sole voting power and sole investment discretion with respect to all of the shares.  Its address is 800 Third Avenue, 33rd Floor, New York, New York 10022.

(5)
Includes: as to Dr. Brennan, 75,000 shares held of record by the Brennan Family Limited Partnership; as to Mr. Gessler, 25,000 shares held of record by the Gessler Family Limited Partnership; as to Dr. Gorry, 7,000 shares held of record by an individual retirement account for his benefit; and, as to Mr. Dimmler, 5,000 shares held of record by Newcastle Harbor, LLC.

(6)	Includes 30,968 unvested shares of restricted stock.
(7)	Dr. Tartaglia resigned as of June 18, 2007 and Dr. Smith-Farrell resigned as of July 31, 2007.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports.  This means that only one copy of our Proxy Statement may have been sent to multiple stockholders in your household.  The Company will promptly deliver a separate copy of the Proxy Statement to you if you write or call the Company’s Senior Director Investor Relations and Corporate Communications at the following address or telephone number and request such material:

GENE LOGIC INC.
50 West Watkins Mill Road
Gaithersburg, Maryland 20878
Attention: Senior Director, Investor Relations and Corporate Communications
Telephone: (301) 987-1752

If you would like to receive separate copies of the Company’s Proxy Statement or Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact the Company at the address and telephone number set out above.

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

Under the rules of the Securities and Exchange Commission (“SEC”), if a stockholder wants the Company to include a proposal in the Company’s proxy statement for presentation at the 2008 Annual Meeting, the proposal must be submitted to the Company in writing and be received by the Company at the Company’s executive offices at 50 West Watkins Mill Road, Gaithersburg, Maryland 20878, Attention: Senior Director, Investor Relations and Corporate Communications, by December 25, 2007.

Under the Company’s Amended and Restated Bylaws, and as permitted by the rules of the SEC, a stockholder must follow certain procedures to nominate a person for election as a director or to introduce an item of business at an Annual Meeting. These procedures provide that a nomination or proposal to be considered at an Annual Meeting must generally be submitted in writing to the Corporate Secretary so that it is received no earlier than the close of business on the 120th day, and no later than the close of business on the 90th day, before the first anniversary of the date of the prior year’s annual meeting of stockholders. Stockholders intending to submit a proposal or nomination for next year’s Annual Meeting should review the Company’s Amended and Restated Bylaws, which contain the deadlines and other requirements with respect to advance notice of stockholder proposals and director nominations. Stockholders may obtain a copy of the Amended and Restated Bylaws from the Company upon request, or may access them directly from the Company’s website, www.genelogic.com.

OTHER BUSINESS

The Board of Directors knows of no other matters that will be presented for consideration at the Special Meeting. If any other matters are properly brought before the Special Meeting or with respect to any matters incidental to the conduct of the Special Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in their discretion in accordance with their best judgment.

COMPANY REPORTS

A copy of the Company’s 2006 Annual Report on Form 10-K, as with the SEC (but excluding exhibits), is available without charge upon written request to: Corporate Communications, Gene Logic Inc., 50 West Watkins Mill Road, Gaithersburg, Maryland 20878 or is available from the Company’s website www.genelogic.com.

GENE LOGIC INC.
Gaithersburg, Maryland
November 5, 2007

Appendix A

ASSET PURCHASE AGREEMENT

by and between

GENE LOGIC INC.

(as Company)

and

OCIMUM BIOSOLUTIONS (INDIA) LIMITED

(as Parent)

and

OCIMUM BIOSOLUTIONS INC.

(as Purchaser)

dated as of

 October 14, 2007

TABLE OF CONTENTS

ASSET PURCHASE AGREEMENT

A-i

A-ii

A-iii

Exhibits:

1.03(b)(ii)	Form of Promissory Note
1.03(b)(iii)(A)	Form of Guarantee
1.03(b)(iii)(B)	Form of Security Agreement
1.03(b)(iii)(C)	Form of Escrow Agreement
1.03(c)	Initial Listing of Assets and Liabilities
1.06(a)(i)	Form of Bill of Sale
1.06(a)(ii)	Form of Assignment and Assumption Agreement
1.06(a)(iii)(A)	Form of Trademark Assignment
1.06(a)(iii)(B)	Form of Patent Assignment
1.06(a)(iv)	Form of Third Party IP Assignment and Assumption
Agreement
1.06(a)(v)	Form of 50 West Watkins Lease Assignment and
Assumption Agreement
1.06(a)(vi)	Form of Sublease
1.06(a)(vii)	Form of Drug Repositioning License Agreement
1.06(a)(viii)	Form of Diagnostic Development License Agreement
1.06(a)(ix)	Form of Drug Repositioning MSA Agreement
1.06(a)(x)	Form of Diagnostic Development MSA Agreement
1.06(a)(xi)	Form of Transition Services Agreement
3.15(h)	Form of Proprietary Information and Inventions Agreement

Schedules:

1.01(b)(1)	Retained Diagnostic Development Assets
1.01(b)(2)	Retained Drug Repositioning Business Assets
1.01(b)(3)	Retained Corporate Assets

A-iv

2.05	Financing Letter
3.03(a)	Violations
3.04(c)	Tax Returns
3.05	Certain Changes
3.06	Litigation
3.07(a)	Laws and Orders
3.07(b)	Operating Permits
3.08	Title to Property
3.09(a)(1)	Equipment
3.09(a)(2)	Material Equipment
3.10(a)	Leased Real Property
3.11	Insurance
3.12(a)	Material Contracts
3.12(b)	Material Contracts – Bona Fide Transaction, Ordinary Course, and Binding and Enforceability Exceptions
3.13	Employee and Labor Matters
3.14(a)	Employee Benefit Plans
3.15(a)	Registered IP
3.15(b)	Intellectual Property Rights
3.15(c)	Biorepository Rights
3.15(d)	Open Source Licenses
3.15(e)	Business Intellectual Property Rights
3.15(f)	Maintenance
3.15(h)	Inventorship by Employees and Consultants
3.15(i)	Intellectual Property Claims
3.15(j)	Infringement or Misappropriation by Company
3.15(k)	Infringement or Misappropriation by Others
3.16(c)	Other Current Liabilities of the Business
3.16(e)	Subsidiary Balance Sheets
3.19(a)	Material Customers
3.19(b)	Material Suppliers
3.20	Transactions with Related Persons
4.13(a)	Employees of the Business
4.13(b)	Severance Benefits
9.01(a)	Company Severance Policies
10.13(a)	Excluded 3rd Party Software Licenses
10.13(b)	Assigned Patents
10.13(c)	Permitted Encumbrances

A-v

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of October 14, 2007 (the “Agreement”), is made by and between Gene Logic Inc., a Delaware corporation (the “Company”), and Ocimum Biosolution (India) Limited, a company incorporated under the Company Act, 1956 in the Republic of India (“Parent”), and Ocimum Biosolutions Inc., a Delaware corporation (“Purchaser”).  Company, Parent and Purchaser are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITAL

The Company engages in the business of developing, operating and licensing databases of genomic data and related software and providing genomic and genetic data generation and analysis services and other related services (the “Business,” as that term is more fully defined in Section 10.13).  Purchaser desires to purchase and assume, and Company desires to sell and assign (i) substantially all of Company’s assets that relate primarily to the Business and (ii) certain specifically enumerated liabilities relating to the Business on the terms and subject to the conditions set forth in this Agreement.  The term “Business” does not include any part of the Company’s Diagnostic Development Business, Drug Repositioning Business or corporate Shared Services Division.  Capitalized terms shall have the meanings set forth in Section 10.13.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Company and Purchaser hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

Section 1.01.  Purchase and Sale of Assets.  (a)

(a)  Subject to the terms and conditions of this Agreement, at the Closing, Company agrees to sell to Purchaser, Purchaser agrees to purchase, and Parent agrees to cause Purchaser to purchase, from Company all the right, title and interest of Company and its Affiliates free and clear of all Liens except for Permitted Encumbrances, in and to the following assets used or held for use by or for the Business (“Acquired Assets”):

(i)  the Biorepository;

(ii)  the Business Intellectual Property;

(iii)  the Inventory as of the Effective Time;

(iv)  the Equipment;

(v)  the Contracts;

(vi)  the Open Purchase Orders as of the Effective Time;

(vii)  the 50 West Watkins Mill Road Lease (but excluding any obligations or liabilities prior, or with respect to periods prior to, the Effective Time);

(viii)  the Leasehold Improvements;

(ix)  the Third Party IP, to the extent assignable without more than a nominal cost to Company, and subject to the terms in the applicable licenses;

(x)  the Business Information, subject to the Seller’s right to retain a copy of such material and use and modify it to comply with applicable Law or with a third party agreement;

(xi)  the Employee Information;

(xii)  to the extent assignable, the Operating Permits;

(xiii)  to the extent assignable, the Environmental Permits;

(xiv)  to the extent assignable, the Equipment Warranties;

(xv)  the Prepaid Expenses;

(xvi)  the Company’s intercompany accounts receivable relating to Company’s Subsidiaries in Japan and the United Kingdom as of the Effective Time;

(xvii)  all issued and outstanding capital stock of Company Subsidiaries; and

(xviii)  to the extent not included elsewhere in the this Section 1.01(a) the list identifying Company’s clinical network as it exists on or prior to the Closing Date and associated information.

(b)  Retained Assets.  The Parties acknowledge and agree that, except as specifically listed in Section 1.01(a), the Acquired Assets shall not include any assets of the Company that are not necessary for the conduct of the Business as it has been conducted during the twelve (12) months prior to the date of this Agreement and is currently being conducted by the Company, including without limitation, the following (“Retained Assets”):

(i)  any cash and cash equivalents, accounts and notes receivable and securities (excluding capital stock of Affiliates) of Company or any of its Affiliates (including all intercompany and intracompany receivables other than the intercompany accounts receivable relating to Company’s Subsidiaries in Japan and Europe), all bank account balances and all petty cash) and security deposits or advances deposited or paid by or on behalf of Company as lessee, sublessee or guarantor or pursuant to any Real Property Leases;

(ii)  any amounts payable to or claims or causes of action of Company or any of its Affiliates in respect of Taxes, including duty drawbacks, Tax credits and Taxes refundable to Company or any of its Affiliates in respect of transactions prior to the Effective Time or in respect of the period or portion thereof ending on or prior to the Effective Time;

(iii)  any refunds due from, or payments due on, claims with the insurers of Company or any of its Affiliates in respect of losses arising prior to the Effective Time;

(iv)  all books, documents, records and files prepared in connection with or relating to the transactions contemplated by this Agreement, including bids received from other parties and analyses relating to the Business;

(v)  such portion of the Business Information that Company or its Affiliates are, in the reasonable opinion of Company’s counsel, required by Law or by agreement with a third party to retain, provided that Purchaser shall be provided copies of such material unless contrary to Law or agreement with a third party;

(vi)  any asset of Company or any of its Affiliates that would constitute an Acquired Asset if it were owned by Company on the Closing Date that is conveyed or otherwise disposed of during the period from the date hereof until the Closing Date (x) in the ordinary course of business and not in violation of the terms of this Agreement, (y) as otherwise expressly permitted by the terms of this Agreement or (z) with the written consent of Purchaser;

(vii)  the Company Benefit Plans;

(viii)  those items listed on Schedule 1.01(b)(i) (Retained Diagnostic Development Assets), 1.01(b)(ii) (Retained Drug Repositioning Asset) and 1.01(b)(iii) (Retained Corporate Assets); and

(ix)  any asset of Company that is used primarily in connection with the Drug Repositioning Business or the Diagnostic Development Business.

Section 1.02.  Obligations and Liabilities.

(a)  Assumed Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, Purchaser will assume, and Parent will cause Purchaser to assume, from the Company and its Affiliates, and thereafter pay, perform or discharge in accordance with their terms the following liabilities (“Assumed Liabilities”):

(i)  all obligations or liabilities of Company or any of its Affiliates with respect to accrued and unused paid time off, as set out in Schedule 4.13 of Business Employees as at the Effective Time;

(ii)  the accrued welfare benefits, accrued benefits and payroll liabilities and all accrued self-insurance health care benefits as provided on the Closing Listing of Assets and Liabilities (the “Accrued Benefits Liabilities”); provided, however, that in the event that the aggregate amount of such Accrued Benefits Liabilities exceeds $205,500 no benefit or liability in excess of $205,500 shall be, or be deemed to be, an Assumed Liability;

(iii)  all executory obligations and liabilities in the ordinary course of Business of Company or any of its Affiliates arising from or in connection with (x) the Open Purchase Orders, and (y) Purchaser’s undertaking and assumption of obligations and liabilities with respect to events arising from and after the Closing Date with regard to all of the Contracts included in the Acquired Assets;

(iv)  all of the Company’s intercompany accounts payable relating to Company’s Subsidiaries in Japan and Europe as of the Effective Time; and

(v)  personal property taxes, other ad valorem taxes, with respect to the Assets and any other liabilities or obligations relating to Taxes for any period or portion thereof of a tax year or period ending after the Effective Time.  For the avoidance of doubt, such Taxes for the year that includes the Closing Date shall be allocated pro rata based on the number of days that occur before and after the Closing, with such Taxes being borne by the Seller based on the ratio of the number of days in the relevant period prior to and including the Closing Date to the total number of days in the actual taxable period with respect to which such Taxes are assessed, irrespective of when such Taxes are due, become a lien or are assessed, and such Taxes being borne by the Purchaser based on the ratio of the number of days in the relevant period after the relevant Closing Date to the total number of days in the actual taxable period with respect to which such Taxes are assessed, irrespective of when such Taxes are due, become a lien or are assessed.

(b)  Retained Liabilities.  Notwithstanding anything in this Section 1.02(b) or elsewhere in this Agreement or any other Transaction Document to the contrary, the Assumed Liabilities shall not include, and neither the Purchaser nor any of its Affiliates will assume at the Closing, any of the following liabilities or obligations (collectively, “Retained Liabilities”):

(i)  liabilities or obligations for indebtedness for borrowed money or guarantees, or other financial assistance obligations incurred by the Seller or any of its Affiliates or relating to the Business or the Assets;

(ii)  liabilities or obligations with respect to products or services delivered by Seller prior to the Effective Time (in the case of subscription services, delivery shall be deemed to occur continuously);

(iii)  liabilities or obligations of Company or any of its Affiliates to its lawyers, accounts, investment advisors and consultants relating to the execution, delivery and consummation of this Agreement and the transactions contemplated hereby and thereby;

(iv)  liabilities or obligations of Company or any of its Affiliates relating to Taxes for any period or portion thereof ending on or before the Effective Time;

(v)  except as specified otherwise in Section 1.02(a)(i) of this Agreement or as may otherwise be required by Law, the liabilities or obligations of Company or any of its Affiliates that relate to or arise from or in connection with the employment or termination of employment by Company of any of the Business Employees prior to Closing Date, or the employment or termination of employment of any of Company’s employees who are not Business Employees;

(vi)  the Environmental Liabilities of Company;

(vii)  any amounts owing prior to, or with respect to periods prior to, or goods purchased or services performed prior to, the Closing pursuant to any Contract, 3rd Party Software License or Real Property Lease, except with respect to Open Purchase Orders;

(viii)  any liabilities or obligations of Company relating to, in connection with or arising under the Retained Assets;

(ix)  all Accrued Benefits Liabilities in excess of $205,500, if and to the extent the aggregate amount of such liabilities is greater than $205,500;

(x)  all obligations and liabilities of the Company with respect to events arising prior to the Closing Date with regard to all of the Contracts included in the Acquired Assets; and

(xi)  any and all other liabilities or obligations of Company or any of its Affiliates, whether known or unknown, accrued, absolute, contingent, determined, determinable or otherwise, that are not expressly assumed by the Purchaser or the Purchaser’s Affiliates pursuant to Section 1.03(a), but in no event including liabilities of the Business arising in connection with the operation of the Business from and after Closing.

Section 1.03.  Purchase Price; Payment of Purchase Price.

(a)  Purchase Price.  The consideration to be paid for the Acquired Assets (the “Purchase Price”) shall be (i) Ten Million Dollars ($10,000,000), plus or minus the Purchase Price Adjustment (the “Total Cash Consideration”), (ii) the assumption of the Assumed Liabilities, and (iii) the granting of the licenses provided for in the Drug Repositioning License Agreement and the Diagnostic Development License Agreement.

(b)  Payment of Purchase Price.  At the Closing, the Purchase Price, shall be delivered by Parent and Purchaser to Company as follows:

(i)  Seven Million Dollars ($7,000,000) (the “Closing Cash Payment”) shall be wired via Federal Fund transfer to Company’s account as set forth in written wire transfer instructions to be delivered to Purchaser by Company at or prior to Closing;

(ii)  Delivery by Parent and Purchaser of a promissory note payable in full on the eighteen (18) month anniversary of Closing in substantially the form attached hereto as Exhibit 1.03(b)(ii) in the principal amount of Three Million Dollars ($3,000,000) (the “Promissory Note”);

(iii)  Delivery by Purchaser of either:

(X) (A) a guarantee in substantially the form of Exhibit 1.03(b)(iii)(A) (the “Guarantee”) executed by Coramandel Prestcrete Private Limited, a company incorporated under the Company Act, 1956, in the Republic of India and an affiliate of Parent and Purchaser (“Coramandel”), (B) the Security and Patent and Trademark Security Agreement in substantially the form of Exhibit 1.03(b)(iii)(B) (the “Security Agreement”) executed by Purchaser as maker of the Promissory Note, (C) Seven-Hundred-Fifty Thousand Dollars ($750,000) deposited with the Escrow Agent, together with an escrow agreement executed by Purchaser in the form attached hereto as Exhibit 1.03(b)(iii)(C) (the “Escrow Agreement”); or

(Y) a letter of credit with the following terms (A) in an amount not less than Three Million Six-Hundred Thousand Dollars ($3,600,000) for the period ending twenty (20) months after Closing or upon payment of all amounts payable under the Promissory Note, (B) after such twenty-month period, or the payment of all amounts payable under the Promissory Note, the amount of such letter of credit may be reduced, on a continuous basis, to be not less than the aggregate amount of base rent and additional rent under the remaining term of the 50 West Watkins Mill Road Lease in the event that the landlord thereunder were to declare an event of default under such lease and (C) issued by the United States office of any bank organized and doing business under the laws of the United States of America or any state thereof, that is subject to supervision and examination by federal or state authorities and has a combined capital and surplus of at least $750 million as set forth in its most recent published annual report of condition in form and substance acceptable to Company in its sole and absolute discretion providing for payment to Company upon a representation by the Chief Financial Officer of the Company in the case of a default under the (I) Promissory Note or (II) 50 West Watkins Mill Road Lease in the event that Company has not been released from any and all obligations under such lease arising from and after Closing, and (D) an expiry date not earlier than May 30, 2011 (the “Backstop Letter of Credit”);

(iv)  assumption of the Assumed Liabilities by execution and delivery of the Assignment and Assumption Agreement, the 50 West Watkins Lease Assignment, Assumption Agreement and the Tokyo Lease Assignment and Assumption Agreement and the Third Party IP Assignment and Assumption Agreements; and

(v)  the granting by Purchaser to Company of certain intellectual property licenses,  by execution and delivery of the Drug Repositioning License Agreement and the Diagnostic Development License Agreement.

The Purchase Price Adjustment shall be determined and paid in accordance with Section 1.03(c).

(c)  Purchase Price Adjustment.

(i)  In addition to the terms defined elsewhere in this Agreement, for purposes of this Agreement, the following capitalized terms shall have the following meanings:

“Initial Listing of Assets and Liabilities” means the listing of certain assets and liabilities of the Business as of June 30, 2007 attached hereto as Exhibit 1.03(c).

“Net Current Assets” means the sum of the Inventory, Prepaid Assets, Other Current Assets, and Intercompany Receivables for Japan and Europe subsidiaries relating to the Business as provided on the Initial Listing of Assets and Liabilities or the Closing Listing of Assets and Liabilities, as applicable.

“Initial Net Current Assets” means the Net Current Assets as provided on the Initial Listing of Assets and Liabilities.

“Closing Net Current Assets” means the Net Current Assets as of the Closing Date determined in accordance with the Closing Listing of Assets and Liabilities.

“Initial Unbilled Receivables” means the Unbilled Receivables of the Business as provided on the Initial Listing of Assets and Liabilities which are equal to Three Million Three-Hundred-Forty-Two Thousand Dollars ($3,342,000).

“Closing Unbilled Receivables” means the Unbilled Receivables of the Business as of the Closing Date as provided on the Closing Listing of Assets and Liabilities.

“Net Current Assets Adjustment” means an amount equal to (i) the Closing Net Current Assets minus (ii) the Initial Net Current Assets; provided, however, that if the absolute value of such amount is less than Five Hundred Thousand Dollars ($500,000), such amount shall be deemed to be Zero Dollars ($0.00) for purposes of the Purchase Price Adjustment (as defined below). In addition, for purposes of determining the Purchase Price Adjustment, if the absolute value of the Net Current Assets Adjustment is greater than Five Hundred Thousand Dollars ($500,000), then in determining the Net Current Assets Adjustment Five Hundred Thousand Dollars ($500,000) shall be added to such Net Current Assets Adjustment amount if such amount is a negative number and Five Hundred Thousand Dollars ($500,000) shall be subtracted from such Net Current Assets Adjustment if such amount is a positive number (For Example, if the Initial Net Current Assets equals $2,700 and the Closing Net Current Assets equals $2,000, then the Net Current Assets Adjustment for purposes of the Purchase Price Adjustment calculation shall be -$200).

“Net Unbilled Receivable Adjustment” shall be the difference between the Initial Unbilled Receivables and the Closing Unbilled Receivables, such that if the absolute value of the Closing Unbilled Receivables is larger than the absolute value of the Initial Unbilled Receivables, then for purposes of the Purchase Price Adjustment, such difference shall be a negative amount which will increase any Purchase Price Adjustment payment to the Purchasers from Company, if any, or decrease any Purchase Price Adjustment payment to Company from Purchaser, if any; provided, that if the absolute value of the Closing Unbilled Receivables is smaller than the absolute value of the Initial Unbilled Receivables, then for purposes of the Purchase Price Adjustment, such amount will be treated as equaling Zero Dollars ($0.00). (For example, if the Initial Unbilled Receivables is -$1,000 and the Closing Unbilled Receivables is -$1,600, then the Net Unbilled Receivables Adjustment would be equal to -$600).

 (ii)           The “Purchase Price Adjustment” (which may be a positive or negative number) will be equal to the sum of the Net Current Assets Adjustment plus the Net Unbilled Receivables Adjustment plus the net book value of the Agilent Equipment as of the Closing.  If the Purchase Price Adjustment is positive, the Purchase Price Adjustment shall be paid by wire transfer by Purchaser to an account specified by Company.  If the Purchase Price Adjustment is negative, the Purchase Price Adjustment shall be paid by wire transfer by Company to an account specified by Purchaser.  Within ten (10) Business Days after the calculation of Net Unbilled Receivables Adjustment and the Net Current Assets Adjustment becoming binding on the Parties pursuant to Subsection 1.03(c)(iv) below, Purchaser or Company, as the case may be, shall make the wire transfer payment provided for in this Section 1.03(c)(ii).

(iii)    Company shall prepare a listing of assets and liabilities (“Closing Listing of Assets and Liabilities”) of the Company as of the Effective Time in accordance with the Company’s past practices and on the same basis and applying the same methodology, accounting principles, policies and practices used in preparing the Initial Listing of Assets and Liabilities.  Company shall deliver the Closing Listing of Assets and Liabilities and the calculation of the Purchase Price Adjustment within thirty-five (35) days following the Closing Date to Purchaser.

(iv)           If within thirty (30) days following delivery of the Closing Listing of Assets and Liabilities, Purchaser has not given Company written notice of its objection as to the Closing Listing of Assets and Liabilities (which notice shall state the basis of Purchaser’s objection), then the Closing Listing of Assets and Liabilities shall be binding and conclusive on the Parties and be used in computing the Purchase Price Adjustment.

(v)            If Purchaser duly gives Company such notice of objection, and if Purchaser and Company fail to resolve the issues outstanding with respect to the Closing Listing of Assets and Liabilities within thirty (30) days of Company’s receipt of Purchaser’s objection notice, Purchaser and Company shall submit the issues remaining in dispute to PricewaterhouseCoopers LLP, independent public accountants (the “Independent Accountants”) for resolution applying the principles, policies and practices referred to in Section 1.03(c)(iii).  If issues are submitted to the Independent Accountants for resolution, (A) Company and Purchaser shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as each party may choose to provide and the Independent Accountants may request and are available to that Party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (B) the determination by the Independent Accountants, as set forth in a notice to be delivered to both Company and Purchaser within sixty (60) days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in the determination of the Closing Net Current Assets and Closing Unbilled Receivables; and (C) Company and Purchaser will each bear the percentage of the fees and costs of the Independent Accountants for such determination equal to (i) the dollar amount awarded to the other Party in connection with the Independent Accounts determination, divided by (ii) the total amount in dispute.

Section 1.04.     Allocation.  Prior to the Closing, Company and Purchaser shall use their best efforts to agree in writing to an allocation of the Purchase Price among the Acquired Assets for all purposes (including Tax and financial accounting). If Company and Purchaser have not agreed on the allocation of the Purchase Price prior to Closing, such obligation to use their best efforts to agree in writing to such an allocation shall continue after Closing and if Company and Purchaser are unable to agree on such allocation within sixty (60) days of Closing (or such earlier date as is five (5) days prior to the due date of IRS Form 8594), Ernst & Young shall be designated to make such determination and once Ernst & Young makes such determination, it shall be final and binding on the Parties.  The failure of Company and Purchaser to reach agreement on a Purchase Price allocation shall not constitute grounds for termination of this Agreement by any Party and agreement by Company and Purchaser to a Purchase Price allocation shall not be a condition to the obligation of any Party to consummate the transactions contemplated by this Agreement.  After the Closing, the Parties shall make consistent use of such allocation for all Tax purposes and in all filings with, and declarations and reports to, the IRS and relevant state agencies in respect thereof, including reports required to be filed under the Code.  Purchaser shall prepare and deliver IRS Form 8594 to Company within forty-five (45) days after the Closing Date to be filed with the IRS.  In any proceedings related to the determination of any Taxes, neither Company nor Purchaser shall contend or represent that such allocation is not a correct allocation.

Section 1.05.     Closing.  The purchase and sale provided for in this Agreement (the “Closing”) will take place at the office of Gene Logic Inc. located at 50 West Watkins Mill Road, Gaithersburg, Maryland as promptly as reasonably possible, but in any event no later than the fifth (5th) Business Day following the day upon which all of the conditions to Closing have been satisfied or waived (other than those conditions which by their terms cannot be satisfied until the Closing), with a target Closing Date of December 14, 2007, but in no event after December 31, 2007, unless delayed due to a delay in distributing the Proxy Statement due to SEC review of the Proxy Statement or other Company filings which is ongoing after November 20, 2007 (the “Closing Date”), unless otherwise specifically agreed in writing signed by each of the Parties.  The Closing and all of the transactions contemplated by this Agreement shall be deemed to have occurred simultaneously and become effective as of 12:01 a.m. (local time) on the Closing Date (the “Effective Time”).

Section 1.06.     Closing Obligations.  In addition to any documents to be delivered under other provisions of this Agreement, at the Closing:

(a)  Company shall deliver to Purchaser:

(i)  a bill of sale for all the Acquired Assets (other than the Contracts, the Real Estate Leases, Third Party IP and the Registered IP) in the form of Exhibit 1.06(a)(i) (the “Bill of Sale”) executed by Company;

(ii)  an assignment of all of the Contracts included in the Acquired Assets in the form of Exhibit 1.06(a)(ii), which assignment shall also contain Purchaser’s undertaking and assumption of obligations and liabilities with respect to events arising from and after the Closing Date (the “Assignment and Assumption Agreement”) executed by Company;

(iii)  a recordable assignment of all (A) the trademarks included in the Registered IP in the form of Exhibit 1.06(a)(iii)(A) (the “Trademark Assignment”), (B) the patents and patent applications included in the Registered IP in the form of Exhibit 1.06(a)(iii)(B) (the “Patent Assignment”), and (C) a limited power of attorney in form and substances satisfactory to both Parties authorizing Purchaser to undertake with the appropriate registrars the registrant name change process with respect to the domain names transferred to Purchaser pursuant to this Agreement in accordance with the transition plan agreed to by the Parties pursuant to the Transition Services Agreement, executed by the Company;

(iv)  assignment and assumption of the Third Party IP, assigning Company’s right thereunder to Purchaser, executed by Company in the form attached hereto as Exhibit 1.06(a)(iv), including where available and if obtainable prior to Closing at no more than a nominal cost to Company, any necessary  licensor consents to assignment required under the applicable license agreement, which assignment shall also contain Purchaser’s undertaking and assumption, of obligations and liabilities with respect to events arising from and after the Closing Date, of the Third Party IP (the “Third Party IP Assignment and Assumption Agreements”);

(v)  an assignment and assumption agreement assigning the 50 West Watkins Mill Road Lease in the form of Exhibit 1.06(a)(v), executed by Company and the landlord, which assignment shall also contain Purchaser’s undertaking and assumption of obligations and liabilities with respect to events arising from and after the Closing Date, of the 50 West Watkins Mill Road Lease (the “50 West Watkins Lease Assignment and Assumption Agreement”);

(vi)  a sublease agreement between Purchaser, as landlord, and Company, as tenant, in the form attached hereto as Exhibit 1.06(a)(vi), executed by Company (the “Sublease”);

(vii)  a license agreement between Purchaser, as licensor, and Company, as licensee, in the form attached hereto as Exhibit 1.06(a)(vii) (the “Drug Repositioning License Agreement”) executed by Company, granting rights to the Company to use, license or sublicense, from and after Closing, certain Acquired Assets and Registered IP in connection with the Drug Repositioning Business;

(viii)  a license agreement between Purchaser, as licensor, and Company, as licensee, in the form attached hereto as Exhibit 1.06(a)(viii) (the “Diagnostic Development License Agreement”) executed by Company, granting rights to the Company to use, license or sublicense, from and after Closing, certain Acquired Assets and Registered IP in connection with the Diagnostic Development Business;

(ix)  a master services agreement by and between Purchaser and Company in the form attached hereto as Exhibit 1.06(a)(ix), executed by Company (the “Drug Repositioning MSA Agreement”);

(x)  a master services agreement by and between Purchaser and Company in the form attached hereto as Exhibit 1.06(a)(x), executed by Company (the “Diagnostic Development MSA Agreement”);

(xi)  a transition services agreement by and between Purchaser and Company in the form attached hereto as Exhibit 1.06(a)(xi), executed by Company (the “Transition Services Agreement”);

(xii)  a certificate executed by Company as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing Date in accordance with Section 5.01  and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 5.02;

(xiii)  in the event that a Backstop Letter of Credit is not delivered at Closing by Purchaser as provided in Section 1.03(b)(iii)(Y), Company shall deliver the Security Agreement and the Escrow Agreement each executed by  Company;

(xiv)  a certificate as to the good standing of the Company issued by the Secretary of State of the State of Delaware; and

(xv)  a certificate of the Secretary of Company certifying and attaching all requisite resolutions or actions of Company’s board of directors and stockholders approving the execution and delivery of this Agreement and the consummation of the Transactions and certifying to the incumbency and signatures of the officers of Company executing this Agreement and any other documents relating to the Transactions.

(b)  Purchaser and Parent shall deliver to Company:

(i)  the Closing Cash Payment by wire transfer to an account specified by Company;

(ii)  the Promissory Note executed by Purchaser and Parent;

(iii)  either (A) the Guarantee executed by Parent and Coramandel, and the Security Agreement executed by Purchaser and the Escrow Agreement executed by Purchaser and Escrow Agent or (B) a Backstop Letter of Credit;

(iv)  the Assignment and Assumption Agreement executed by Purchaser;

(v)  the (A) Trademark Assignment and (B) Patent Assignment, executed by Purchaser;

(vi)  the Drug Repositioning License Agreement executed by Purchaser;

(vii)  the Diagnostic Development License Agreement executed by Purchaser;

(viii)  the 50 West Watkins Lease Assignment and Assumption Agreement executed by Purchaser;

(ix)  the Sublease executed by Purchase;

(x)  the Drug Repositioning  MSA executed by Purchaser;

(xi)  the Diagnostic Development MSA Agreement executed by Purchaser;

(xii)  the Transition Services Agreement executed by Purchaser;

(xiii)  the Third Party IP Assignment and Assumption Agreements executed by Purchaser;

(xiv)  a certificate of the good standing of Purchaser as of not more than five (5) days prior to Closing issued by the Secretary of State of the State of Delaware and a certificate issued by the government of the Republic of India as of a recent date with similar effect with respect to Parent;

(xv)  a certificate executed by Purchaser as to the accuracy of its representations and warranties as of the date of this Agreement and the Closing Date in accordance with Section 6.01 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before Closing in accordance with Section 6.02; and

(xvi)  a certificate of the Secretary of Purchaser certifying and attaching all requisite resolutions or actions of Purchaser’s board of directors and stockholders approving the execution and delivery of this Agreement and the consummation of the Transactions and certifying to the incumbency and signatures of the officers of Purchaser executing this Agreement and any other document relating to the Transactions.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser and Parent hereby represent and warrant to Company as follows:

Section 2.01.  Corporate.

Parent is a company duly organized, validly existing and in good standing under the Company Act, 1956 of the Republic of India.  Purchaser is, or will be within ten (10) days of the date hereof, a corporation duly organized, validly existing and in good standing under the Laws of Delaware.  Each of Parent and Purchaser have all requisite corporate power and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by Parent and Purchaser pursuant hereto and to carry out the transactions contemplated hereby and thereby.

Section 2.02.  Authority.

The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Parent and Purchaser pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by the board of directors of Purchaser and Parent and the shareholders of Purchaser and Parent. This Agreement constitutes, and, when executed and delivered, the other documents and instruments to be executed and delivered by Purchaser and Parent pursuant hereto will constitute, valid and binding agreements of Purchaser and Parent, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally, and by general equitable principles.

Section 2.03.  No Violation.

Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Purchaser or Parent pursuant hereto or thereto nor the consummation by Purchaser or Parent of the transactions contemplated hereby and thereby (collectively, the “Transactions”) (a) assuming all notices, reports or other filings described in this Section 2.03 have been given or made, will violate any Laws or Orders of any Governmental Entity applicable to Purchaser or Parent, (b) except for filings as would not, individually or in the aggregate, prevent or materially delay the consummation of the Transactions, will require any authorization, consent, approval, exemption or other action by or notice to any Governmental Entity or (c) subject to obtaining the consents described in clause (b) above, will violate or conflict with, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, any term or provision of the charter, bylaws or similar organizational documents of Purchaser or Parent or of any Contract or restriction of any kind or character to which Purchaser or Parent is a party or by which Purchaser or Parent or any of their assets or properties may be bound or affected.

Section 2.04.  Brokers.

Except for o3 Capital Advisers, Pvt. Ltd., whose fees will be paid by Purchaser, neither Purchaser, Parent or any of their directors, officers, employees or agents has retained, employed or used any investment banking firm, broker or finder in connection with the Transactions or in connection with the negotiation thereof, nor are any of them responsible for the payment of any investment banking, broker’s or finder’s fees.

Section 2.05.  Financing.

The Purchaser and Parent have available the funds necessary to consummate the Transactions (including, without limitation, to make the payments described in Section 1.03), and to pay related fees and expenses.  The letter from ICICI Bank Limited to Parent dated October 10, 2007 attached hereto as Schedule 2.05 (the “Financing Letter”) has not been withdrawn or modified since the date thereof and neither Purchaser nor Parent has not been notified in writing or verbally of such bank’s intention to withdrawn or modify such letter or the commitment to provide financing contained therein.

Section 2.06.  Litigation.  No action, suit, claim, investigation or proceeding (legal, administrative or arbitrative) is pending or, to the best of Purchaser’s and Parent’s knowledge, threatened against Purchaser or Parent which seeks to prevent, restrict or delay consummation of the Transactions.

Section 2.07.  Limitations of Company’s Representations.  Purchaser and Parent acknowledge and agree that, except as expressly set forth in this Agreement, the Company has not made any representation or warranty, express or implied, as to the Company or the Business or as to the accuracy or completeness of any information regarding the Company or the Business furnished or made available to Purchaser, Parent or their Representatives.  Except as expressly set forth in this Agreement, the Company is not and shall not be subject to any Liability to Purchaser or Parent resulting from the distribution to Purchaser or Parent, or Purchaser’s or Parent’s use of or reliance on, any such information, documents or material made available to Purchaser or Parent in any data rooms, management presentations or in any other form in expectation of, or in connection with, the Transactions contemplated by this Agreement.

Section 2.08.  Disclosure Documents.  None of the information provided by Purchaser or Parent expressly for inclusion and thereafter included in the Proxy Statement or any amendment or supplement thereto, will, at the time of mailing of the Proxy Statement to the stockholders of the Company, at the time of the meeting at which the Company’s stockholders will vote on the Transactions, or at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 2.09.  Financial Statements.  The Balance Sheet of Parent as of March 31, 2007 and also the Profit and Loss account and each cash flow statement for the year ended on that date previously delivered to the Company give the information required by the Company Act, 1956, in the manner so required and give a true and fair view in conformity with the accounting principles generally accepted in India as of the date indicated and since such date no event has occurred with regard to Parent which would constitute a material adverse effect under the standards for a Material Adverse Effect as defined herein; provided, however, that in applying the Material Adverse Effect, subsection (x) thereof shall not apply for the purposes of this Section 2.09. The balance sheet, income statement and statement of cash flows of Purchaser as of September 30, 2007 previously delivered to the Company are consistent with the books and records of the Company and have been prepared in accordance with the past practices of the Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as set forth in the disclosure schedules to this Agreement, Company hereby represents and warrants to Purchaser as set forth in this Article III.  Each item disclosed in the disclosure schedules (the “Disclosure Schedules”) to this Agreement shall constitute an exception to the representations and warranties to which it makes reference and those representations and warranties herein to which the relevance of the item disclosed is reasonably apparent, without the necessity of repetitive disclosure or cross-reference.

Section 3.01.  Corporate.

(a)  Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease or otherwise hold the Acquired Assets and to carry on the Business as presently conducted.

(b)  Company is duly qualified or registered to transact business and is in good standing as a foreign and/or alien corporation in each jurisdiction in which the failure to be so qualified or registered could reasonably be expected to have a Material Adverse Effect.

Section 3.02.  Authority.

Company has the necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly authorized and approved by all necessary corporate action on the part of Company and no other corporate proceeding is necessary for the execution and delivery of this Agreement, the performance by Company of its obligations hereunder and the consummation by Company of the transactions contemplated hereby, subject only to the adoption of this Agreement and approval of the Transactions by the requisite affirmative vote of the stockholders of Company as required by the DGCL at a meeting of the stockholders of Company.  This Agreement has been duly executed and delivered by Company and, assuming due authorization, execution and delivery by the Purchaser, constitutes the legal, valid and binding obligation of Company, enforceable against it in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally, and by general equitable principles.

Section 3.03.  No Violation.

(a)  The execution and delivery of this Agreement by Company do not, and the performance of this Agreement by Company will not, (i) assuming all notices, reports or other filings described in clause (i) of Section 3.03(b) have been given or made, conflict with or violate any Law or Order of any Governmental Entity applicable to Company or by which any of its property is bound or affected, (ii) violate or conflict with either the Certificate of Incorporation or Bylaws of Company or, (iii) except as set forth in Schedule 3.03(a), result in any violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Company pursuant to, any note, bond, mortgage, indenture, agreement, contract, instrument, permit, license, franchise or other obligation to which Company is a party or by which Company or its property is bound or affected, except for, in the case of clauses (i) and (iii), conflicts, violations, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect or prevent the consummation of the Transactions.

(b)  Except for (i) applicable requirements, if any, of the Exchange Act, and (ii) filings as would not prevent or materially delay the consummation of the Transactions, Company is not required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.  No waiver, consent, approval or authorization of any Governmental Entity is required to be obtained or made by Company in connection with its execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except (A) where the failure to obtain such waivers, consents, approvals or authorizations would not prevent or materially delay the performance by Company of their respective obligations under this Agreement or (B) in connection with any submission required above.

Section 3.04.  Tax Matters.

(a)  All Tax Returns required to be filed by or on behalf of Company with respect to the Business or the Acquired Assets have been timely filed.  All such Tax Returns were correct and complete in all material respects.  All Taxes owed by Company have been paid except for Taxes for which payment has not yet become due.  There are no security interests on any of Company's assets that arose in connection with any failure or alleged failure to pay any Tax.

(b)  Company, with respect to the Business and Acquired Assets, has duly withheld and paid all Taxes that it is required to withhold and pay in connection with amounts paid or owing to any employee, independent contractor, creditor or other third party, except where the failure to withhold or pay Taxes would not be material to the Business.

(c)  The Tax Returns of Company with respect to the Business or Acquired Assets that are under audit or have been audited by the Internal Revenue Service (“IRS”) or other applicable Tax authorities since July 1, 2004 are set forth in Schedule 3.04(c).  Except as would not be material to the Business, Company has not received from the IRS or any other applicable Tax authorities any written notice of underpayment or assessment of Taxes or other deficiency with respect to the Business or Acquired Assets that has not been paid or any objection to any Tax Return filed by Company with respect to the Business or the Acquired Assets.  There are no outstanding Contracts or waivers extending the statutory period of limitations applicable to any Tax Return with respect to the Business or Acquired Assets.

(d)  No claim has been made by an authority in a jurisdiction in which Company does not file Tax Returns that it is subject to Tax in that jurisdiction.

(e)  This Section 3.04 contains all representations and warranties of the Company with respect to all matters involving Taxes or Laws with respect to Taxes.

Section 3.05.  Absence of Certain Changes. Except as expressly contemplated by this Agreement or as set forth in Schedule 3.05 or in any SEC Reports filed and publicly available prior to the date of this Agreement, since July 1, 2007, (a) the Business has been conducted in the ordinary course consistent with past practice; (b) there has not been any event, occurrence or development which would have a Material Adverse Effect on Company or the Business; (c) there has not occurred any action, event or failure to act, that if it has occurred after the date of this Agreement would have required the consent of Purchaser under Section 4.01.

Section 3.06.  No Litigation. Except as set forth in Schedule 3.06, as of the date hereof, there is no Litigation pending or, to Company’s Knowledge, threatened against Company, the Acquired Assets or the Business.  Except as set forth in Schedule 3.06 or in any SEC Reports, as of the date hereof, there are no Orders relating to the Business or the Acquired Assets.

Section 3.07.  Compliance with Laws and Orders; Environmental Laws.

(a)  Except as set forth in Schedule 3.07(a), Company (including the Business and Acquired Assets) is in compliance with all applicable Laws, except for such instances of noncompliance that would not have a Material Adverse Effect, and Orders.  Except as set forth in Schedule 3.07(a), Company has not received any written notice of any violation or alleged violation of any Laws or Orders that have not been resolved.  Except as set forth in Schedule 3.07(a), all reports, filings and returns required to be filed by or on behalf of Company relating to the Business with any Governmental Entity have been filed.

(b)  Company has all Operating Permits, and all exemptions from requirements to obtain or apply for any of the foregoing, for the conduct of the Business (as currently conducted), except where the failure to have such Operating Permits would not have a Material Adverse Effect.  All Operating Permits are set forth in Schedule 3.07(b), are in full force and effect, except where the failure to be in full force or effect would not have a Material Adverse Effect.  Except as set forth in Schedule 3.07(b), Company (including the Business and Acquired Assets) is in compliance with all such licenses, permits, approvals, certifications, consents and listings, except for such instances of noncompliance that would not have a Material Adverse Effect.

(c)  Except as would not have a Material Adverse Effect, (i) Company is in compliance with all applicable Environmental Laws relating to the Business and the Acquired Assets; (b) Company has all material permits, licenses and other authorizations required under any Environmental Law relating to the Business (“Environmental Permits”); (c) Company is in material compliance with its Environmental Permits; and (d) there are no pending or, to Company’s Knowledge, threatened claims against Company relating to any Environmental Law or Hazardous Substance relating to the Business. This Section 3.07(c) contains all representations and warranties of the Company with respect to all matters involving environmental conditions or Environmental Laws.

Section 3.08.  Title to Properties. Except as set forth on Schedule 3.08, Company has good, valid and marketable title to, or in the case of leased properties and assets, valid leasehold interests in, all the Acquired Assets and such assets and properties are owned free and clear of all Liens except for Permitted Encumbrances.

Section 3.09.  Tangible Personal Property.

(a)  All furniture, fixtures, computer systems, equipment, laboratory equipment and other tangible personal property, whether owned or leased, by the Company and used or held for use primarily in the conduct of the Business during the twelve (12) months prior to the date of this Agreement (but excluding embodiments of Business Intellectual Property, Business Information, Information Assets and Third Party IP) and located either at the 50 West Watkins Mill Road Facility or Tokyo Facility or in the possession of Business salespeople (collectively, the “Equipment”) shall be delivered “AS IS”.  Except as provided on Schedule 3.09(a)(1), notwithstanding the previous sentence, Equipment essential to providing the products or services provided by the Business in the ordinary course of its business as conducted during the twelve (12) months prior to the date of this Agreement (the “Essential Equipment”) is in good operating condition (ordinary wear and tear excepted) and repair.  Such personal property is not held other than in the possession of the Company or the Business salespeople.  Schedule 3.09(a)(2) is a list of the Equipment owned by the Company that is (i) material for the operation of the Business or (ii) that either (A) is reflected on the Initial Listing of Assets and Liabilities or was thereafter acquired (except for assets and properties sold, consumed or otherwise disposed of in the ordinary course of business since such date), or, (B) with respect to furniture, fixtures, cubicles, computers, equipment and other tangible assets, that is or has been located at the 50 West Watkins Mill Road Facility, the Tokyo Facility or in the possession of the Business salespeople since September 30, 2007, is Equipment which during the twelve (12) months prior to the date of this Agreement has primarily been used or held for use in the conduct of the Business (but not including the Retained Assets); provided, that if there is no breach of Section 3.16(b), the absence of an item included on Schedule 3.09(a)(2) in the assets delivered at Closing shall not be a breach of this Section 3.09(a), so long as the Essential Equipment is included in the assets delivered to Purchaser at Closing.

(b)  The Company has not received notice from any Governmental Entity that any of the Equipment is not in compliance with all applicable Law, except for such failures to comply, if any, which have been remedied.

Section 3.10.  Real Property.

(a)  Company does not own any real property.  Schedule 3.10(a) sets forth a list of all real property leased to and currently used by Company for the Business (the “Real Property”).

(b)  Company is not in breach of or default under the terms of the Real Property Leases (nor has Company taken or failed to take any action that , with notice or lapse of time, or both, would constitute a default) and to Company’s Knowledge the respective landlords of the Real Property Leases are not in breach of or default under the terms of their Real Property Leases (nor has either such landlord taken or failed to take any action that , with notice or lapse of time, or both, would constitute a default).  True and correct copies of the Real Property Leases have been provided to Purchaser.

(c)  Company has not entered into any subleases, licenses or other agreements relating to the use or occupancy of all or any portion of the Real Property by any Person.

(d)  the Real Property is sufficient and suited, in all material respects, for the Business as presently conducted by Company.

(e)  The Real Property is not subject to any procedure or action, including without limitation eminent domain or condemnation, which may affect its quiet use.  To Company’s Knowledge, there is no proposed planning regulation or decision of a Governmental Entity would result in the taking of all or any part of the Real Property or that would prevent or hinder the continued use of the Real Property as it is currently used in the conduct of the Business.

(f)  To Company’s Knowledge, the electrical, mechanical, plumbing, heating, air-conditioning, ventilating, security and other systems serving the Real Property are in good working order and there are no major repairs (any single repair costing in excess of $10,000, or repairs costing in aggregate in excess of $25,000) required to the structure or building systems of the Real Property.

(g)  Company has not received (i) actual notice of any threatened special assessments or improvements or activities of any Governmental Entity either planned, in process, or completed which may give rise to any special assessment against the Real Property or any portion thereof; or (ii) actual notice of any judicial or administrative action, or action by any adjacent landowners, affecting the Real Property that would materially and adversely impact the operation of the Business.

Section 3.11.  Insurance.

Schedule 3.11 sets forth a true and complete list of all insurance policies carried by Company with respect to the Business or the Acquired Assets, together with, in respect of each such policy, the name of the insurer, the policy number, the type of policy, the amount of coverage and the deductible; provided, however, that none of such insurance policies is included in the Acquired Assets or Assumed Liabilities.

Section 3.12.  Material Contracts.

(a)  As of the date hereof, Schedule 3.12(a) lists all current Contracts, relating primarily to the Business or the Acquired Assets to which Company is a party and which fall within any of the following categories (each a “Material Contract”):

(i)  all agreements with customers of the Business which contain executory obligations of the Business in excess of $300,000 and/or a term of more than 24 months from the date hereof;

(ii)  all agreements with vendors to the Business pursuant to which the Business has purchased goods or services in excess of $200,000 in the 6 months prior to the date hereof;

(iii)  all agreements, other than Open Purchase Orders or in excess of $25,000, pursuant to which the Company and/or the Business is required to purchase either a specific dollar amount of goods or services or a specific percentage of the Business’ requirements;

(iv)  all agreements with customers of the Business which contain “most favored customer,” “most favored pricing” or similar terms which require the Company and/or the Business to deal with any customer on better, equal or similar terms than any other customer that is unaffiliated with the first customer;

(v)  any agreement with any Governmental Entity as a customer;

(vi)  any agreement requiring an annual payment in excess of $100,000 relating to the supply of human tissue samples or to sponsored research with entities that have provided or are providing human tissue samples;

(vii)  any distributor, distribution or reseller agreements;

(viii)  material Contracts not entered into in the ordinary course of business;

(ix)  Contracts relating to any outstanding commitment for capital expenditures in excess of $25,000;

(x)  indentures, mortgages, promissory notes, loan agreements, guarantees, letter of credit or other agreements or instruments of Company or commitments for the borrowing or the lending by Company of amounts in excess of $25,000 providing for the creation of any charge, security interest, encumbrance or lien upon any of the Acquired Assets, to the extent included in Assumed Liabilities;

(xi)  any non-competition agreement or any other agreement or obligation that purports to limit in any respect the manner in which, or the localities in which, the Business may be conducted;

(xii)  any Contract that Company reasonably believes would prohibit or materially delay the consummation of the Transactions (other than those requiring consent to assignment as provided Schedule 3.03(a)); and

(xiii)  any Contract with any Affiliate that would affect the Acquired Assets or Business after Closing (excluding any employment-related agreements).

(b)  Company has provided Purchaser with true and complete copies of the Material Contracts, and any proposed written amendment, supplement or modification to an existing Material Contract have been made available by Company to Purchaser.  Except as set forth in Schedule 3.12(b), each of the Material Contracts were entered into in a bona fide transaction in the ordinary course of business and is legal, valid, binding and enforceable upon Company and in full force and effect.  There is not under any Material Contract: (A) any existing material default by Company or, to Company’s Knowledge, by any other party thereto, or (B) any event which, after notice or lapse of time or both, would constitute a default by Company or, to Company’s Knowledge, by any other party, or result in a right to accelerate or terminate or result in a loss of rights of Company, which default or event could, individually or in the aggregate, reasonably be expected to result in a liability or cost to Company in excess of $25,000.

Section 3.13.  Employee and Labor Matters.

Except as set forth on Schedule 3.13, (a) there is no unfair labor practice charge or complaint pending or, to Company’s Knowledge, threatened, against Company relating to the Business; (b) there is no labor strike, slowdown or stoppage actually pending or, to Company’s Knowledge, threatened, against or affecting Company relating to the Business nor any secondary boycott with respect to any products or services of Company relating to the Business; (c) no labor grievance, nor any arbitration proceeding arising out of or under collective bargaining agreements applicable to the Company in connection with the Business, is pending; and (d) there are no administrative charges or court complaints against Company in connection with the Business concerning alleged employment discrimination or other employment-related matters pending or threatened before the U.S. Equal Employment Opportunity Commission or any other Governmental Entity.

Section 3.14.  Employee Benefit Plans.

(a)  Schedule 3.14(a) sets forth a list of all “employee benefit plans” (as defined in Section 3(3) of ERISA) and all other employee benefit or executive compensation arrangements, perquisite programs or payroll practices applicable to Business Employees, including any such arrangements or payroll practices providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options (including those held by directors, employees, and consultants), hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, that are maintained by Company or any entity within the same “controlled group” as Company, within the meaning of Section 4001(a)(14) of ERISA (an “ERISA Affiliate”) or to which Company or ERISA Affiliate is obligated to contribute thereunder for current or former employees of the Business (the “Employee Benefit Plans”); provided, however, that none of such Employee Benefit Plans or the assets thereof are included in the Acquired Assets or Assumed Liabilities.

(b)  There are no pending actions, claims or lawsuits which have been asserted, instituted or, to Company’s Knowledge, threatened, against the Employee Benefit Plans, the assets of any of the trusts in their capacity as such under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Employee Benefit Plans with respect to the operation of such plans (other than routine benefit claims).

(c)  No Employee Benefit Plan is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, nor has any of Company, a Company Subsidiary or an ERISA Affiliate maintained any such plan for the 5 year period prior to the date of this Agreement.  No Employee Benefit Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or is a “single-employer plan” subject to Section 4063 or 4064 of ERISA, nor has Company, or any ERISA Affiliate maintained or contributed to any such plan at any time prior to the date of this Agreement.

(d)  With respect to any Employee Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code:

(i)  each Employee Benefit Plan has been operated at all times in compliance with its terms and Code Section 401(a);

(ii)  no Employee Benefit Plan is or has been within the five (5) year period preceding the date of this Agreement under audit or, to Company’s Knowledge, investigation by any Governmental Entity; and

(iii)  Company has provided to the Purchaser a copy of any opinion letter or determination letter issued by the IRS with respect to such Employee Benefit Plan’s qualification.

(e)  As of the date hereof, the Company has not entered into any written employment agreements with any of the Business Employees and each of the Business Employees is employed with the Company on an “at-will” basis.

(f)  This Section 3.14 contains all representations and warranties of the Company with respect to all matters regarding Employee Benefit Plans or Laws regarding employee or incentive plans.

Section 3.15.  Intellectual Property.

(a)  Schedule 3.15(a) lists all of the Registered IP and any licenses or other rights granted to third parties to use the Registered IP.  The Registered IP is registered in the name of Company and Company has the right to assign the Registered IP to Purchaser pursuant to the terms hereof.

(b)  Except as set forth in Schedule 3.15(b), Company owns all right, title and interest in and to all material Business Intellectual Property, and/or, as between Company and its licensor, has a valid and transferable license to use all material 3rd Party Software Licenses and 3rd Party Databases subject to the terms of the third party licenses.

(c)  Except as set forth in Schedule 3.15(c), and subject to the rights of suppliers under agreements with suppliers of biological samples (including those held in the Biorepository), Company owns all right, title and interest in and to the Biorepository.

(d)  Except set forth in Schedule 3.15(d), Company is in material compliance with terms of the public licenses applicable to open source incorporated by the Company in the Information Assets, excluding open source incorporated in the Third Party IP.

(e)  Except as set forth in Schedule 3.15(e), the Business Intellectual Property and the Third Party IP constitute all of the material Intellectual Property Rights owned, used or held for use by Company primarily in connection with the Business.

(f)  Except as set forth in Schedule 3.15(f), all renewal fees and other maintenance fees that have fallen due and for which the payment period has expired on or prior to the date of this Agreement with respect to Registered IP have been paid, and no Business Intellectual Property is the subject of any proceeding before any Governmental Entity, in any jurisdiction, including any office action or other form of preliminary or final refusal of registration.

(g)   To Company’s Knowledge, (i) no claim, suit, action or other proceeding with respect to any infringement of third party intellectual property rights, or violation of the respective licenses for the 3rd Party Software, is threatened in writing or pending against the Company and (ii) the Company's current use of the 3rd Party Software is consistent with the terms of the respective licenses to such 3rd Party Software.

(h)  Company has taken reasonable steps necessary to protect the proprietary status of all material trade secrets and other material confidential information relating to the Business.  Except as described on Schedule 3.15(h), all employees of the Company who have contributed to or participated in the conception and development of any material Business Intellectual Property have executed a Proprietary Information and Inventions Agreement or other agreements providing for the assignment of Intellectual Property Rights to their work product for the Business substantially in scope as those contained in the form attached hereto as Exhibit 3.15(h).  Except as described on Schedule 3.15(h), consultants of the Company who have contributed to or participated in the conception and development of any of material Business Intellectual Property have executed an agreement providing for the assignment or license to Customer of Intellectual Property Rights to their work product for the Business.

(i)  Except as disclosed on Schedule 3.15(i), no written claims, or to Company’s Knowledge unwritten claims, have been made to Company by any person or entity that (i) Company does not own or have the right to use any Intellectual Property Right in the conduct of the Business, or (ii) the use of any Business Intellectual Property by Company, or the conduct of the Business, infringes upon or misappropriates the Intellectual Property Rights of a third party, and Company does not know of any valid basis for any such claim.

(j)  To Company’s Knowledge, and except as set forth on Schedule 3.15(j), the use of the Business Intellectual Property and the conduct of the Business by Company does not infringe upon or misappropriate the Intellectual Property Rights of any Person.

(k)  Except as disclosed on Schedule 3.15(k), to Company’s Knowledge, no Person is infringing or misappropriating any Business Intellectual Property.

Section 3.16.  Financial Statement.

(a)  The Initial Listing of Assets and Liabilities is consistent with the books and records of the Company and has been prepared in accordance with the past practices of the Company.

(b)  As of June 30, 2007, the Net Fixed Assets of the Business included in the Acquired Assets have a book value equal to Eight Million Eighty Thousand Dollars ($8,080,000).  As of the Closing Date, the book value of the Net Fixed Assets of the Business shall be equal to at least Eight Million Eighty Thousand Dollars ($8,080,000), less normal amortization and depreciation since June 30, 2007.  The “Net Fixed Assets of the Business” shall be the plant, property, equipment and leasehold improvements of the Business as determined by the Company in accordance with past practices of the Company and consistent with the books and records of the Company.

(c)  As of the Closing Date, the total Other Current Liabilities of the Business (less the amount of any increase between the date hereof and the Closing Date of Other Current Liabilities due to increases in paid time off accruals) shall not be greater than Eight-Hundred-Sixty-Four Thousand Dollars ($864,000).  “Other Current Liabilities of the Business” shall be made up of the line items of the Business listed on Schedule 3.16(c) hereto.

(d)  Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in Company’s financial statements contained in its 2006 Annual Report on Form 10-K filed with the SEC (the “Company Financial Statements”), was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (ii) was prepared from and in accordance with Seller’s books and records.

(e)  On the date hereof and on the Closing Date, the Company Subsidiaries do not and will not have any obligations or liabilities (whether accrued, contingent or otherwise), in excess of the aggregate amounts set forth on the Company Subsidiary balance sheets attached hereto as Schedule 3.16(e), other than liabilities and obligations incurred in the ordinary course of business since the date of the Company Subsidiaries’ balance sheet (which excess from ordinary course liabilities and obligations for each Company Subsidiary shall not exceed $100,000).

Section 3.17.  Brokers.  Other than Company Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Company.

Section 3.18.  Inventory. All Inventories reflected on Company’s financial statements are valued at the lower of cost or market, in accordance with GAAP applied on a consistent basis throughout the periods indicated.  Except to the extent of inventory reserves reflected on the Company Financial Statements, the items included in said inventories are (i) normal items of inventory carried by the Business, and (ii)  of a quality and quantity merchantable in the normal course of business consistent with past practice (which, for the avoidance of doubt, shall not include expired Inventory).

Section 3.19.  Customers and Suppliers.

(a)  Customers.  Schedule 3.19(a) sets forth an accurate and complete list of the ten (10) largest customers of the Business (by volume in dollars of sales to such customers) for the 12-month period ending as of June 30, 2007 (the “Material Customers”), and the amount of revenues accounted for by such customers during such period.  None of such Material Customers which are subscription customers has given notice to Company that it does not intend to renew its subscription and none of such Material Customer for data generation services has indicated that upon conclusion of such assignment it will not consider the Company for future engagements, nor to Company’s Knowledge is there any fact or circumstance that would be reasonably likely to result in any such change.

(b)  Suppliers.  Schedule 3.19(b) sets forth an accurate and complete list of the ten (10) largest suppliers of Company with respect to the Business (determined on the basis of dollar volume for the 12-month period ending as of June 30, 2007 (the “Material Suppliers”) and the amounts paid to each Material Supplier such period ending.  None of such Material Suppliers has given notice to the Company that it intends to cease doing business with the Company with respect to the Business, nor to Company’s Knowledge is there any fact or circumstance that would be reasonably likely to result in any Material Supplier reducing or ceasing its relationship with the Business.

Section 3.20.  Transactions with Related Persons.  Except as set forth in Schedule 3.20, no officer or director of Company (any such individuals, a “Related Person”), or, to the Knowledge of the Company, any Affiliate or member of the immediate family of any Related Person, is involved in any business arrangement or relationship with the Company with respect to the Business in excess of $25,000 per annum, other than employment arrangements entered into in the ordinary course of business.

Section 3.21.  Product Warranties.  To Company’s Knowledge, each product sold or licensed by the Business (the “Business Products”) has been in conformity in all material respects with the specifications (if any) for such Business Products, all applicable contractual commitments and all applicable express and implied warranties.  No Business Product is subject to any guaranty, warranty or other indemnity beyond the applicable terms and conditions of the applicable sales agreement or license or beyond that which may be implied or imposed by applicable Law.

Section 3.22.  Sufficiency of Assets.  Except for the assets in the Shared Services Division and the Retained Assets, the Acquired Assets collectively comprise all of the assets and rights necessary for the conduct of the Business as it has been conducted during the twelve (12) months prior to the date of this Agreement and is currently being conducted by the Company.

Section 3.23.  Contract Rights.  The rights and benefits granted to Company pursuant to the agreements listed in Section 5(b)(i)-(iv) of Schedule 1.01(b)(1) are not as of the date hereof, and have not within the twelve (12) months prior to the date hereof, been used by the Company in connection with the conduct of the Business.

EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III, NEITHER THE COMPANY NOR ANY OF ITS AFFILIATES MAKES, OR HAS MADE, ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, STATUTORY OR BASED ON COURSE OF DEALING OR USAGE OF TRADE, RELATING TO THE COMPANY OR THE BUSINESS, ASSETS OR LIABILITIES.  ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE.  WITHOUT LIMITATION OF THE FOREGOING, NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, NOTHING IN THIS AGREEMENT IS INTENDED TO BE A WARRANTY OR REPRESENTATION BY COMPANY OF  NON-INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS, OR  FREEDOM TO OPERATE UNDER INTELLECTUAL PROPERTY RIGHTS WITH RESPECT TO THE COMPANY, ANY ACQUIRED ASSETS OR THE BUSINESS, AND ANY AND ALL SUCH WARRANTIES AND REPRESENTATIONS ARE HEREBY DISCLAIMED IN FULL.

ARTICLE IV

COVENANTS

Section 4.01.  Conduct of Business by Company Pending the Closing.  From the date of this Agreement to the Effective Time, except as required or permitted by this Agreement or otherwise with the prior written consent of Purchaser and Company shall (a) carry on the Business in the ordinary course consistent in all material respects with past practice, (b) use commercially reasonable efforts to preserve intact in all material respects the Business and keep available the services of the senior managers of the Business, (c) use commercially reasonable efforts to preserve in all material respects the Company’s business relationships with principal customers and suppliers of the Business with which it has business dealings and (d) comply in all material respects with all Laws applicable to the Company or any of its properties and assets relating to the Business.  Without limiting the generality of the foregoing, Company shall not, between the date of this Agreement and the Effective Time, except as expressly required or permitted by this Agreement, directly or indirectly, do, or commit to do, any of the following without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed):

(i)  Sell, dispose of, transfer, or further encumber any of the Acquired Assets, except in the ordinary course of business or pursuant to an Acquisition Proposal in accordance with the terms of Section 4.02;

(ii)  Incur a non-ordinary course obligation or commitment which is or will become an Assumed Liability in excess of $50,000 for any single obligation or  commitment or in the aggregate in the excess of $250,000;

(iii)  Enter into, or modify, amend or terminate, any Material Contract other than in the ordinary course of business;

(iv)  Materially increase the compensation or fringe benefits of any of the Business Employees, except as required by contractual obligations existing as of the date hereof and except for increases in salary or wages in connection with a promotion or change in position granted to employees (other than executive officers) of Company in the ordinary course of business in accordance with past practice;

(v)  Except as may be required as a result of a change in Law or in generally accepted accounting principles or audit practices, change in any material respect any of the accounting methods, practices or principles used by the Company relating to the Business; or

(vi)  Agree to take in writing, any of the actions described in this Section 4.01.

Section 4.02.  No Solicitation.  Until this Agreement has been terminated in accordance with Section 8.01, Company shall not, and shall not permit any of its Affiliates to, and shall cause its Affiliates’ officers, directors, employees, consultants, representatives and other agents, including, but not limited to, investment bankers, attorneys and accountants (collectively, “Representatives”), not to, directly or indirectly, (i) solicit, initiate or knowingly encourage the making of, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (ii) participate in discussions or negotiations with, or furnish or disclose any nonpublic information to, any Person (other than Purchaser or their Representatives) in connection with any Acquisition Proposal, (iii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or (iv) enter into any agreement, letter of intent or similar document contemplating or otherwise relating to any Acquisition Proposal; provided, however, that this Section 4.02 shall not prohibit Company or the Representatives from:

(i)  participating in discussions or negotiations with, or furnishing or disclosing nonpublic information to, any Person in response to an unsolicited, bona fide and written Acquisition Proposal that is submitted to Company by such Person after the date of this Agreement and prior to the Effective Time if (I) none of Company, any of its Affiliates or any of the Representatives shall have violated in any material respect any of the provisions of this Section 4.02, (II) a majority of the members of the Board of Directors of Company determines in good faith, (x) that such Person is reasonably capable of consummating such Acquisition Proposal taking into account the legal, financial, regulatory and other aspects of such Acquisition Proposal and (y) that such Acquisition Proposal could reasonably lead to a Superior Proposal, and (III) a majority of the members of the Board of Directors determines in good faith that failing to take such action would be a breach of its fiduciary duties to the Company’s stockholders; or

(ii)  approving or recommending, or entering into, a definitive agreement with respect to an unsolicited Acquisition Proposal that is submitted to Company after the date of this Agreement and prior to the Effective Time if (I) none of Company, any of its Affiliates or any of the Representatives have violated in any material respect any of the provisions of this Section 4.02, (II) Company provides Purchaser with written notice at least three Business Days prior to any meeting of the Board of Directors at which such Board of Directors will consider whether such Acquisition Proposal constitutes a Superior Proposal, during which three-Business Day period Company shall cause its financial and legal advisors to negotiate in good faith with Purchaser in an effort to make such adjustments in the terms and conditions of this Agreement as would enable Company to proceed with the transactions contemplated herein on such adjusted terms, (III) notwithstanding such negotiations and adjustments pursuant to clause (II) above, the Board of Directors makes the determination necessary for such Acquisition Proposal to constitute a Superior Proposal, (IV) a majority of the members of the Board of Directors determines in good faith that failing to take such action would be a breach its fiduciary duties to Company’s stockholders, and (V) Company does not approve or recommend or enter into a definitive agreement with respect to such Acquisition Proposal at any time before the day that is the third Business Day after Purchaser receives written notice from Company stating that the Board of Directors has determined such Acquisition Proposal constitutes a Superior Proposal;

provided, further, that if, in accordance with subsections (i) or (ii) above, Company determines that an Acquisition Proposal constitutes a Superior Proposal, then upon termination of this Agreement in accordance with the terms of Section 8.01(d), Company shall pay to Purchaser an amount equal to the sum of $400,000.

Section 4.03.  Access to Information.

(a)  Except for competitively sensitive information, and subject to applicable Law, during the period commencing on the date hereof and ending on the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated pursuant to Section 8.01, Company shall upon reasonable notice, afford Purchaser, and its Representatives, reasonable access during normal business hours to the employees, properties, books and records of the Business so that they may have the opportunity to make such investigations as they shall desire of the affairs of Business; provided, however, that such investigation shall not affect the representations and warranties made by Company in this Agreement.  Company agrees to cause its Representatives, in a manner consistent with the fulfillment of their ongoing duties and obligations, to furnish such additional financial and operating data and other information and respond to such inquiries relating to the Business as Purchaser shall from time to time reasonably request.  Notwithstanding the foregoing, nothing herein shall require Company to disclose any information that would cause a violation of Law or any confidentiality agreement or contractual requirement or waive any attorney-client privilege (provided that if Company refrains from disclosing information requested by Purchaser for any of the foregoing reasons Company shall so advise Purchaser, including an explanation of the basis for withholding the information); provided further, that all requests for such access, inspection or information pursuant to this Section 4.03 shall be made through Company’s General Counsel or such other person as he shall designate in writing to Purchaser.  All nonpublic information provided to, or obtained by, Purchaser in connection with the transactions contemplated hereby shall be “Confidential Information” for purposes of the Confidentiality Agreement.

(b)  Except for competitively sensitive information, and subject to applicable Law, during the period commencing on the date hereof and ending on the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated pursuant to Section 8.01, Purchaser and Parent shall cause their Representatives to furnish such information and respond to such inquiries as Company shall from time to time reasonably request regarding post-closing integration and operational issues.  Notwithstanding the foregoing, nothing herein shall require Purchaser or Parent to disclose any information that would cause a violation of Law or any confidentiality agreement or contractual requirement or waive any attorney-client privilege (provided that if Purchaser or Parent refrains from disclosing information requested by Company for any of the foregoing reasons Purchaser and Parent shall so advise Company, including an explanation of the basis for withholding the information); provided further, that all requests for such access, inspection or information pursuant to this Section 4.03 shall be made through Purchaser’s Chief Financial Officer or such other person as he shall designate in writing to Company.  All nonpublic information provided to, or obtained by, Company in connection with the transactions contemplated hereby shall be Confidential Information for purposes of the Confidentiality Agreement.

Section 4.04.  Notification of Certain Matters.

(a)           From the date hereof until Closing, Company shall endeavor to promptly notify Purchaser in writing if to the Company’s Knowledge:  (x) any event, condition, fact or circumstance has occurred, or existed on or prior to the date of this Agreement and that caused or constitutes a breach of any representation or warranty made by Company in this Agreement; (y) any event, condition, fact or circumstance occurs, arises or exists after the date of this Agreement and that would cause or constitute a breach of any representation or warranty made by Company in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; and (c) any material breach of any covenant or obligation of Company.  If any event, condition, fact or circumstance arises after the date of this Agreement that is required to be disclosed pursuant to this Section 4.04 and requires any change in the Disclosure Schedules, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Company shall promptly deliver to Purchaser an update to the Disclosure Schedule specifying such change and, when accepted by Purchaser, such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any representation or warranty made by Company in this Agreement or any closing certificate, or (ii) determining whether any of the conditions set forth in Article V has been satisfied, unless in accordance with Section 5.07 such update is not accepted by the Purchaser.

(b)           From the date hereof until Closing: (i) Purchaser and Parent shall promptly notify Company in writing if Purchaser or Parent receives notice, whether written or verbal, of (A) ICICI Bank’s withdrawal or modification of the Financing Letter or the commitment to provide financing contained therein, (B) ICICI Bank’s intention to withdraw or modify such letter or the commitment to provide financing contained therein, or (C) any event related to the financing of the Transaction occurs or fails to occur which would cause the Purchaser or Parent not to proceed to Closing; and (ii) Company shall promptly notify Purchaser in writing if Company determines that stockholder approval of the Transactions will not be or has not been obtained.

Section 4.05.  Public Announcements. So long as this Agreement is in effect, Purchaser and Company shall consult with each other before issuing, and provide each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement and the Transactions and shall not issue, or permit their Affiliates or Representatives to issue, any such press release or make any such public statement prior to such consultation, except as may be required by Law (including, but not limited to, filing of this Agreement on a Current Report on Form 8-K and the filing of a Schedule 14A and distribution of the related Proxy Statement pursuant to the federal securities Laws) or in accordance with any listing agreement with, or the rules, requirements or requests of, any securities exchange on which such Party’s securities are listed or quoted.

Section 4.06.  Commercially Reasonable Efforts; Cooperation. Upon the terms and subject to the conditions hereof, each of the Parties hereto shall use its commercially reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and shall use its commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, (a) cooperating in responding to inquiries from, and making requests and presentations to, stockholders, customers, suppliers, regulatory authorities and other third parties, (b) cooperating in the preparation and filing of the Proxy Statement and (c) promptly making all regulatory filings and applications and any amendments thereto as are necessary for the consummation of the transactions contemplated by this Agreement; provided, however, that (i) nothing in this Section 4.06 shall require a Party to (x) respond to or defend against any Litigation challenging or relating to this Agreement or the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered, by any court or other Governmental Entity vacated or reversed, or (y) divest or otherwise transfer or assign any material assets or cease any material business activities as a condition of the approval of this transaction by any Governmental Entity, and (ii) if the Company is unable to obtain consents to assignment of the Sponsored Research Agreements prior to Closing, Purchaser shall hold the biological tissue samples provided pursuant to such agreements in escrow (and shall not make use of such tissue samples until such consents are obtained) and Company and Purchaser will continue for a reasonable period after Closing to attempt in good faith to obtain such consents to assignment, or such earlier time as Company determines it is unable to obtain such consents (but in no event shall Company be required to pursue such consents for more than ninety (90) days after Closing) and if Company or Purchaser determine that they will be unable to obtain such consents, then either Purchaser or Company may require such tissue samples be removed and destroyed and after such removal and destruction Purchaser shall certify such removal and destruction to Company; provided, however, that Purchaser will not be required to (A) remove and destroy in excess of five percent (5%) of such tissue samples contained in the Biorepository as of the date of Closing at the direction of the Company or (B) hold in escrow in excess of ten percent (10%) of such tissue samples contained in the Biorepository as of the date of Closing.

Section 4.07.  Retention of Books and Records.

(a)  To the extent documents and records pertaining to the periods before the Closing are included in the Acquired Assets, after Closing Purchaser will retain and maintain, in an organized and retrievable manner, all documents and records pertaining to the periods before the Closing in accordance with standards of commercial reasonableness.  Purchaser will retain and maintain all machine-sensible records, such as computer tapes, disks, diskettes, etc., which are considered books and records within the meaning of Code Section 6001.  Purchaser will make available such documents and records, machine sensible records, computer time, and assistance from Purchaser’s personnel as may be requested by Company in order to expeditiously comply with all pertinent requests from the Internal Revenue Service, state taxing authorities or other governmental regulatory agencies that relate to periods prior to the Closing Date.

(b)  Purchaser and Company agree to retain all Tax returns, related schedules and work papers and all other material records and other documents relating to the Company or the Business (the “Documents”) for periods prior to, or including the Closing until December 31, 2014 (the “Document Period”) or any longer period of time required by law as applicable to Purchaser or Company or that is reasonably requested in writing by Purchaser or Company.  During the Document Period, upon reasonable notice, each of Purchaser and Company will give, or cause to be given, to the Representatives of the other access to and permission to copy, at the requesting Party’s expense, during normal business hours, Documents in the custody of such Party and access to its employees with knowledge of such matters, to the extent reasonably requested by the other Party in connection with financial reporting matters, audits, legal proceedings, employee benefit claims, governmental investigations and other reasonable business purposes; provided, however, that nothing herein will obligate any Party to take actions that would unreasonably disrupt the normal course of its business, violate the terms of any contract to which it is a party or to which it or any of its assets is subject, or grant access to any of its proprietary, confidential or classified information to the extent not related to the Business or the Acquired Assets.  In no event shall Purchaser (i) file any amended Tax Return of the Business for any period prior to Closing or (ii) extend the statute of limitations on assessment of any Tax of the Business for any period prior to Closing, without the written consent of Company, which cannot be unreasonably withheld.

(c)  In the event and for so long as any Party is actively pursuing an affirmative recovery or contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand in connection with (i) the Transactions or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Business or the Acquired Assets, the other Parties will cooperate with such Party and its counsel in the pursuit, contest or defense as may be reasonably requested.

Section 4.08.  Expenses; Proration.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses.  Any installment of rent due with respect to any leases assigned in connection with the Transactions, and any utility or similar charges and assessments payable with respect to any of the Acquired Assets, and all expenses related to the operation and maintenance of the Acquired Assets, for the period in which the Closing occurs shall be adjusted pro rata between Company and Purchaser to the Closing Date (with Company responsible for periods of time prior to Closing and Purchaser and Parent responsible for periods of time after Closing).  All costs, expenses, filing and prosecution fees, annuities and maintenance fees payable from and after the Closing relating to the Registered IP shall be paid by Purchaser or Parent.

Section 4.09.  Assignment of Contracts, Rights, etc.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign the right, title or interest of Company or its Affiliates in, to or under any contract, license, lease, commitment, sales order, purchase order or other agreement or any claim or right of any benefit arising thereunder or resulting therefrom if any attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way adversely affect the rights of Company or its Affiliates, unless and until such consent has been obtained.  Company shall use its reasonable best efforts to obtain, and Purchaser agrees to cooperate with Company in its efforts to obtain, any required third party consent to the assignment or transfer thereof to Purchaser.  If such consent is not obtained, Company and Purchaser shall cooperate in any reasonable arrangements designed to provide Purchaser with the benefits thereunder, including enforcement for the benefit of Purchaser of any and all rights of Company or any of its Affiliates against such third party arising out of the cancellation by such third party or otherwise.  Notwithstanding the foregoing, the obligations of Company or any of its Affiliates under this Section 4.09 shall not include any obligation to make any material payment or to incur any material economic burden.

Section 4.10.  Transfer Taxes and Recording Fees.  All sales, use, transfer taxes and other non-income taxes and any fees (including deed recordation fees, Registered IP recordation fees, and filing fees) incurred in connection with this Agreement and the Transactions (the “Transfer Fees”) will be borne 50% by Purchaser and 50% by Company.  Company will cooperate with Purchaser and Purchaser will cooperate with Company to the extent reasonably necessary to enable Purchaser or Company, as required, to make such filings and join in the execution of any tax returns or other documents as may be required in order for Purchaser and Company to comply with the provisions of this Section.  Upon receipt by Purchaser or Parent of reasonable documentation provided by Company, Purchaser and Parent will pay directly to Company 50% of the sales tax incurred in connection with the Transactions so that Company may remit such taxes directly to the applicable Governmental Entity and Company covenants to remit such sales tax directly to such Governmental Entity.  In the event that Company receives a refund of any such sales taxes, Company will pay 50% of such returned funds received by the Company to Purchaser or Parent.

Section 4.11.  Tax Matters.

(a)  Company will be responsible for the preparation and filing of all federal, state and local franchise, property, payroll, and other non-income tax returns necessary with respect to the purchase and the ownership of the Acquired Assets, for all periods as to which such tax returns are due prior to the date of Closing and Company will make all payments required with respect to any such tax returns.

(b)  Purchaser will be responsible for the preparation and filing of all federal, state and local franchise, property, payroll, and other non-income tax returns necessary with respect to the purchase and the ownership of the Acquired Assets, for all periods as to which such tax returns are due after the date of Closing and Purchaser will make all payments required with respect to any such tax returns; provided, however, that for the avoidance of doubt, such taxes for the year that includes the Closing Date shall be allocated pro rata based on the number of days that occur before and after the Closing, with such taxes being borne Company based on the ratio of the number of days in the relevant period prior to and including the Closing Date to the total number of days in the actual taxable period with respect to which such Taxes are assessed, irrespective of when such Taxes are due, become a lien or are assessed, and such Taxes being borne by the Purchaser based on the ratio of the number of days in the relevant period after the relevant Closing Date to the total number of days in the actual taxable period with respect to which such Taxes are assessed, irrespective of when such Taxes are due, become a lien or are assessed, and, further provided, that upon written notice from Purchaser to Company that Purchaser shall be making a payment for which Company is liable hereunder (which notice shall include reasonable detail on the amount and calculation of the pre-Closing portion), Company shall forward to Purchaser, in immediately available funds, the Company’s share of such payment prior to the due date of such tax.

Section 4.12.  Mail Received After Closing.

(a)  Following the Closing, Purchaser shall deliver or cause to be delivered to Company, promptly after receipt by Purchaser, all mail addressed to Company or any of its Affiliates.

(b)  Following the Closing, Company may receive and open all mail addressed to Company and may deal with the contents thereof in its discretion to the extent that such mail and the contents thereof do not relate to the Business.  Company shall deliver or cause to be delivered to Purchaser, promptly after receipt by Company, all mail, including, without limitation, payments of accounts or claims receivable, addressed to Company or Purchaser which relates to the Business.

Section 4.13.  Personnel Matters.

(a)  Transfer of Employees.  The Company has provided a true and correct list of all of the employees of the Company that devote the primary portion of their activities as Company employees to the Business, a copy of which is attached hereto as Schedule 4.13(a).  Schedule 4.13(a) also provides the following information for each such employee: (i) name, (ii) initial employment date, (iii) job title, (iv) annual base salary, (v) target incentive compensation for fiscal year 2007, (vi) tenure of employment, (vii) paid time off accrual, and (viii) exempt/non exempt status with regard to overtime pay.  Offers of employment by Purchaser to any such employees (whether employed prior to the Transactions by the Company or an Affiliate thereof) listed on Schedule 4.13(a), shall include the following terms and conditions (1) a base salary and incentive compensation that, in the aggregate, is not less than such person’s current salary and incentive compensation and (2) benefits as are set forth in Section 4.13(b).  All such  offers shall be contingent upon the Closing, with employment to begin immediately following Closing. Such employees that accept Purchaser’s offer of employment and commence work for Purchaser are referred to herein as the “Business Employees.”   For clarity, the parties acknowledge and agree that “incentive compensation” shall not be deemed to include any retention plans or bonuses provided by Company to such Business Employees.

(b)  Benefit Plans.  Purchaser shall, from and after the Effective Time, (1) until the first anniversary thereof, make available to the Business Employees benefits under employee benefit plans that are substantially similar in the aggregate to those provided by the Company to the Business Employees on the date hereof (the “Company Benefit Plans”) and severance benefits on an individual-by-individual basis as described on Schedule 4.13(b), (2) provide Business Employees credit for years of service with Company or any of its subsidiaries or their predecessors prior to the Effective Time for the purpose of eligibility and vesting under employee benefit plans of Purchaser, (3) to the extent permitted (whether upon payment by Purchaser of additional premiums or other terms) under Purchaser’s group health plans, cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under comparable Company Benefit Plans) and eligibility waiting periods under group health plans of Purchaser to be waived with respect to Business Employees who become employees of Purchaser or its subsidiaries (and their eligible dependents) and (4) cause to be reimbursed any deductibles or out-of-pocket expenses incurred by Business Employees and their beneficiaries and dependents under Purchaser’s group health plan to the extent such deductibles or out of pocket expenses were already incurred by such employee (or his or her beneficiaries or dependents) during the prior portion of the calendar year in which they first participate in Purchaser’s health plans, with the objective that there be no duplication of such deductibles or out-of-pocket expenses during the year in which the Closing Date occurs.

(c)  WARN Act Notices.  Purchaser shall be responsible for and assume all liability for any and all notices, payments, fines or assessments due to any government authority, pursuant to any applicable federal, state or local law, common law, statute, rule or regulation with respect to the employment, discharge or layoff of employees of the Business as of or within 45 days after the Closing, including but not limited to the WARN Act.

(d)  COBRA. Company shall be responsible for compliance with all requirements under Sections 4980B and 9801of the Code and Section 601, et seq. of ERISA with respect to any (a) Business Employee or (b) dependent of such Business Employee, in each case who, on or prior to the Closing Date, becomes a qualified beneficiary within the meaning of Section 4980B(g)(1) of the Code as the result of any "qualifying event" within the meaning of Section 4980B(f)(3) of the Code occurring on or prior to the Closing Date or who, on or prior to the Closing Date, ceases to be covered under Company's group health plan. Purchaser shall be responsible for compliance with all requirements under Sections 4980B and 9801 of the Code and Section 601, et seq. of ERISA with respect to any (a) Business Employee or (b) dependent of such Business Employee, in each case who, after the Closing Date, becomes a qualified beneficiary within the meaning of Section 4980B(g)(1) of the Code as the result of any "qualifying event" within the meaning of Section 4980B(f)(3) of the Code occurring after the Closing Date or who, after the Closing Date, ceases to be covered under Purchaser's group health plan.

(e)  401(k) Rollover. Purchaser shall have amended its 401(k) Plan, or established a 401(k) Plan if Purchaser does not currently have such a plan, as necessary to permit the rollover transfer of funds from the Company’s 401(k) Plan to a Purchaser 401(k) Plan and the Purchaser shall accept into such a Purchaser 401(k) Plan all loans to Business Employees outstanding under the Company’s 401(k) Plan.

(f)  Paid Time Off. To the extent in excess of vacation benefits available pursuant to Purchaser’s vacation policies, Purchaser shall grant Business Employees accrued and unused paid time off to which such Business Employees have a right as of the Closing Date pursuant to Company’s paid time off policy. Notwithstanding any other provision in Purchaser’s vacation pay policy, to the extent permitted under Company’s paid time off pay policy as of the Closing Date and to the extent not previously used, Purchaser shall permit the Business Employees to carry over and use such accrued and unused paid time off remaining under the Company’s policy as in effect on the Closing Date in future years and Purchaser shall pay such paid time off benefits upon termination of employment.

(g)  Termination of Employment of Business Employees.  As of immediately prior to Closing, Company shall terminate the employment of each Business Employee that has accepted an offer of employment with Purchaser.

(h)       Employee Status.  The Company shall promptly notify Purchaser of any Business Employee that terminates employment with the Company or if such an employee takes a leave of absence from the Company.

Section 4.14.  Non-Solicitation and Non-Compete.

(a)  Non-Solicitation.

(i)  For a period beginning on the date hereof and ending on the last day of the eighteenth (18th) month after the Closing Date (the “Nonsolicitation Period”), except with respect to the Business Employees listed on Schedule 4.13(a) to whom Purchaser may make offers of employment at or prior to Closing that may be accepted by such Business Employees during the first thirty (30) days of the Nonsolicitation Period, neither Purchaser, Parent,  their Affiliates, or Representatives, shall in any manner, directly or indirectly (i) solicit or assist any other party to solicit any employee of Company or any Affiliate of Company to terminate his or her employment with Company or its Affiliate, or (ii) otherwise recruit or encourage any such employee to become an employee of, or a consultant to, Purchaser or its Affiliate unless Company has consented in advance in writing.

(ii)  During the Nonsolicitation Period, neither Company, its Affiliates, or its Representatives, shall in any manner, directly or indirectly (i) solicit or assist any other party to solicit any employee of Purchaser or any Affiliate of Purchaser to terminate his or her employment with Purchaser or its Affiliate, or (ii) otherwise recruit or encourage any such employee to become an employee of, or a consultant to, Company or its Affiliate unless Purchaser has consented in advance in writing.

(b)  Non-Compete.  For a period beginning on the date hereof and ending on the fifth anniversary hereof (the “Restricted Period”), Company and its Affiliates will not, anywhere in the world  engage in the Business as it was conducted by Company prior to Closing, or have any financial or other interests in, any person, firm, corporation or line of business that competes with such Business, directly or indirectly in a material respect; provided, however, that the following shall not be a violation of this Subsection 4.14(b): (A) ownership or control by the Company and its Affiliates of less than a 5% interest, as a passive investor, of the equity securities of a company which is in competition with the Business; (B) activities associated with the Company’s and its Affiliates’ conduct of the Diagnostic Development Business or the Drug Repositioning Business; (C) ownership of  a minority, non-controlling interest in Xceed Molecular, and (D) activities of the Company and its Affiliates, or a division or portion of the Company, following their acquisition, whether by merger, sale of assets, or other business combination  by a Person engaged, prior to such acquisition, directly or indirectly, in whole or in part, in a business that competes with the Business.

Section 4.15        Minimum Conditions for Assignment of Lease.   Parent will cause Purchaser to have a minimum net worth of at least Three Million Dollars ($3,000,000) as of the Closing Date.

ARTICLE V

CONDITIONS TO OBLIGATIONS OF PURCHASER AND PARENT

The obligations of Purchaser and Parent to consummate the transactions contemplated by this Agreement shall be subject, to the extent not waived by Purchaser or Parent, to the satisfaction of each of the following conditions before or at the Closing:

Section 5.01.  Representations and Warranties.  Except for changes contemplated by this Agreement, the representations and warranties of Company contained in Article III of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of Closing.

Section 5.02.  Performance of this Agreement.  Company shall have in all material respects performed all obligations and complied with all conditions required by this Agreement to be performed or complied with by it before or at the Closing.

Section 5.03.  Consents and Approvals.  Subject to the provisions of Section 4.09, all consents, authorizations, orders or approvals which Company is required to obtain in order for Company to transfer the Acquired Assets to Purchaser and which are material to the future conduct of the Business by Purchaser shall have been obtained by Company, including, without limitation, all waiting periods specified by law with respect thereto shall have passed.

Section 5.04.  Injunction, Litigation, etc.  No order of any court or administrative agency shall be in effect which restrains or prohibits the consummation of the Transactions, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any Governmental Entity which is likely to prohibit, delay or successfully challenge the validity of any of the transactions contemplated by this Agreement.

Section 5.05.  Legislation.  No statute, rule or regulation shall have been enacted which prohibits or restricts the consummation of the Transactions.

Section 5.06.  Deliveries.  Company shall have caused the documents and instruments required by Section 1.06(a) to be delivered (or tendered subject only to Closing) to Purchaser.

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Section 5.07.  Matters Disclosed Pursuant to Section 4.04.  Any amendments to this Agreement or the Disclosure Schedules that are deemed made pursuant to Section 4.04 of this Agreement, which would reasonably be expected to have a Material Adverse Effect or have had a Material Adverse Effect, must be reasonably satisfactory to Purchaser.

Section 5.08.  Stockholder Approval.  Company shall have obtained the Stockholder Approval.

Section 5.09.  No Material Adverse Change.  There shall not have occurred a Material Adverse Effect.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF COMPANY

The obligations of Company to consummate Transactions shall be subject, to the extent not waived by Company, to the satisfaction of each of the following conditions before or at Closing:

Section 6.01.  Representations and Warranties.  Except for changes contemplated by this Agreement, the representations and warranties of Purchaser and Parent contained in Article II of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date.

Section 6.02.  Performance of this Agreement.  Purchaser and Parent shall have in all material respects performed all obligations and complied with all conditions required by this Agreement to be performed or complied with by it before or at the Closing, to the extent not waived.

Section 6.03.  Stockholder Approval.  This Agreement and the Transactions contemplated hereby shall have been approved and adopted by the requisite affirmative vote of the stockholders of the Company in accordance with the DGCL (“Stockholder Approval”).

Section 6.04.  Consents and Approvals.  All consents, authorizations, orders or approvals of any Governmental Entity and of other Persons which Purchaser and Parent are required to obtain in order to consummate the transactions contemplated by this Agreement shall have been obtained by Purchaser and Parent and all waiting periods specified by law with respect thereto shall have passed.

Section 6.05.  Injunction, Litigation, etc.  No order of any court or administrative agency shall be in effect which restrains or prohibits the consummation of the transactions contemplated hereby or which would limit or affect Company’s rights to transfer the Acquired Assets to Purchaser or Purchaser’s and Parent’s ability to consummate the Transactions and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any Governmental Entity which is likely to prohibit, delay or successfully challenge the validity of any of the transactions contemplated by this Agreement.

Section 6.06.  Legislation.  No statute, rule or regulation shall have been enacted which prohibits or restricts the consummation of the transactions contemplated hereby.

Section 6.07.  Deliveries.  Purchaser and Parent shall have caused the documents and instruments required by Section 1.06(b) to be delivered (or tendered subject only to Closing) to Company.

ARTICLE VII

INDEMNIFICATION

Section 7.01.  Indemnification by Company.  Subject to the limitations contained in this Article VII, Company shall, from and after Closing, indemnify and hold Purchaser and Parent harmless against all Losses arising out of:

(a)  any breach of a representation or warranty made by Company in Article III of this Agreement;

(b)  the breach of any agreement of Company contained in this Agreement; or

(c)  any liability or obligation of Company other than the Assumed Liabilities.

Section 7.02.  Indemnification by Purchaser and Parent.  Subject to the limitations contained in this Article VII, Purchaser and Parent shall, jointly and severally, indemnify and hold Company harmless against all Losses arising out of:

(a)  any breach of a representation or warranty made by Purchaser or Parent in Article II of this Agreement;

(b)  the breach of any agreement of Purchaser or Parent contained in this Agreement; or

(c)  any Assumed Liability or the failure by Purchaser or Parent to discharge any Assumed Liability.

Section 7.03.  Survival Date.  The indemnification obligations of each party (the “Indemnitor”) obligated to provide indemnification to the other (the “Indemnitee”) under Sections 7.01 an 7.02 shall lapse and become of no further force and effect with respect to all claims not made by Indemnitee’s delivery to the Indemnitor of written notice containing details reasonably sufficient to disclose to Indemnitor the nature and scope of the claim by March 31, 2009 (the “Claims Period”); provided, however, that notwithstanding the forgoing, the Claims Period during which a claim for indemnification may be asserted with respect to:

(a)           Assumed Liabilities or Retained Liabilities shall continue indefinitely;

(b)           Sections 2.01 (Corporate), 2.02 (Authority), 3.01 (Corporate), 3.02 (Authority), 3.08 (Title to Properties) shall continue indefinitely; and

(c)           Sections 3.04 (Tax Matters) and 3.07(c) (Compliance with Laws and Orders; Environmental Laws) shall begin on the Closing Date and shall terminate as of the date of the expiration of the statute of limitations applicable to the subject matter thereof to which the claim for indemnification relates.

(d)           Sections 7.01(b) and 7.02(b) shall continue in effect as to each agreement referenced in such Sections that contemplates performance after the Closing, in accordance with the terms of such agreements, as long as any claim for indemnification in respect of a breach of such agreements is brought within six (6) months after the other party has become aware of facts giving reasonable notice that a breach has occurred.

Any indemnification obligations arising under Section 7.01 or 7.02 shall lapse and become of no further force and effect with respect to all claims with respect to which Indemnitee does not timely give notice to Indemnitor in accordance with Section 7.06 or Section 7.07(b), as applicable.  The intention of this Section 7.03 is to shorten the applicable statute of limitations for which to bring claims for indemnity under this Agreement.

Section 7.04.  Limitations on Indemnification.

(a)           Notwithstanding anything to the contrary herein, the Company shall not be required to indemnify Purchaser or Parent and Purchaser and Parent shall not be obligated to indemnify Company unless and until the aggregate Losses of the Indemnitee exceeds One-Hundred-Fifty Thousand Dollars ($150,000) (the “Threshold”), and if such Losses are exceeded, only the amount of Losses above the Threshold, subject to the other limitations provided herein Agreement provided, however, that Losses arising from the items covered in Sections 1.02(a) (Assumed Liabilities), 1.02(b) (Retained Liabilities), 2.04 (Brokers), 3.17 (Brokers), 4.08 (Expenses; Proration), and 4.10 (Transfer Taxes and Recording Fees) (collectively, the “Exceptional Items”) shall not be subject to this Section 7.04(a).

(b)           The total indemnification obligations of Company in this Agreement shall not exceed, in the collective aggregate for Company, One Million Dollars ($1,000,000.00) (the “Cap”); provided, however, that (i) the Cap shall not apply to items covered in Sections 1.02(b) (Retained Liabilities), 3.08 (Title to Properties), 3.17 (Brokers), 4.08 (Expenses; Proration), and 4.10 (Transfer Taxes and Recording Fees), (the “Company Uncapped Items”) and (ii) actual fraud committed by Company, shall not be subject to the Cap and such Damages shall not count towards satisfaction of the Cap.

(c)           The total indemnification obligations of Purchaser and Parent in this Agreement shall not exceed, in the collective aggregate for Purchaser and Parent, the Cap; provided, however, that (i) the Cap shall not apply to the items covered in Sections 1.02(a) (Assumed Liabilities), 2.04 (Brokers), 4.08 (Expenses; Proration), and 4.10 (Transfer Taxes and Recording Fees) (the “Purchaser Uncapped Items”) and (ii) a knowing or intentional misrepresentation by Purchaser or Parent, or actual fraud committed by Purchaser or Parent, shall not be subject to the Cap and such Damages shall not count towards satisfaction of the Cap.

(d)           The parties hereto shall have no liability to the other parties hereto (for indemnification or otherwise) for the breach of any representation or warranty to the extent that such other party had actual knowledge at or prior to the time of Closing that such representation or warranty was not true at the time of Closing; provided, however, that Purchaser and Parent shall only be deemed to have actual knowledge in event that Seller can establish with clear and convincing evidence of actual knowledge by any of Anu Acharya, Subash Lingareddy or Sujata Pammi based upon written documentation.

(e)           Except for actions grounded in fraud, the parties hereto acknowledge and agree, the indemnification provisions in this Article VII shall be the exclusive remedy of the Parties with respect to breaches of the representations and warranties set forth in this Agreement.  As used in this section, fraud shall not include any claims grounded in an allegation that a representation or warranty in this Agreement was false, inaccurate or incomplete.  In order to prove fraud, it shall be the burden of the party alleging fraud to establish that the acts alleged were committed intentionally and with the specific intent to defraud the other.

Section 7.05.  Definition of Loss.  For purposes of this Article VII, “Losses” shall mean claims, losses, liabilities, damages, deficiencies, penalties, costs and expenses incurred by an Indemnitee entitled to indemnification hereunder as a result of a matter giving rise to a claim for indemnification hereunder, including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses incurred in connection with any action, suit or proceeding (“Legal Action”) instituted against the Indemnitee; provided, however, that Loss shall be determined net of:

(a)  any Tax Benefit (as defined below) inuring to the Indemnitee on account of such Loss. For purposes of this subsection, “Tax Benefit” shall mean, after utilizing all deductions, credits and losses otherwise available to it, any refund of Taxes paid or an actual reduction in the amount of Taxes (including, without limitation, by deduction, reduction of income by reason of increased tax basis or otherwise, entitlement to refund, credit or otherwise) that would otherwise be required to be paid in the particular year.  A Tax Benefit shall be calculated at the then-present value, utilizing a discount rate of five percent (5%), of such benefit to be realized in the current period or reasonably anticipated to be realized in any future period by reason of the facts and circumstances giving rise to the indemnification claim;

(b)  insurance proceeds actually recovered by the Indemnitee in respect of such matter (it being understood that Indemnitee will pursue such claims for insurance proceeds in good faith), net of any increase in the Indemnitee’s insurance premiums directly resulting from such recovery and Indemnitee’s reasonable costs in obtaining such recovery; and

(c)  indemnity payments actually received by the Indemnitee from parties other than the indemnifying party hereunder in respect of such matter (it being understood that Indemnitee will pursue such claims for payment in good faith) net of Indemnitee’s reasonable costs in obtaining such payments.

Notwithstanding any provision of this Article VII, other than with respect to claims by Third Parties pursuant to Section 7.07, consequential, incidental and punitive damages or any damages to the extent attributable to a failure to take commercially reasonable actions to mitigate damages shall not constitute Losses.

Section 7.06.  Notice of Claims. The Indemnitee shall notify the Indemnitor in writing promptly after becoming aware of any Losses which an Indemnitee shall have determined has given rise to a claim for indemnification under this Article VII.  Such written notice (a “Claim Notice”) shall include an estimate of the Losses, if known, the method of computation thereof and a reference to the specific provisions of this Agreement in respect of which it seeks indemnification.  As soon as practicable after the date of such Claim Notice, the Indemnitee shall provide the Indemnitor or his or her agents access to all books and records in the possession or control of the Indemnitee which the Indemnitor reasonably determines to be related to such claim.  If the Indemnitor notifies the Indemnitee that it does not dispute the claim or the estimated amount of Losses described in such Claim Notice, or fails to notify the Indemnitee within thirty (30) days after delivery of such Claim Notice whether the Indemnitor disputes the claim or the estimated amount of Losses described in such Claim Notice, the estimated Losses in the amount specified in the Indemnitee’s Claim Notice will be conclusively deemed a Loss owed by the Indemnitor to the Indemnitee and the Indemnitor shall pay the amount of such Losses to the Indemnitee.  If the Indemnitor has timely disputed its liability with respect to such claim or the estimated amount of Losses, the dispute shall be resolved, and the amount, if any, of Losses payable by the Indemnitor to the Indemnitee shall be determined, in accordance with Section 10.08 below.  It is agreed that no delay on the part of any Indemnitee in notifying the Indemnitor shall relieve the Indemnitor from its obligations hereunder, except to the extent said Indemnitor is prejudiced by such failure to give notice.  The provisions of this Section 7.06 do not apply to third party claims referred to below in Section 7.07.

Section 7.07.  Third Party Claims.

(a)  Each of the parties must follow the procedures set forth in the following paragraphs of this Section 7.07 in order to be entitled to indemnification with respect to claims resulting from the assertion of liability by persons or entities not parties to this Agreement, including claims by any Governmental Entity for penalties, fines and assessments.

(b)  The party seeking indemnification shall give prompt written notice to the party from whom indemnification is sought of any assertion of liability by a third party which might give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in this Agreement, stating the nature and basis of the assertion and the amount thereof, to the extent known; provided, however, that the indemnified party’s failure to give such notice shall not affect any rights or remedies of such indemnified party hereunder with respect to indemnification for Losses except to the extent that the indemnifying party is materially prejudiced thereby.

(c)  In the event that any Legal Action is brought against an indemnified party with respect to which the indemnifying party may have liability under an indemnity agreement contained in this Agreement, the Legal Action shall, upon the written agreement of the indemnifying party that it is obligated to indemnify under such an indemnity agreement, be defended by the indemnifying party and such defense shall include all appeals or reviews which counsel for the indemnifying party shall deem appropriate.  In any such Legal Action the indemnified party shall have the right to be represented by advisory counsel and accountants, at its own expense, and the indemnifying party shall keep the indemnified party fully informed as to such Proceeding at all stages thereof, whether or not the indemnified party is represented by its own counsel.

(d)  Until the indemnifying party shall have assumed the defense of any Legal Action, or if the indemnified and indemnifying parties are both named parties in such Legal Action and the indemnified party shall have reasonably concluded that there may be defenses available to it that are materially different from or in addition to the defenses available to the indemnifying party (in which case the indemnifying party shall not be entitled to assume the defense of such Legal Action, but shall remain responsible for its obligation as an indemnitor), all reasonable out-of-pocket legal and other expenses reasonably incurred by the indemnified party as a result of such Legal Action shall be borne by the indemnifying party.  In such event, the indemnified party shall make available to the indemnifying party and its attorneys and accountants, for review and copying, its books and records relating to such Legal Action and the parties shall render to each other such assistance as may reasonably be requested to facilitate the proper and adequate defense of any such Legal Action.

(e)  The indemnifying party shall not make any settlement of any claim without the written consent of the indemnified party, which consent shall not be unreasonably withheld or delayed if the settlement unconditionally releases the indemnified party from all liabilities and obligations with respect to such third party action, does not impose injunctive or other equitable relief against the indemnified party, and does not establish future obligations under which the indemnified party or any of its Affiliates would be required to operate; provided, however, that if the indemnified party refuses to provide its written consent to such a settlement offer, the liability of the indemnifying party with regard to such claim shall not exceed the amount offered in such settlement and the indemnified party shall thereafter be responsible for any liability in excess of the liability that would have arisen under such settlement.

Section 7.08.  Subrogation Rights; No Duplication.

(a)  Any Indemnitor required to make a payment under this Article VII shall be subrogated, to the extent of such payment, to the rights of the entity to which such payment has been made for reimbursement or indemnification against third parties relating to the claim on which such payment has been based.

(b)  Notwithstanding anything in this Article VII to the contrary, the obligations of each Indemnitor and its Affiliates pursuant to this Article VII shall be without duplication as between entities to which such Indemnitor and its Affiliates are required to make payments.

Section 7.09.  Exclusive Remedies.  The remedies of the parties set forth in this Article VII are intended to be the sole and exclusive remedies and sole and exclusive liabilities of the parties for all matters related to breaches of this Agreement, or the Transactions contemplated by this Agreement, regardless of the legal theory pursuant to which liability is claimed, except for (i) the remedies of injunctive relief provided in Section 10.09 with respect to the specific matters to which such Section relates and (ii) in the case of fraud.

Section 7.10.  Indemnity Offset. For so long as payment to Seller by Purchaser or Parent is to be made pursuant to the Promissory Note then, any payment required hereunder to be made by Seller as the Indemnitor to Purchaser or Parent as the Indemnitee, may, at Sellers sole and absolute discretion, be satisfied by offsetting and reducing the outstanding payments remaining on the Promissory Note.  Seller shall within a reasonably period of time after making such election notify the Purchaser or Parent of such election.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01.  Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time:

(a)  By the mutual written consent of Purchaser and Company, by action of their respective Boards of Directors;

(b)  By either Purchaser or Company if the Closing shall not have occurred by December 31, 2007; provided, however, that (i) the right to terminate this Agreement under this subsection (b) shall not be available to (A) Company where the Closing has not occurred on or before December 31, 2007 by reason of the failure of any condition precedent under Article V (unless such failure was within the control of Purchaser or is a failure for reasons beyond the control of Company (including SEC review of the Proxy Statement or other Company filings which is ongoing after November 20, 2007, or other Company filing with the SEC that delays distribution of the Proxy Statement)) or (B) Purchaser where the Closing has not occurred on or before December 31, 2007 by reason of the failure of any condition precedent under Article VI (unless such failure was within the control of Company) and (ii) in the event that Company receives an Acquisition Proposal less than three Business Days prior to December 31, 2007, Company shall have three Business Days from the date of receipt of such Acquisition Proposal to determine whether or not such Acquisition Proposal is a Superior Proposal and Purchaser may not terminate this Agreement during such three Business Day period without the consent of Company;

(c)  By either Purchaser or Company if any Law shall have been promulgated that prohibits the consummation of the Transactions or if any Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and non-appealable; provided, however, that the party seeking termination pursuant to this subsection (c) is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(d)  By either Company or Purchaser, if the Board of Directors shall have (i) approved or recommended any Acquisition Proposal in respect of Company or (ii) resolved to take any of the foregoing actions, in each case in compliance with the provisions contained in this Agreement;

(e)  By either Company or Purchaser if there has been a material breach by Company, which, if arising due to facts or circumstances occurring after the date hereof,  constitutes a Material Adverse Effect, on the one hand, or Purchaser, on the other, of such parties’ representations or warranties contained herein or in the due and timely performance of any covenant or agreement contained herein and the non-breaching party shall have notified the breaching party of such breach in writing and the breach has not been cured within thirty (30) days after notice of the breach is received by the breaching party; or

(f)  By either Company or Purchaser, in the event that Closing shall not have occurred by January 31, 2008.

Section 8.02.  Effect of Termination. In the event of termination of this Agreement by Company or Purchaser as provided in Section 8.01, (i) this Agreement shall forthwith become void and have no effect, without any Liability on the part of Purchaser or Company, except that (i) Section 4.14, Section 10.02 and this Section 8.02 shall survive any termination of this Agreement, (ii) the Confidentiality Agreement shall survive any termination of this Agreement pursuant to the terms of such Confidentiality Agreement, and (iii) nothing in this Section 8.02 shall relieve any Party to this Agreement for Liability for breach of this Agreement.

Section 8.03.  Amendment. This Agreement may be amended by mutual agreement of the Parties hereto at any time prior to the Effective Time.  This Agreement may not be amended except by an instrument in writing signed by all of the Parties hereto.

Section 8.04.  Extension; Waiver. At any time prior to the Effective Time, any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other Party hereto, (b) waive any inaccuracies in the representations and warranties of the other Party hereto contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other Party hereto with any of their agreements or conditions contained herein.  Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such Party.  The failure of any Party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE IX
POST-CLOSING AGREEMENTS

Section 9.01     Severance Obligations.  As of immediately prior to Closing, Company shall terminate the employment of each Business Employee that has accepted an offer of employment with Purchaser.  Purchaser shall reimburse the Company for all severance payments that would be payable upon termination as of the Closing Date, that are then or thereafter paid by the Company to any employee who is not a Business Employee but is included on Schedule 4.13(a) (such persons being “Non-Continuing Employee”), provided such termination occurs on or before March 31, 2008.  The Purchaser shall pay to the Company at Closing an amount equal to seventy-five percent (75%) of the aggregate of potential severance payments due to the Non-Continuing Employees as of the Closing Date.  Within thirty (30) days after Closing, the Company shall provide the Purchaser with a reconciliation of such amount versus severance payments actually made and reasonable documentation supporting severance payments made.  In the event of any excess of severance payments over the Purchaser’s Closing payment, the Purchaser shall within ten (10) Business Days of receipt of the reconciliation pay the Company the amount of the shortfall; and in the event of an excess, within ten (10) Business Days the Company shall pay the Purchaser the amount of the excess.  From time to time thereafter until April 30, 2008, the Company shall provide the Purchaser with supporting documentation relating to additional severance made to Non-Continuing Employees who are terminated on or before March 31, 2008 and within ten (10) Business Days the Purchaser shall reimburse the Company for such severance payments.  In the event that Purchaser terminates a Business Employee within sixty days of the Closing Date, Purchaser shall make severance payments that would be due to such terminated employees consistent with Company’s severance policies specific to a sale of the Business as described on Schedule 9.01(a) hereto (the “Company Severance Policies”).  In the event that the total severance payment obligations of Purchaser to the Company in respect of employees listed on Schedule 4.13(a), including (i) the Business Employees, included in the Assumed Liabilities arising prior to the end of the sixtieth day following the Closing Date in accordance with the Company Severance Policies (the “Severance Payment Obligations”) and (ii) the Non-Continuing Employees who are terminated by the Company prior to March 31, 2008, are greater than One Million Dollars ($1,000,000) (the “Severance Liability Cap”), then Company shall reimburse Purchaser the amount over the Severance Liability Cap not more than ten (10) Business Days following receipt of notice (the “Severance Payment Notice”) that payments have been made to such employees of the Business together with a summary of the calculation of payments and basis for all Severance Payment Obligations. If Company or Purchaser dispute the severance payment obligations of the other or Purchaser’s or Company’s compliance with the Company Severance Policies, Company or Purchaser shall submit an objection notice to the other not later than ten (10) Business Days following receipt of such notice and the Parties shall then endeavor for a period of thirty (30) days to resolve the dispute by agreement.  If the Parties are unable to resolve the dispute by mutual agreement within such thirty (30) day period, then the dispute shall be resolved by the Independent Accountants in accordance with the procedures described in Section 1.03(c)(v).

Section 9.02    Release of Guarantees, Security Agreement and Escrow Funds.

(a) If at any time prior to satisfaction of the Promissory Note, the Purchaser delivers a Backstop Letter of Credit consistent with the terms provided for in Section 1.03(b)(iii)(Y), then Company shall release the Guarantee and the Security Agreement delivered pursuant to Section 1.03(b)(iii)(X) and the Promissory Note shall not bear interest at any time thereafter; provided, that in the event that such a Backstop Letter of Credit is delivered not more than ninety (90) days after the Closing, any interest accrued under the Promissory Note shall be forgiven (except interest accruing as a result of a default under the Promissory Note) and shall no longer be due and payable by Purchaser to Company.

(b) If at any time prior to (i) the expiration of the term of the 50 West Watkins Mill Road Lease or (ii) the time at which landlord under such lease releases the Company from any and all obligations thereunder arising from and after Closing, the Purchaser delivers a Backstop Letter of Credit meeting the requirements of Section 1.03(iii)(Y), then the Company shall instruct the Escrow Agent to deliver the funds held by such Escrow Agent pursuant to the Escrow Agreement to Purchaser and to terminate the Escrow Agreement.

ARTICLE X

GENERAL PROVISIONS

Section 10.01.  Limitation on Warranties.

(a)  Except for the representations and warranties contained in this Agreement, or in any instrument delivered pursuant to this Agreement, Company makes no other express or implied representation or warranty to Purchaser.  Purchaser acknowledges that, in entering into this Agreement, it has not relied on any representations or warranties of Company other than the representations and warranties of Company set forth in this Agreement or any instrument delivered pursuant to this Agreement.

(b)  Except for the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement, Purchaser and Parent make no other express or implied representation or warranty to Company.  Company acknowledges that, in entering into this Agreement, it has not relied on any representations or warranties of Purchaser or Parent other than the representations and warranties of Purchaser and Parent set forth in this Agreement or any instrument delivered pursuant to this Agreement.

(c)  In connection with Purchaser’s investigation of Company, Purchaser received certain projections, including projected statements of operating revenues and income from operations of the Business and certain Business plan information.  Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Purchaser is familiar with such uncertainties and that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including, without limitation, the reasonableness of the assumptions underlying such estimates, projections and forecasts.  Accordingly, Purchaser and Parent hereby acknowledges that Company is making no representation or warranty with respect to such estimates, projections and other forecasts and plans, including, without limitation, the reasonableness of the assumptions underlying such estimates, projections and forecasts.

Section 10.02.  Expenses.  Except for Transfer Fees, which are dealt with in Section 4.10, whether or not the Transactions are consummated, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

Section 10.03.  Entire Agreement. This Agreement constitutes the entire agreement and supersedes any and all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 10.04.  Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto (except that Purchaser may assign its rights, interest and obligations to any Affiliate of Purchaser without the consent of Company).  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 10.05.  Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 10.06.  Validity. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

Section 10.07.  Notices. All notices and other communications given or made pursuant hereto shall be in writing (and shall be deemed to have been duly given or made when received) by delivery in person, by facsimile, electronic mail, cable, telecopy, telegram or telex (if being sent electronically, a written confirmation shall be required to be mailed to the receiving parties), by registered or certified mail (postage prepaid, return receipt requested), or by express mail through a nationally recognized overnight courier, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)  If to Company:

Gene Logic, Inc.
50 West Watkins Mill Road
Gaithersburg, Maryland 20878
Attention: Chief Financial Officer
Facsimile: (301) 987-1863
E-Mail: prohrer@genelogic.com

With a copy to:

Venable LLP
575 7th Street N.W.
Washington, DC 20004
Attention: Ariel Vannier, Esquire
Facsimile: (410) 244-7742
E-Mail: AVannier@Venable.com

(b)  If to Purchaser or Parent:

Ocimum Biosolutions Inc.
#8765, Guion Road, Suite #G
Indianapolis, IN 46268, USA
Attention: Subash Lingareddy
Facsimile: 317-228-0700
E-Mail: subash@ocimumbio.co

With a copy to:

O3 Capital Advisors Pvt. Ltd.
#3 Levelle Road,
Bangalore 560 001, India
Attention: Shiraz Bugwadia
Facsimile: +91-80-4112-0153
E-Mail: shiraz.bugwadia@o3capital.com

And to:

Baker Donelson Bearman Caldwell and Berkowitz PC
211 Commerce Street, Suite 1000
Nashville, Tennessee 37201
Attention: Robert J. Looney, Esq.
Facsimile: 615-744-5647
E-mail: blooney@bakerdonelson.com

Section 10.08.  Law Governing Agreement; Jurisdiction; Jury Trial Waiver.

(a)  This Agreement shall be construed and interpreted according to the internal Laws of the State of Maryland, excluding any choice of Law rules that may direct the application of the Laws of another jurisdiction.  The Parties agree that the Uniform Computer Information Transactions Act as enacted anywhere and the United Nations Convention of the International Sale of Goods do not apply to this Agreement or the Transactions.

(b)  The State or Federal Courts located in the State of Maryland shall have jurisdiction over any and all disputes between the Parties, whether in law or equity, arising out of or relating to this Agreement and the Transactions and the Parties consent to and agree to submit to the jurisdiction of such courts, except as otherwise provided in Section 9.01 hereof. Each of the Parties hereby waives and agrees not to assert in any such dispute, to the fullest extent permitted by applicable Law, any claim that (i) such Party is not personally subject to the jurisdiction of such courts, (ii) such Party and such Party’s property is immune from any legal process issued by such courts or (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum.

(c)  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.09.  Enforcement of Agreement. Each of the parties hereto acknowledges, understands and agrees that any breach or threatened breach by such Party or such Party’s Affiliates of Sections 4.05, 4.07(b), 4.14 or the Confidentiality Agreement will cause irreparable injury to the other Party and that money damages will not provide an adequate remedy therefor.  Accordingly, in the event of any such breach or threatened breach, a non-breaching Party shall have the right and remedy (in addition to any other rights or remedies available at law or in equity, including, money damages) to have the provisions of such Sections 4.05 or 4.07(b) specifically enforced by, and to seek injunctive relief and other equitable remedies in, any court having competent jurisdiction.  Each Party further agrees to waive any requirement for the securing or posting of any bond or other security in connection with seeking such remedies.

Section 10.10.  Bulk Sales.  To the extent applicable, if at all, the parties hereto waive compliance with the provisions of the so-called bulk sales or transfer laws of any jurisdiction in connection with the Transfer of the Assets pursuant to this Agreement.

Section 10.11.  Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.12.  Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

Section 10.13.  Definitions. For purposes of this Agreement, the term:

“3rd Party  Databases” shall mean the KEGG, SNOMed and BioCarta third party licensed databases.

“3rd Party Software Licenses” shall mean the software and software applications used or held for use primarily in the Business under license from any Person, subject to the terms of such licenses and excluding the software licenses on Schedule 10.13(a) hereto.

“50 West Watkins Lease Assignment and Assumption Agreement” shall have the meaning set forth in Section 1.06(a)(iv).

“50 West Watkins Mill Road Facility” shall mean that real property and improvements leased by the Company prior to the Effective Time and located at 50 West Watkins Mill Road, Gaithersburg, Maryland.

“50 West Watkins Mill Road Lease” shall mean that certain Lease Agreement by and between Company and ARE-50 West Watkins Mill, LLC, a Delaware limited liability company (“Landlord”), dated July 21, 2000 and all amendments thereto, including the assignment of Landlord’s interest therein to 50West Watkins Mill Road, LLC.

“401(k) Plan” shall mean a Defined Contribution Retirement Plan under Section 401(k) of the Code.

“Accrued Benefits Liabilities” shall have the meaning set forth in Section 1.02(a)(ii).

“Acquired Assets” shall have the meaning set forth in Section 1.01.

“Acquisition Proposal” shall mean any proposal or offer from any Person relating to (i) any direct or indirect acquisition or purchase of substantially all of the assets of Company or of a material part of the assets of the Business or of over 50% of any class of equity securities of Company, (ii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 50% or more of any class of equity securities of Company, (iii) any merger, consolidation, business combination, sale of substantially all the assets of the Company or a material part of the Business, recapitalization, liquidation, dissolution or similar transaction involving Company or (iv) any other transaction, the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Transactions.

“Affiliate” of a Person shall mean a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.  For the purposes of this definition, the term “control” means (i) beneficial ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities or (ii) a fifty percent (50%) or greater interest in the net assets or profits or interests of a partnership or other business organization without voting securities.

“Agilent Equipment” shall mean the microarray scanner bundle, hybridization ovens, hybridization chamber, oven rotator, and related software and accessories generally described in Quote No. 674327 and any amended or replacement quote therefor issued by Agilent Technologies, to be procured by Company for use by the Business prior to Closing.

“Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Assigned Patents” shall mean the patents and patent applications listed on Schedule 10.13(b) hereto which are the patents and patents applications to be assigned to Purchaser at Closing.

“Assignment and Assumption Agreement” shall have the meaning set forth in Section 1.06(a)(ii).

“Assumed Liabilities” shall have the meaning set forth in Section 1.02.

“Backstop Letter of Credit” shall have the meaning set forth in Section 1.03(b)(iii).

“Bill of Sale” shall have the meaning set forth in Section 1.06(a)(i).

“Biorepository” shall mean the biological samples and associated clinical data and any material derived from the manipulation of such samples used by or under the control of the Business, expressly subject to any rights of, or ownership by, customers of and suppliers to the Business that have provided any material, including derivatives thereof, in such repository and associated clinical data.

“Board of Directors” shall mean the board of directors of the Company.

“Business” shall mean all of Company’s activities and operations in connection with, arising from or relating to (i) the design, development and operation of gene expression and toxicogenomic databases and related software tools, toxicogenomic services, microarray data generation and analysis services (e.g. gene expression, SNP genotyping, miRNA and aCGH), (ii) the licensing of the foregoing to end-users, including the provision of hosted services to allow end-users to utilize the databases and (iii) the provision of professional services related to the foregoing, including without limitation microarray data generations and analysis services; provided, however, that the term “Business” does not include the Diagnostic Development Business, the Drug Repositioning Business or the corporate Shared Services Division..

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the states of New York or Maryland are authorized or obligated to close.

“Business Employees” shall have the meaning set forth in Section 4.13(a).

“Business Information” shall mean, subject to applicable limitations necessary for compliance with privacy Laws governing employee information and to any rights of and limitations in agreements with customers and third parties (including any obligations of confidentiality and non-disclosure), originals or copies of all books, records, files and documentation, used or held for use primarily with respect to the Business or the Acquired Assets, including information, policies and procedures for the conduct of the Business, Equipment manuals and materials procurement documentation utilized in connection with the Business, but excluding (i) any Intellectual Property Rights, (ii) employee data, (iii) the Contracts, and (iv) information collected or generated by the Shared Services Division, any Company back up tapes and files, and (v) any information generated or used by the Company's Cambridge, Massachusetts location.

“Business Intellectual Property” shall mean Intellectual Property Rights owned by Company for use primarily in the Business, including without limitation the Assigned Patents and the Information Assets, excluding Third Party IP and Retained Assets.

“Certificate of Incorporation” shall refer to the Certificate of Incorporation of the Company, as amended as of the date hereof, on filed with the Secretary of State of the State of Delaware.

“Claim Notice” shall have the meaning set forth in Section 7.06.

“Closing” shall have the meaning set forth in Section 1.05.

“Closing Cash Payment” shall have the meaning set forth in Section 1.03(b)(i).

“Closing Date” shall have the meaning set forth in Section 1.05.

“Closing Listing of Assets and Liabilities” shall have the meaning set forth in Section 1.03(c)(iii).

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the preamble of this Agreement.

“Company Benefit Plans” shall have the meaning set forth in Section 4.13(b).

“Company Financial Advisor” shall mean Aquilo Partners, Inc.

“Company Severance Policies” shall have the meaning set forth in Section 9.01(a).

“Company Subsidiaries” shall mean Gene Logic K.K. and, if existing at the Closing Date, Gene Logic Ltd.

“Company’s Knowledge” shall mean the actual knowledge, after reasonable inquiry, of Larry Tiffany, Charles L. Dimmler, III, F. Dudley Staples, Jr., Louise Campbell-Blair, and/or Philip L. Rohrer, Jr. acquired in the performance of such officers’ respective duties in the ordinary course of business.

“Confidential Information” shall have the meaning set forth in Section 4.03(a).

“Confidentiality Agreement” means that certain confidentiality agreement, effective June 18, 2007, between Purchaser and Company.

“Contract” shall mean, except for the Real Property Leases and the Third Party IP agreements, all oral and written contracts, purchase orders, sales orders, licenses, leases and other agreements, commitments, arrangements and understandings.

“Data Management Agreement” shall have the meaning set forth in Section 1.06(a)(x).

“DGCL” shall mean the Delaware General Corporation Law.

“Diagnostic Development Business” shall mean the Company’s business of researching, developing and commercializing diagnostic, prognostic and monitoring tests for human and animal health care, whether or not such tests receive regulatory review and approval.

“Diagnostic Development License Agreement” shall have the meaning set forth in Section 1.06(a)(vii).

“Diagnostic Development Master Services Agreement” shall have the meaning set forth in Section 1.06(a)(x).

“Disclosure Schedules” shall have the meaning set forth in preamble of Article III.

“Documents” shall have the meaning set forth in Section 4.07(b).

“Document Period” shall have the meaning set forth in Section 4.07(b).

“Drug Repositioning Business” means the Company’s business of (i) researching, developing and commercializing potential therapies owned by Company or third parties, or available either off patent or as generics in one or more regions of the world, for purposes of determining new or additional therapeutic indications, (ii) expanding indications for currently marketed drugs, (iii) prioritizing and identifying indications for customers’ proprietary compounds in discovery or preclinical development, (iv) working with third parties to promote development of compounds in their original indications, but under enhanced clinical development plans, and/or (v) using the Company's drug indication seeking technologies for other similar or related uses.

“Drug Repositioning License Agreement” shall have the meaning set forth in Section 1.06(a)(vi).

“Drug Repositioning Master Services Agreement” shall have the meaning set forth in Section 1.06(a)(ix).

“Effective Time” shall have the meaning set forth in Section 1.05.

“Employee Benefit Plans” shall have the meaning set forth in Section 3.12(a).

“Employee Information” means the employee data listed or described on Schedule 4.13(a) relating to the Business Employees.

“Environmental Law” shall mean any federal, state, or municipal statutes, laws, ordinances, rules or regulations relating to regulation of pollution or the protection of human health or the environment, including without limitation the following federal statutes and their state counterparts, as each may be amended from time to time, and any regulations promulgated thereunder: the Atomic Energy Act, the Clean Air Act, the Clean Water Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Hazardous Materials Transportation Act, the Occupational Safety and Health Act, the Resource Conservation and Recovery Act and the Safe Drinking Water Act.

“Environmental Liabilities of Company” means any and all liabilities arising in connection with or relating to the Business or the Acquired Assets, whether accrued, contingent, absolute, determined or determinable, that (i) arise under or relate to any Environmental Law or to any Environmental Permit in relation to acts occurring or conditions arising prior to the Effective Time for such Closing; (ii) relate to actions occurring or conditions existing prior to the Effective Time, attributable to the acts of Company or any of its Affiliates; (iii) relate to actions occurring or conditions arising after the Effective Time, attributable to the acts of Company or any of its Affiliates; or (iv) arise as a result of (x) the presence of any Hazardous Substance that is introduced by, or caused by human error of, the employees, agents or representatives of Company or any of its Affiliates before the Effective Time; or (y) the presence of any Hazardous Substance caused by a decision by Company or any of its Affiliates to use, manufacture, generate or release a Hazardous Substance before the Effective Time.

“Environmental Permits” shall have the meaning set forth in Section 3.07(c).

“Equipment” shall mean have the meaning set forth in Section 3.09.

“Equipment Warranties” shall mean all warranty rights and associated claims of the Seller with respect to all manufacturers’ warranties covering the Equipment from and after the Closing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 3.12(a).

“Escrow Agent” shall mean The Columbia Bank, located in Columbia, Maryland, or such other party as the Parties mutually agree.

“Essential Equipment” shall have the meaning set forth in Section 3.09(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder).

“Financing Letter” shall have the meaning set forth in Section 2.05.

“GAAP” shall mean United States generally accepted accounting principles as in effect on the applicable date, consistently applied.

“Governmental Entity” shall mean any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, county, local, foreign or other.

“Guarantee” shall have the meaning set forth in Section 1.03(b)(iii).

“Hazardous Substance” shall mean any pollutant or contaminant or any hazardous or toxic substance, waste, chemical, or material, including as those terms are defined in any Environmental Law, and including (a) petroleum and petroleum products including crude oil and any fractions thereof; (b) natural gas, synthetic gas, and mixtures thereof; (c) radon; and (d) asbestos and asbestos-containing materials.

“Indemnitee” shall have the meaning set forth in Section 7.03.

“Indemnitor” shall have the meaning set forth in Section 7.03.

“Independent Accountant” shall have the meaning set forth in Section 1.03(c)(v).

“Information Assets” shall mean (i) any existing databases of the Business which comprise genomic, genetic and clinical data, and data from the public domain, all of which are organized in a manner allowing direct user access and the ability to export and interrogate such information, including the following named database products:  BioExpress System, ToxExpress System, Ascenta System, Sciantis System, TRIMS database, BX Freezer database, (ii) any existing software owned by the Company that is necessary or primarily held for the use of such databases and their existing information content, analysis tools, or interfaces allowing databases to be used in conjunction with other data, other analysis programs, or LIMS based systems, including the following named software products:  Genesis Enterprise System Software, TRIMS Software, GX Connect Software, ToxEdge Software, and ToxShield Software, and (iii) proprietary know-how, show how, manufacturing and production methods, processes and techniques and residual knowledge relating to the foregoing, all of the foregoing expressly subject to any rights of, or ownership by, customers of and suppliers to the Business of (a) any material, including derivatives thereof, in such repository and associated clinical data, (b) any data provided to the Business or developed by the Business solely for a customer, (c) the software and databases that comprise the Third Party IP.

“Initial Listing of Assets and Liabilities” shall have the meaning set forth in Section 1.03(c)(i).

“IRS” shall have the meaning set forth in Section 3.04(c).

“Intellectual Property Rights” shall mean all proprietary and intellectual property rights recognized by law in any jurisdiction, including but not limited to the following:  (i) all United States and foreign patents and pending and filed applications therefor (including all provisional, divisional, continuation in part and reissue patents), utility models, inventors’ certificates and invention disclosures; (ii) all trade secret rights, proprietary know-how and all other rights in or to confidential business or technical information, whether patentable, copyrightable or not; (iii) all writings and other works of authorship, including all copyrights and moral rights related to each of the foregoing, copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world; (iv) trademarks, service marks, brand names, distinguishing guises, trade dress rights and similar designation of origin and rights therein and all goodwill of the Business associated therewith; (v) all registrant’s rights to uniform resource locators, web site addresses and domain names; (vi) industrial designs; and (vii) rights to limit the access, use or disclosure of confidential information by any Person; in each case including all registrations of, and applications to register, any of the foregoing with any Governmental Entity and any renewals or extensions thereof; the goodwill associated with each of the foregoing; and any claims or causes of action or defenses arising out of or related to any of the foregoing.

“Inventory” shall mean all (i) microarrays (excluding microarrays listed in paragraph 3 of Schedule 1.01(b)(1), (ii) reagents (excluding reagents listed in paragraph 3 of Schedule 1.01(b)(1), and (iii) consumables (excluding consumables listed in paragraph 3 of Schedule 1.01(b)(1) and (iv) tissue samples acquired to provide data for the BioExpress and ToxExpress databases.

“Laws” shall mean any applicable statute, law, ordinance, rule or regulation.

“Legal Action” shall have the meaning set forth in Section 7.05.

“Leasehold Improvements” shall mean the improvements described on Schedule 3.09(a);

“Liability” means any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured.

“Liens” means any mortgages, liens (statutory or otherwise), security interests, pledges, equities, options, conditional sales contracts, assessments, levies, easements,   reservations, hypothecations, rights-of-way, rights of reversion, rights of refusal or title encumbrances of any nature whatsoever on Acquired Assets.

“Litigation” means any complaint, action, suit, proceeding, arbitration or other alternate dispute resolution procedure, demand, investigation or inquiry, whether civil, criminal or administrative.

“Losses” shall have the meaning set forth in Section 7.05.

“Material Adverse Effect” shall mean any change, effect, condition, factor or circumstance that is or is reasonably likely to be materially adverse to the Business (including its results of operations, properties or financial condition), Acquired Assets or Assumed Liabilities, taken as a whole; provided, however, that, in no event shall any of the following be taken into account in determining whether there has occurred (or whether there is reasonably likely to be) a Material Adverse Effect: (i) any change or effect resulting from changes in general economic conditions, conditions in the United States or worldwide capital markets or any outbreak of hostilities or war (except for any changes which disproportionately affect the Business, results of operations, properties, condition, assets or Liabilities of Company, taken as a whole, as compared to other industry participants); (ii) any change or effect resulting from conditions generally affecting the industries in which Company conducts the Business (except for any changes which disproportionately affect the Business, results of operations, properties, condition, assets or Liabilities of Company as compared to other industry participants); (iii) any failure by Company to meet revenue or earnings predictions of equity analysts; (iv) any change or effect resulting from the announcement of this Agreement or the Transactions; (v) changes in any Laws applicable to Company after the date hereof (except for any changes which disproportionately affect the Business, results of operations, properties, condition, assets or Liabilities of Company as compared to other industry participants), (vi) changes in GAAP after the date hereof; (vii) any actions taken, or failures to take action, or such other effects, changes, occurrences or developments to which Purchaser or Parent has specifically consented in writing after the date hereof and prior to such actions, failures, effects, changes, occurrences or developments; (viii) terrorist activities or the material commencement or worsening of hostilities or war; (ix) changes in Company’s relationships with existing vendors, customers or suppliers resulting from Company’s public announcement of impairment charges (but only to the extent such impairment charges do not exceed amounts or potential amounts made known to Purchaser or Parent prior to the execution of this Agreement); or (x) the trend of declining revenue of the Business from January 1, 2007 until the date hereof.

“Material Contract” shall have the meaning set forth in Section 3.10(a).

“Open Purchase Orders” shall mean all purchase orders or other commitments issued by Company in the ordinary course of business before the Closing Date for the supply of tangible assets (including Inventory) and services to or for use in the Business to the extent that such tangible assets have not already been supplied and accepted by, or such services performed for, the Business on or prior to the Effective Time.

“Operating Permits” shall mean, except for the Environmental Permits, all licenses, permits, approvals, certifications, consents and listings of all Governmental Entities and all certification organizations required, and all exemptions from requirements to obtain or apply for any of the foregoing, necessary for the conduct of the Business (as currently conducted as conducted within the last twelve (12) months).

“Orders” shall mean any order, writ, injunction, judgment, plan or decree.

“Parent” shall have the meaning set forth in the preamble of this Agreement.

“Party” and “Parties” shall have the meanings set forth in the preamble of this Agreement.

“Patent Assignment” shall have the meaning set forth in Section 1.06(a)(iii)(B).

“Permitted Encumbrances” shall mean (i) Liens for real or personal property taxes which are not yet due and payable, (ii) mechanic’s, carrier’s, workmen’s, repairmen’s or other similar statutory Liens arising or incurred in the ordinary course of business, (iii) minor imperfections of title, conditions, easements and reservations of rights, (iv) Purchase Money Security Interests in amounts less than $25,000, and (v) Liens and operating leases that are listed on Schedule 10.13(c), and (vi) restrictions on the use, disclosure or transfer of Acquired Assets or information imposed by contract or by confidentiality obligations to third parties that are disclosed on the appropriate Schedule to this Agreement.

“Person” shall mean an individual, corporation, partnership, association, trust, any unincorporated organization or group (within the meaning of Section 13(d)(3) of the Exchange Act).

“Prepaid Expenses” shall mean all the prepaid expenses of Company relating to the Business or the Acquired Assets, excluding security deposits or advances deposited or paid by or on behalf of Company as lessee or sublessee or pursuant to any Real Property Lease.

“Promissory Note” shall have the meaning set forth in Section 1.03(b)(ii).

“Proxy Statement” shall mean a proxy statement to be sent to the stockholders of Company in connection with a meeting of Company stockholders to consider this Agreement and the Transactions, as amended or supplemented.

“Purchase Price” shall have the meaning set forth in Section 1.03(a).

“Purchase Price Adjustment” shall have the meaning set forth in Section 1.03(c)(ii).

“Purchaser” shall have the meaning set forth in the preamble of this Agreement.

“Purchase Money Security Interest” shall have the meaning given to such term in Section 9-103 of the Commercial Law Article of Annotated Code of Maryland.

“Real Property” shall have the meaning set forth in Section 3.08(b).

“Real Property Leases” shall mean the 50 West Watkins Mill Lease and the Tokyo Lease.

“Registered IP” shall mean all United States, international and foreign Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority and that are owned by the Company and used or held for use primarily in connection with the Business.

“Representatives” shall have the meaning set forth in Section 4.02.

“Retained Assets” shall have the meaning set forth in Section 1.01.

“Retained Liabilities” shall have the meaning set forth in Section 1.02.

“SEC” shall mean the United States Securities and Exchange Commission.

“SEC Reports” shall mean all forms, reports, schedules, proxy statements, registration statements and other documents (including all exhibits thereto) required to be filed with the SEC by Company.

“Security Agreement” shall have the meaning set forth in Section 1.03(b)(iii).

“Severance Liability Cap” shall have the meaning set forth in Section 9.01(a).

“Severance Payment Notice” shall have the meaning set forth in Section 9.01(a).

“Severance Payment Obligations” shall have the meaning set forth in Section 9.01(a).

“Shared Services Division” consists of the Company’s corporate and support functions that are not particular to any operating division and include the office of the Company’s Chief Executive Officer and the officers and other personnel performing the following functions: finance, legal, human resources, purchasing, facilities maintenance, management information systems and investor relations.

“Sponsored Research Agreements” shall mean those agreements (however titled and including related documents such as task orders, research plans and material transfer agreements) pursuant to which Company has obtained biological samples and related clinical data  for the primary purpose of generating data that can be incorporated into its commercially available databases.

“Stockholder Approval” shall have the meaning set forth in Section 6.03.

“Subsidiary” shall mean any corporation or other legal entity of which another corporation or other legal entity (either alone or through or together with another Subsidiary) (a) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, or (b) in the case of partnerships, serves as a general partner, or (c) in the case of a limited liability company, serves as managing member or (d) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Superior Proposal” shall mean a bona fide proposal made by any Person to acquire all of the issued and outstanding shares pursuant to a tender offer or a merger or to acquire substantially all of the assets of Company or a material part of the assets of the Business on terms and conditions that a majority of the members of the Board of Directors determines in good faith, taking into account all the terms and conditions of such proposal (including, without limitation, any expense reimbursement provisions, termination fees and conditions), is more favorable to Company’s stockholders, from a financial point of view, than the transactions contemplated hereby.

“Tax Returns” shall mean any return, declaration, report, estimate, claim for refund, or information return or statement relating to, or required to be filed in connection with, any Taxes, including any schedule, form, attachment or amendment.

“Tax” or “Taxes” shall mean any federal, state, county, local, territorial, provincial, or foreign income, net income, gross receipts, single business, unincorporated business, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 49A of the Code), customs duties, capital stock, franchise, profits, gains, withholding, social security (or similar), payroll, unemployment, disability, workers compensation, real property, personal property, ad valorem, replacement, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition, whether or not disputed and whether or not disputed and whether imposed by Law, Order, Contract or otherwise.

“Third Party IP” shall mean the rights of the Company to (i) the 3rd Party Software Licenses, (ii) the 3rd Party Databases, and (iii) other licensed Intellectual Property Rights held by the Company for use solely in connection with the Business other than rights referred to in clauses (i) and (ii), subject in each case to the terms of the applicable licenses.

“Threshold” shall have the meaning set forth in Section 7.04(a).

“Tokyo Facility” shall mean that real property and improvements leased by the Company prior to the Effective Time and located at Cerulean Tower 15th Floor, 15th Floor, Cerulean Tower, 26-1 Sakuragaoka-cho, Shibuya-ku, Tokyo.

“Tokyo Lease” shall mean that certain Lease Agreement by and between Company and The Executive Centre Japan K.K. for a term commencing on November 15,　2004 and all amendments thereto and extensions thereof for Unit Number Seven located at Cerulean Tower 15th Floor, 15th Floor, Cerulean Tower, 26-1 Sakuragaoka-cho, Shibuya-ku, Tokyo.

“Tokyo Lease Assignment and Assumption Agreement” shall have the meaning set forth in Section 1.06(a)(v).

“Total Cash Consideration” shall have the meaning set forth in Section 1.03(a).

“Trademark Assignment” shall have the meaning set forth in Section 1.06(a)(iii)(A).

“Transactions” shall have the meaning set forth in Section 2.03.

“Transfer Fees” shall have the meaning set forth in Section 4.10.

“Transition Services Agreement” shall have the meaning set forth in Section 1.06(a)(xi).

“Unbilled Receivables” means the unbilled receivables of the Business. Unbilled Receivables is comprised of both Debit and Credit Balances, all accounted for in accordance with the books and records of the Company and applying the same methodology, accounting principles, policies and practices used in preparing the Initial Listing of Assets and Liabilities consistent with the past practice of the Company. “Credit Balances” represent prepayments for future services under the terms of individual customer contracts. “Debit Balances” represent amounts relating to services performed by the Business for which the Company does not have the right to bill the customer until the next milestone is met or a contract modification is approved.

IN WITNESS WHEREOF, Purchaser, Parent and Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Gene Logic, Inc. (Company):

By:	/s/ Charles L. Dimmler, III
Name: Charles L. Dimmler, III
Title: Chief Executive Officer and President

OCIMUM BIOSOLUTIONS (INDIA) LIMITED (Parent):

By:	/s/ Subash Lingareddy
Name: Subash Lingareddy
Title: President and Chief Financial Officer

OCIMUM BIOSOLUTIONS INC. (Purchaser):

By:	/s/ Subash Lingareddy
Name: Subash Lingareddy
Title: President and Chief Financial Officer

Appendix B

FORM OF CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
GENE LOGIC INC.

Gene Logic Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does, by its _______________ __________________________, hereby certify that:

1. The name of the Corporation is Gene Logic Inc.

2. The Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) was filed on November 26, 1997 under the name Gene Logic Inc.

3.  Pursuant to Section 242 of the DGCL, at a meeting duly convened and held on October 23, 2007, the Board of Directors of the Corporation found that the following proposed amendment of the Certificate of Incorporation was advisable and directed that such proposed amendment be submitted for consideration and action thereon by the stockholders of the Corporation at a special meeting of stockholders.

Article I of the Certificate of Incorporation is amended in its entirety to read as follows:
“I

The name of this Corporation is Ore Pharmaceuticals Inc.”

4. Pursuant to Section 242 of the DGCL, the holders of a majority of the issued and outstanding shares of capital stock of the Corporation entitled to vote on the matter, including the holders of a majority of the issued and outstanding shares of each class entitled to vote on the matter, voted in favor of, approved and adopted the foregoing proposed amendment of the Certificate of Incorporation at a special meeting of the Corporation convened and held on ______ __, 200__.

5. The foregoing amendment of the Certificate of Incorporation, was duly adopted in accordance with the provisions of Section 242 of the DGCL.

6.  This Certificate of Amendment shall become effective at _______ Eastern Time on __________, 200___.

B-1

The Corporation has caused this Certificate of Amendment to be signed and executed in its corporate name by its ____________________ and attested to by its _________________, who declare, affirm, acknowledge and certify, under the penalties of perjury, that this is their free act and deed and that the facts stated herein are true as of the ___ day of __________, 200___.

ATTEST	GENE LOGIC INC.,
A Delaware corporation

By:	By:

[NAME], [TITLE]	[NAME], [TITLE]

B-2

                                                                          Appendix C

GENE LOGIC INC.
UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma consolidated condensed financial statements as of and for the nine months ended September 30, 2007 and for the year ended December 31, 2006 have been derived from the historical consolidated financial statements of Gene Logic Inc. (the “Company”) to give effect to the sale of the assets of the Company’s Genomics Business associated with the business of developing, operating and licensing databases of genomics and toxicogenomic data and related software and providing genomic and genetic data generation and analysis services and other related services (the “Genomics Assets”) to and the assumption of certain liabilities and ongoing contractual obligations by Ocimum Biosolutions Inc. (“Ocimum”) or its affiliate that is expected to occur at closing as if it occurred as of the earlier dates described below.  The following unaudited pro forma consolidated condensed financial statements reflect the Company’s continued ownership of its molecular diagnostics and drug repositioning assets.

The unaudited pro forma consolidated condensed balance sheet as of September 30, 2007 reflects the financial position of the Company after giving effect to the disposition of the Genomics Assets, the assumption of certain liabilities and ongoing contractual obligations and the receipt of net proceeds as if the disposition occurred on September 30, 2007.

The unaudited pro forma consolidated condensed statement of operations for the nine months ended September 30, 2007 assumes the disposition of the Genomics Assets and the assumption of certain liabilities and ongoing contractual obligations occurred on January 1, 2007.  The unaudited pro forma consolidated condensed statement of operations for the year ended December 31, 2006 assumes the disposition of the Genomics Assets and the assumption of certain liabilities and ongoing contractual obligations occurred on January 1, 2006.

The sale price included in the unaudited pro forma consolidated condensed financial statements is $10,000,000 (including $7,000,000 in cash and a $3,000,000 promissory note due 18 months from the date of closing), subject to adjustment based on certain potential revisions to the carrying value of assets and liabilities assumed by Ocimum or its affiliate at closing.  The net proceeds of the sale of the Genomics Assets (net of costs associated with the sale) are estimated to be $8,600,000, of which, $981,000 have already been recorded in the Company’s historical consolidated financial statements.

The pro forma adjustments are described in the accompanying notes and are based upon available information and various assumptions that management believes are reasonable.  These adjustments give effect to events directly attributable to the transaction.

The accompanying unaudited pro forma financial information should be read in conjunction with the historical consolidated financial statements and the related notes thereto of the Company.  The unaudited pro forma financial information is not necessarily indicative of the operating results or financial position that would have occurred if the transaction had been consummated at the times indicated, nor is it necessarily indicative of the future financial position and the results of operations of the Company.

GENE LOGIC INC.
UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
(in thousands)
	September 30, 2007
	Gene Logic	Pro Forma		Total
	Historical	Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$22,640	$6,581	(1)	$29,221
Marketable securities available-for-sale	8,917	-		8,917
Accounts receivable, net	615	973	(1)	1,588
Unbilled services	602	(474)	(1)	128
Inventory, net	1,156	(1,156)	(1)	-
Prepaid expenses	1,592	(834)	(1)	758
Other current assets	2,610	(232)	(1)	2,378
Total current assets	38,132	4,858		42,990
Property and equipment, net	10,415	(7,974)	(1)	2,441
Long-term investments	2,964	-		2,964
Goodwill	2,677	(2,039)	(2)	638
Other intangibles, net	7,122	(6,229)	(1)	893
Other assets	483	3,000	(1)	3,483
Total assets	$61,793	$(8,384)		$53,409

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,383	$-		$2,383
Payable to Bridge Pharmaceuticals	119	-		119
Accrued compensation and employee benefits	4,169	(739)	(1)	3,430
Other accrued expenses	2,406	-		2,406
Accrued restructuring costs	309	-		309
Current portion of long-term debt	501	-		501
Deferred revenue	5,018	(2,572)	(1)	2,446
Total current liabilities	14,905	(3,311)		11,594
Deferred revenue	137	(137)	(1)	-
Long-term debt, net of current portion	40	-		40
Deferred rent	882	(838)	(3)	44
Stockholders' equity	45,829	(4,098)	(1)	41,731
Total liabilities and stockholders' equity	$61,793	$(8,384)		$53,409

See accompanying Notes to Unaudited Pro Forma Consolidated Condensed Financial Statements.

GENE LOGIC INC.
UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
(in thousands, except per share data)
	Nine Months Ended September 30, 2007
	Gene Logic			Total
	Historical	Genomics (4)		Pro Forma
Revenue	$13,235	$12,356		$879
Expenses:
Database production	15,765	15,765	(5)	-
Research and development	7,859	(705)	(5)	8,564
Selling, general and administrative	17,044	8,393		8,651
Total expenses	40,668	23,453		17,215
Loss from operations	(27,433)	(11,097)		(16,336)
Interest (income), net	(1,594)	-		(1,594)
Other (income) expense	46	46		-
Loss from continuing operations	$(25,885)	$(11,143)		$(14,742)
Basic and diluted loss per share from continuing operations	$(0.81)			$(0.46)
Basic and diluted weighted average shares outstanding	31,865			31,865

See accompanying Notes to Unaudited Pro Forma Consolidated Condensed Financial Statements.

GENE LOGIC INC.
UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
(in thousands, except per share data)
	Year Ended December 31, 2006
	Gene Logic			Total
	Historical	Genomics (4)		Pro Forma
Revenue	$24,346	$24,310		$36
Expenses:
Database production	27,408	27,408	(5)	-
Research and development	9,876	(656)	(5)	10,532
Selling, general and administrative	22,422	10,000		12,422
Genomics Division restructuring	5,258	2,831	(6)	2,427
Total expenses	64,964	39,583		25,381
Loss from operations	(40,618)	(15,273)		(25,345)
Interest (income), net	(2,694)	-		(2,694)
Other (income) expense	55	55		-
Write-down of long-term equity investment	275	-		275
Loss from continuing operations	$(38,254)	$(15,328)		$(22,926)
Basic and diluted loss per share from continuing operations	$(1.20)			$(0.72)
Basic and diluted weighted average shares outstanding	31,807			31,807

See accompanying Notes to Unaudited Pro Forma Consolidated Condensed Financial Statements.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
CONDENSED FINANCIAL STATEMENTS
(in thousands)

The pro forma adjustments footnoted in the unaudited pro forma consolidated condensed financial statements are explained below:

(1)
These amounts reflect the disposition of the Genomics Assets, the assumption, by Ocimum or its affiliate, of certain liabilities and ongoing contractual obligations and the sale price that includes the receipt of cash proceeds of $7,000 and a $3,000 promissory note, which will be due 18 months from the date of closing.  Estimated costs associated with the sale ($419) have been reflected in the net proceeds on the Unaudited Pro Forma Consolidated Condensed Balance Sheet at September 30, 2007.  The Company will also retain accounts receivable whether earned or unearned as of closing.

(2)	Amount represents an allocation of the historical goodwill amount from the Company’s Genomics Business to the disposition of the Genomics Assets.

(3)	Amount represents the elimination of the historical deferred rent amount due to the assumption by Ocimum or its affiliate of a related ongoing contractual lease obligation.

(4)
This column represents the operating results of the Company’s Genomics Assets (“Genomics”) for the respective period.  These operating results were consolidated in the historical consolidated condensed financial statements of Gene Logic Inc. and are subtracted to reflect the disposition.

(5)	Expenses classified as Database Production that were not eliminated as a result of the disposition of the Genomics Assets have been reclassified to Research and Development.

(6)	Amount not eliminated consists of facility expenses related to ongoing contractual lease obligations that would not have been assumed by Ocimum or its affiliate.

Appendix D

Gene Logic Inc.

Report of Independent Registered Public Accounting Firm -

Internal Control Over Financial Reporting

The Board of Directors and Stockholders of Gene Logic Inc.

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Controls Over Financial Reporting listed as Item 9A, that Gene Logic Inc. maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Gene Logic Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that Gene Logic Inc. maintained effective internal control over financial reporting as of December 31, 2006 is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, Gene Logic Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Gene Logic Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006, and our report dated March 14, 2007 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP

Baltimore, Maryland
March 14, 2007

Report of Independent Registered Public Accounting Firm -

Consolidated Financial Statements

The Board of Directors and Stockholders Gene Logic Inc.

We have audited the accompanying consolidated balance sheets of Gene Logic Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Gene Logic Inc. at December 31, 2006 and 2005, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2006 in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 1 to the consolidated financial statements, in 2006, the Company changed its method of accounting for stock-based compensation upon the adoption of Statement of Financial Accounting Standard No. 123(R), “Shared-Based Payments”.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Gene Logic Inc.’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 14, 2007 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP

Baltimore, Maryland
March 14, 2007

GENE LOGIC INC.

Consolidated Balance Sheets
as of December 31, 2006 and 2005
(in thousands, except share data)

	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$25,700	$43,946
Marketable securities available-for-sale	24,410	38,179
Accounts receivable, net of allowance of $45 and $255 in 2006 and 2005, respectively	3,327	1,779
Unbilled services	589	3,001
Inventory, net	2,180	3,091
Prepaid expenses	1,260	1,548
Other current assets	3,551	839
Assets of discontinued operations held-for-sale	-	32,889
Total current assets	61,017	125,272
Property and equipment, net	12,829	15,603
Long-term investments	2,964	3,239
Goodwill	2,677	2,677
Other intangibles, net	10,060	13,399
Other assets	726	529
Total assets	$90,273	$160,719
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,703	$4,802
Payable to Bridge Pharmaceuticals	1,727	-
Accrued compensation and employee benefits	2,883	6,277
Other accrued expenses	3,751	3,554
Accrued restructuring costs	1,941	-
Current portion of long-term debt	499	497
Acquired technologies payable	-	3,492
Deferred revenue	3,299	9,738
Liabilities of discontinued operations held-for-sale	-	5,374
Total current liabilities	17,803	33,734
Deferred revenue	228	-
Long-term debt, net of current portion	78	127
Deferred rent	1,074	2,002
Total liabilities	19,183	35,863
Commitments and contingencies	-	-
Stockholders' equity:
Preferred stock, $.01 par value; 10,000,000 shares authorized; and no shares issued
and outstanding as of December 31, 2006 and 2005	-	-
Common stock, $.01 par value; 60,000,000 shares authorized; 31,820,273 and
31,771,835 shares issued and outstanding as of December 31, 2006 and 2005, respectively	318	318
Additional paid-in-capital	386,530	385,586
Accumulated other comprehensive loss	(78)	(78)
Accumulated deficit	(315,680)	(260,970)
Total stockholders' equity	71,090	124,856
Total liabilities and stockholders' equity	$90,273	$160,719

See accompanying notes.

GENE LOGIC INC.

Consolidated Statements of Operations
For the Years Ended December 31, 2006, 2005 and 2004
(in thousands, except per share data)

	2006	2005	2004
Revenue:
Genomics services	$24,310	$56,602	$52,171
Drug repositioning services	36	588	-
Total revenue	24,346	57,190	52,171
Expenses (1):
Database production	27,408	31,689	41,870
Research and development	9,876	6,812	2,449
Selling, general and administrative	22,422	26,788	19,224
Genomics Division restructuring	5,258	-	-
Purchased research and development	-	-	8,817
Total expenses	64,964	65,289	72,360
Loss from operations	(40,618)	(8,099)	(20,189)
Interest (income), net	(2,694)	(2,625)	(1,395)
Other (income) expense	55	(813)	-
Write-down of other-than-temporary decline in the value of
marketable securities available-for-sale	-	719	-
Write-down of long-term equity investment	275	-	-
Loss from continuing operations before income tax expense	(38,254)	(5,380)	(18,794)
Income tax expense	-	-	287
Loss from continuing operations	(38,254)	(5,380)	(19,081)
Loss from discontinued operations	(16,456)	(42,924)	(9,439)
Net loss	$(54,710)	$(48,304)	$(28,520)
Basic and diluted net loss per share:
Loss from continuing operations	$(1.20)	$(0.17)	$(0.61)
Loss from discontinued operations	(0.52)	(1.35)	(0.30)
Net loss	$(1.72)	$(1.52)	$(0.91)
Shares used in computing basic and diluted net loss per share	31,807	31,744	31,493

(1) Line items include non-cash stock compensation expense as follows (see Note 1):
Database production	$149	$-	$-
Research and development	92	-	-
Selling, general and administrative	390	-	-
Loss from discontinued operations	158	-	-
Total non-cash stock compensation expense	$789	$-	$-

See accompanying notes.

GENE LOGIC INC.

Consolidated Statements of Stockholders’ Equity
For the Years Ended December 31, 2004, 2005 and 2006
(in thousands, except number of shares)

	Common Stock		Additional	Other
	Number	Par	Paid-In	Comprehensive	Accumulated	Comprehensive
	of Shares	Value	Capital	Income (Loss)	Defecit	Loss
Balance at January 1, 2004	31,131,198	$311	$383,377	$47	$(184,146)	$-
Issuance of common stock in connection with
exercise of stock options	255,479	3	948	-	-	-
Issuance of common stock in connection with
Employee Stock Purchase Plan	120,215	1	445	-	-	-
Issuance of common stock in connection with
drug repositioning technologies acquisition	147,521	2	543	-	-	-
Net change in unrealized gains from
marketable securities	-	-	-	(183)	-	$(183)
Net loss	-	-	-	-	(28,520)	(28,520)
Comprehensive loss	-	-	-	-	-	$(28,703)
Balance at December 31, 2004	31,654,413	$317	$385,313	$(136)	$(212,666)	$-
Issuance of common stock in connection with
exercise of stock options	54,609	-	111	-	-	-
Issuance of common stock in connection with
Employee Stock Purchase Plan	62,813	1	162	-	-	-
Net change in unrealized gains from
marketable securities	-	-	-	58	-	$58
Net loss	-	-	-	-	(48,304)	(48,304)
Comprehensive loss	-	-	-	-	-	$(48,246)
Balance at December 31, 2005	31,771,835	$318	$385,586	$(78)	$(260,970)	$-
Issuance of common stock in connection with
exercise of stock options	48,438	-	155	-	-	-
Non-cash stock-based compensation	-	-	789	-	-	-
Foreign currency translation adjustments	-	-	-	(38)	-	$(38)
Net change in unrealized gains from
marketable securities	-	-	-	38	-	38
Net loss	-	-	-	-	(54,710)	(54,710)
Comprehensive loss	-	-	-	-	-	$(54,710)
Balance at December 31, 2006	31,820,273	$318	$386,530	$(78)	$(315,680)

GENE LOGIC INC.

Consolidated Statements of Cash Flows
For the Years Ended December 31, 2006, 2005 and 2004
(in thousands)

	2006	2005	2004
Cash flows from operating activities:
Loss from continuing operations	$(38,254)	$(5,380)	$(19,081)
Adjustments to reconcile loss from continuing operations to net cash flows from continuing operating activities:
Depreciation and amortization	10,568	10,788	13,281
Non-cash purchased research and development	-	-	7,908
Non-cash Genomics Division restructuring	3,329	-	-
Write-down of marketable securities available-for-sale	-	719	-
Write-down of equity investment	275	-	-
Inventory impairment	1,025	-	-
Non-cash stock compensation expense	631	-	-
Other non-cash items	24	350	348
Changes in continuing operating assets and liabilities:
Accounts receivable and unbilled services	864	(628)	1,280
Inventory	(114)	(1,432)	3,321
Prepaids and other assets	(1,115)	(442)	(119)
Accounts payable	(1,090)	999	14
Accrued expenses and deferred rent	(562)	3,695	1,788
Accrued technologies payable	(3,492)	-	-
Deferred revenue	(6,087)	(2,613)	614
Net cash flows from continuing operating activities	(33,998)	6,056	9,354
Loss from discontiuned operations	(16,456)	(42,924)	(9,439)
Adjustments to reconcile loss from discontinued operations to net cash flows from discontinued operating activities:
Impairment charges, depreciation and amortization and other non-cash items	14,011	36,077	3,670
Changes in discontinued operating assets and liabilities	(517)	1,199	(3,865)
Net cash flows from discontinued operating activities	(2,962)	(5,648)	(9,634)
Net cash flows from operating activities	(36,960)	408	(280)
Cash flows from investing activities:
Purchases of property and equipment	(2,015)	(9,870)	(2,994)
Purchases of licenses and patent costs	(1,127)	(813)	(569)
Software development costs	(983)	(2,070)	(3,327)
Database upgrade costs	(2,584)	(4,168)	(569)
Proceeds from sale and maturity of marketable securities available-for-sale	44,486	59,414	83,372
Purchase of marketable securities available-for-sale	(30,687)	(47,576)	(70,128)
Net proceeds received from sale of Preclinical Division	12,117	-	-
Net investing activities of discontinued operations	(460)	(4,707)	(2,217)
Net cash flows from investing activities	18,747	(9,790)	3,568
Cash flows from financing activities:
Proceeds from issuance of common stock to employees	155	274	1,397
Repayments of an equipment loans	(47)	(44)	(42)
Net financing activities of discontinued operations	(141)	(139)	(124)
Net cash flows from financing activities	(33)	91	1,231
Net increase (decrease) in cash and cash equivalents	(18,246)	(9,291)	4,519
Cash and cash equivalents, beginning of year	43,946	53,237	48,718
Cash and cash equivalents, end of year	$25,700	$43,946	$53,237
Supplemental disclosure:
Taxes paid	$-	$-	$569
Interest paid	$19	$35	$49
Non-cash financing and investing transactions:
In connection with the acquisition of the Drug Repositioning technologies:
Purchase of research and development and purchase of laboratory equipment, in
exchange for issuance of common stock, acquired technology payable and a ToxExpress subscription license	$-	-	$7,971

GENE LOGIC INC.
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
(in thousands, except share and per share data)

Note 1 - Organization and summary of significant accounting policies

Description of Business

Gene Logic Inc., including its wholly owned subsidiaries, Gene Logic Ltd. (United Kingdom subsidiary) and Gene Logic K.K. (Japan subsidiary), (collectively “Gene Logic” or the “Company”), provides pharmaceutical development services that allow the Company to uncover new development paths for drug candidates provided by its customers for which development has been discontinued for reasons other than safety. In addition, the Company has developed and commercialized proprietary genomic and toxicogenomic databases, toxicogenomic services, software tools and other services that enable customers worldwide to discover and prioritize drug targets, identify biomarkers, predict toxicity and understand mechanisms of toxicity, and understand mechanisms of action of specific compounds.

From January until July 2004, the Company’s services were organized into two business segments: genomics and toxicogenomics services (“Genomics Division”) and preclinical contract research services (“Preclinical Division”). In July, 2004, as a result of the acquisition of certain technologies and the hiring of certain personnel from Millennium Pharmaceuticals, Inc. (“Millennium”) (see Note 2), the Company added a third business segment: drug repositioning services (“Drug Repositioning Division”). On December 15, 2006, the Company sold its Preclinical Division, which has now been classified as a discontinued operation (see Note 3).

The Drug Repositioning Division is a pharmaceutical development division that identifies and develops new or expanded uses for small molecule therapeutics. The Company is building a therapeutic pipeline by applying its proprietary drug indication discovery platform consisting of genomics databases and bioinformatics software, and the biological screening technologies acquired from Millennium and which subsequently have undergone further development, to find new and expanded uses for drug candidates supplied by major pharmaceutical companies.

In 2006, the Company began to redirect its Genomics Division in response to its customers’ shifting their research activities from early-stage drug discovery into later-stage development and validation efforts. Management examined the business for new avenues to create value and concluded that its expertise in biomarker discovery and validation could be used as a potential new platform for molecular diagnostics development. As a result, the Company has engaged outside financial advisors to identify strategic alternatives for our Genomics business. The Company continues to serve new and existing Genomics customers.

Principles of Consolidation

The consolidated financial statements include the accounts of Gene Logic Inc. and its wholly owned subsidiaries. All material inter-company accounts, transactions and profits have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Basis of Presentation

As a result of the Company’s sale of its Preclinical Division and in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), the Company has classified the net assets of the Preclinical Division as assets and liabilities held for sale at December 31, 2005 and the results of operations of the Preclinical Division as discontinued operations for all periods.

Foreign Currency Translation

The financial statements of subsidiaries outside the United States are measured using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date, as appropriate. The resulting translation adjustments are included in accumulated other comprehensive loss, a separate component of stockholders’ equity. Income and expense items are translated at average monthly rates of exchange.

Comprehensive Loss

The Company accounts for comprehensive loss as prescribed by Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income”. Comprehensive loss is the total net loss plus all changes in equity during the applicable period except those changes resulting from investment by owners and distribution to owners. Total comprehensive loss was $54,710, $48,246 and $28,703 for the years ended December 31, 2006, 2005 and 2004, respectively.

Concentration of Credit Risk

Cash, cash equivalents and marketable securities available-for-sale are financial instruments that potentially subject the Company to concentrations of credit risk. The estimated fair value of financial instruments approximates the carrying value based on available market information. The Company primarily invests its excess available funds in money market funds, commercial paper, corporate bonds and securities issued by the U.S. Government and its agencies and, by policy, seeks to ensure both liquidity and safety of principal. The policy also limits investments to certain types of instruments issued by institutions with strong investment grade credit ratings and places restrictions on their terms, geographic origin and concentrations by type and issuer.

Cash and Cash Equivalents

Cash and cash equivalents are defined as liquid investments with maturities of 90 days or less when purchased. All other investments are reported as marketable securities available-for-sale. Cash and cash equivalents as of December 31 are comprised of:

	2006	2005
Cash	$1,076	$2,326
Money market funds	8,415	6,949
Commercial paper	16,209	34,671
Total	$25,700	$43,946

Marketable Securities Available-for-Sale

All marketable securities are classified as available-for-sale. Available-for-sale securities are carried at fair value, with unrealized gains and temporary losses reported as accumulated other comprehensive income (loss) included in stockholders’ equity. Realized gains and losses and declines in value judged to be other-than-temporary for available-for-sale securities are included in the Consolidated Statements of Operations. The cost of securities sold is based on the specific identification method. In 2006, 2005 and 2004, realized gains and/or losses resulting from the sale of marketable securities were immaterial.

As of December 31, 2006, the Company’s investment portfolio consisted of commercial paper, corporate bonds and mortgage-backed securities of U.S. Government agencies. All marketable securities had original maturities greater than 90 days, but less than two years. All investments in corporate bonds mature in 2007. All marketable securities with a gross unrealized loss as of December 31, 2006 have been in an unrealized loss position for less than 12 months. The Company reviews marketable securities for impairment based on criteria that include the extent to which the investment’s carrying value exceeds its related market value, the duration of the market decline, the Company’s ability to hold the investment to recovery and the financial strength and specific prospects of the issuer of the security. During 2005, the Company determined that one of its marketable securities had an other-than-temporary decline in its value and accordingly, recorded a loss of $719 (see Note 6). As of December 31, 2006, all of the Company’s investments were classified as current because the Company may not hold its investments until maturity in order to take advantage of market conditions.

Marketable securities available-for-sale as of December 31 are comprised of:

	2006				2005
		Gross	Gross			Gross	Gross
	Amortized	Unrealized	Unrealized	Fair	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value	Cost	Gains	Losses	Value
Commercial paper	$8,929	$-	$-	$8,929	$22,455	$-	$(14)	$22,441
Corporate bonds	13,498	-	(28)	13,470	13,501	-	(53)	13,448
Equity securities	-	-	-	-	281	-	-	281
U.S. Government
mortgage-backed
securities	2,023	-	(12)	2,011	2,020	-	(11)	2,009
Total	$24,450	$-	$(40)	$24,410	$38,257	$-	$(78)	$38,179

Allowances for Doubtful Accounts Receivable

The Company uses estimates to determine the amount of the allowance for doubtful accounts necessary to reduce accounts receivable and unbilled services to their expected net realizable value. The Company estimates the amount of the required allowance by reviewing the status of past-due receivables and by establishing general provisions for estimated losses by analyzing current customer credit worthiness and historical bad debt trends. Actual collection experience has not varied significantly from the Company’s estimates, due primarily to collection policies and the financial strength of the Company’s customers. Receivables that are ultimately deemed uncollectible are written-off as a reduction of accounts receivable and the allowance for doubtful accounts.

Inventory

Inventory is stated at the lower of cost or market. Cost for microarrays and laboratory reagents is determined using the first-in, first-out method and cost for tissue samples is determined using the average cost method. All inventory is reviewed for impairment and appropriate reserves are recorded. All inventory is classified as raw materials. Inventory as of December 31 is comprised of:

	2006	2005
Microarrays	$2,233	$2,199
Laboratory reagents	510	298
Tissue samples	1,788	2,248
	4,531	4,745
Less -- microarray reserves	(647)	-
Less -- tissue samples reserves	(1,704)	(1,654)
Inventory, net	$2,180	$3,091

Property and Equipment

Property and equipment is carried at cost, less accumulated depreciation and amortization. Depreciation and amortization is recorded using the straight-line method over the estimated useful lives of the assets as follows:

Furniture	10 years
Computer and office equipment	1-5 years
Laboratory equipment	5 years
Leasehold improvements	Lesser of the lease term or the useful life

Long-Term Investments

The Company has made equity investments in companies whose businesses may be complementary to the Company’s business. All of the Company’s current equity investments are accounted for under the cost method of accounting, as the Company holds less than 20% of the voting stock outstanding under such arrangements and does not exert significant influence over these companies. At December 31, 2006, the Company’s only equity investment with a remaining book value was Xceed Molecular (“Xceed”) (See Note 6).

Goodwill

The goodwill on the Company’s Consolidated Balance Sheet resulted from the acquisition of Oncormed, Inc. in 1998 and represents the excess of the purchase price over the fair value of the net assets acquired. These assets are part of the Genomics Division.

The Company accounts for goodwill under the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). Under SFAS 142, the Company is required to perform an annual impairment test of its goodwill. The Company’s annual impairment test is performed October 1. In addition, the Company is required to test for impairment at any point at which it has an indication that impairment may exist.

The goodwill impairment test involves a two-step approach. Under the first step, the Company determines the fair value of each reporting unit to which goodwill has been assigned. Reporting units are defined as the Company’s business segments. The Company then compares the fair value of each reporting unit to its carrying value, including goodwill. The Company estimates the fair value of each reporting unit by estimating the present value of the reporting unit’s future cash flows. If the fair value exceeds the carrying value, no impairment loss is recognized. If the carrying value exceeds the fair value, the goodwill of the reporting unit is considered potentially impaired and the second step is to measure the impairment loss. Under the second step, the Company calculates the implied fair value of goodwill by deducting the fair value of all tangible and intangible net assets, including any unrecognized intangible assets, of the reporting unit from the fair value of the reporting unit, as determined in the first step. The Company then compares the implied fair value of goodwill to the carrying value of goodwill. If the implied fair value of goodwill is less than the carrying value of goodwill, the Company recognizes an impairment loss equal to the difference.

Based on the results of the Company’s annual impairment test, no impairment loss was identified in the carrying value of the $2,677 of goodwill of the Company’s Genomics Division.

Other Intangible Assets

Other intangible assets consist primarily of licenses, patent costs, software development costs and database upgrade costs.

The Company has licensed from third parties the proprietary rights and technical information covered by various patents and patent applications. These licenses will continue for the term of the agreement or the life of the respective patent, whichever is shorter. License costs are being amortized over their expected useful lives, but not greater than the lesser of the term of the agreement or the life of the respective patent. Certain agreements call for the payment of royalties and maintenance fees.

Patent costs include issued patents and patent applications and are stated at cost. Amortization of issued patent costs is recorded using the straight-line method over the shorter of their expected useful life or the legal lives of the patents, generally for periods ranging up to 20 years. The Company wrote off certain patent costs in the amount of $1,110 ($1,086 was written-off in connection with the Genomics Division restructuring-see Note 4), $52 and $275 during 2006, 2005 and 2004, respectively, after determining that the technologies underlying such patents and applications would no longer be utilized in the Company’s business.

In accordance with the provisions of the Financial Accounting Standards Board Statement No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed,” the Company has capitalized certain software development costs incurred in developing software, beginning upon the demonstration of technological feasibility. The Company ceases capitalizing such costs when the software is available for general release to its customers. Software development costs are being amortized over their expected useful life of up to three years, commencing upon release of the software or upgrades.

Database upgrade costs consist mainly of upgrades of existing gene expression data utilizing Affymetrix’s new versions of microarrays. These costs are capitalized and amortized over their expected useful life of two years, commencing upon release of the update.

Impairment of Long-Lived Assets

Long-lived assets, consisting principally of property and equipment, long-term investments and other intangible assets (including licenses, patent costs, software development costs and database upgrade costs), are evaluated for possible impairment. If an impairment loss is indicated, the Company will measure the amount of the impairment by comparing the carrying value of the asset to the present value of the expected future cash flows associated with the use of the asset.

Research and Development

Research and development costs, including those costs incurred in acquiring and developing the drug repositioning technologies, are charged to operations when incurred or acquired.

Database Production

Except for database upgrade costs which are capitalized and amortized over their expected useful life, costs related to the acquisition and processing of tissues and overhead expenses needed to support the Company’s databases are expensed as incurred. These costs include labor, microarrays, tissues, licensing agreements, reagents, outside consultants and overhead.

Revenue Recognition

Through 2006, the majority of Genomics Division services revenue consists of fees earned under subscription agreements for all or parts of the Company’s gene expression reference databases, the BioExpress System and ToxExpress System, and which are typically for a specific multi-year term for subscriptions to the larger databases and annual terms for smaller parts of the databases. The Company has also granted to some customers perpetual licenses to all or parts of the Company’s BioExpress and ToxExpress System databases and software tools. In addition, the Company generates a smaller, but growing, percentage of revenue from providing other services, including various toxicogenomics reports, microarray data generation and analysis and other professional services. Revenue from subscription agreements is recognized ratably over the period during which the customer has access to the database. Certain subscription agreements have included a right of early termination (which, in some instances, is subject to conditions) by the customer, without penalty, on a specified date prior to the normal expiration of the term. If an agreement has a right of early termination, revenue is recognized ratably over the subscription term up to the possible date of early termination, based on subscription fees earned under the agreement through the possible date of early termination. If such early termination does not occur, the balance of the subscription fees earned under the agreement is recognized as revenue ratably over the remaining term of the agreement. Revenue from perpetual licenses to data and software for which the Company is not obligated to provide continuing support or services is recognized when the data and/or software has been delivered. Revenue for perpetual licenses for which the Company is obligated to provide continuing support or services is recognized during the period such support or services are provided. Revenue from other services is recognized when the services are performed. The Company’s agreements generally provide for termination in the event of a breach of the agreement by either party or a bankruptcy or insolvency of either party. Agreements with the Company’s customers, other than its Japanese customers, are dollar-denominated. Agreements with the Company’s Japanese customers, since 2005, have been denominated in Japanese Yen and may be subject to fluctuations due to changes in currency exchange rates.

Revenue recognized for any multiple-element contract is allocated to each element of the arrangement based on the relative fair value of the element. The determination of fair value of each element is based on the Company’s analysis of objective and reliable evidence from comparable internal or third-parties’ sales of the individual element. If the Company is unable to determine evidence of fair value for an undelivered element of the arrangement, revenue for the arrangement is deferred and recognized using the revenue recognition method appropriate to the predominant undelivered element.

The Company has entered into several contractual arrangements with multiple deliverables, such as licenses to access its BioExpress and ToxExpress System databases and microarray data generation and analysis and other professional services. For some of these arrangements, the Company was unable to determine objectively and reliably the fair value of some undelivered elements, and in such arrangements, the Company recognizes all revenue using the revenue recognition method appropriate to the predominant undelivered element. The Company also defers the direct and incremental expenses associated with the delivery of services for which revenue has been deferred and recognizes these expenses as the Company recognizes the related revenue. These types of arrangements have resulted in an increase in the Company’s deferred costs and deferred revenue as of December 31, 2006. The timing of revenue recognition associated with future agreements may also be dependent on its ability to objectively and reliably determine the fair value of deliverables included in those agreements.

Unbilled services are recorded for revenue recognized to date that has not been billed to the customer pursuant to the contractual terms. Typically, the Company’s arrangements require that payments be made in advance, upon the achievement of milestones or in accordance with predetermined payment schedules. Deferred revenue is recorded for cash received from customers for whom services have not yet been performed as of the balance sheet date.

Foreign Currency Transactions

Foreign currency transaction (gains) and losses are included in the Company’s Consolidated Statements of Operations. During 2006 and 2005, foreign currency losses and (gains) totaled $55 and ($813), respectively, and are included in Other (Income) Expense on the Company’s Consolidated Statements of Operations. Prior to 2005, the Company was not subject to foreign currency transactions as its agreements were dollar denominated.

Income Taxes

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”). Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

Basic and Diluted Net Loss Per Share

Net loss per share is computed using the weighted average number of shares of Common Stock outstanding. Common equivalent shares from all outstanding stock options are excluded from the computation, as their effect is anti-dilutive.

Stock-Based Compensation

Prior to January 1, 2006, the Company accounted for all of its stock-based compensation awards under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). Accordingly, the Company recognized compensation expense, if any, only to the extent that the fair value of the underlying stock on the date of grant exceeded the exercise or acquisition price of the stock or stock-based award. Any resulting compensation expense was recognized ratably over the associated service period, which was generally the option vesting period.

Effective January 1, 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123(R) (revised 2004), “Share-Based Payment,” (“SFAS 123R”), using the modified prospective transition method and therefore has not restated results for prior periods. Under this transition method, stock-based compensation expense for 2006 included compensation expense for all stock-based compensation awards granted (i) prior to, but not yet vested as of, January 1, 2006 based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), and (ii) after January 1, 2006 based on the grant date fair value determined in accordance with the provisions of SFAS 123R. For 2006, stock-based compensation awards consisted of options awarded under the 1997 Equity Incentive Plan and the 1997 Non-Employee Directors’ Stock Option Plan. The Company recognizes these compensation costs on a straight-line basis over the requisite service period of the award, which is generally the option vesting period and typically occurs ratably over periods ranging from one to four years. In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (“SAB 107”) regarding the SEC’s interpretation of SFAS 123R and the valuation of share-based payments for public companies. The Company has applied the provisions of SAB 107 in its adoption of SFAS 123R. See Note 13 for a further discussion on stock-based compensation.

As a result of adopting SFAS 123R, the Company’s net loss from continuing operations and total net loss in the Consolidated Financial Statements for 2006 was $631 and $789, respectively, higher than if the Company had continued to account for stock-based compensation under APB 25. The impact on basic and diluted net loss per share for 2006 was $0.02 per share. The impact of stock compensation expense in future periods will be dependent on the number and type of share-based payments issued to employees and non-employee directors.

Prior to January 1, 2006, the Company provided pro forma disclosure amounts in accordance with SFAS No. 148 “Accounting for Stock-Based Compensation—Transition and Disclosure”, as if the fair value method defined by SFAS 123 had been applied to its stock-based compensation.

The following table illustrates the effect on net loss and net loss per share as if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based compensation for the indicated period:

	2005	2004
Net loss, as reported	$(48,304)	$(28,520)
Add: Stock-based compensation expense
included in reported net loss	-	-
Deduct: Stock-based compensation expense
determined under fair value based method for all awards	(2,010)	(2,513)
Pro forma net loss	$(50,314)	$(31,033)
Basic and diluted net loss per share:
As reported	$(1.52)	$(0.91)
Pro forma	$(1.58)	$(0.99)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model for the years ended December 31, 2006, 2005 and 2004 with the following assumptions:

	2006	2005	2004
Expected volatility	55%	52%	60%
Risk-free interest rate	4.49% to 5.11%	3.41% to 4.42%	2.02% to 3.26%
Expected lives	3 years	3 years	3 years
Dividend rate	0%	0%	0%

Reclassifications

Certain reclassifications have been made to the prior years’ financial statements to conform to the current year presentation.

For 2006, 2005 and 2004 respectively, $3,711, $4,208 and $2,179 in costs previously allocated to the Preclinical Division have been re-allocated to the Genomics and Drug Repositioning Divisions. These amounts represent costs that the Company has now determined will not be eliminated as a result of the sale of its Preclinical Division.

New Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157 emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and states that a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. This Statement applies under other accounting pronouncements that require or permit fair value measurements, for which the FASB previously concluded in such accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007 and the Company intends to adopt it on January 1, 2008. The Company is currently evaluating the impact, if any, that SFAS 157 will have on its financial position, results of operations and cash flows, but does not believe the effect will be material.

In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”) which clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not expect the adoption of this Interpretation to have a material impact on its financial statements.

Note 2 - Drug Repositioning technologies acquisition

In July 2004, the Company acquired certain drug repositioning technologies and related assets (the “Drug Repositioning technologies”) and hired a research team from Millennium Pharmaceuticals, Inc. (“Millennium”). The Drug Repositioning Division uses a drug-indication discovery platform that integrates biological screening technologies acquired from Millennium with the Company’s genomics and toxicogenomics capabilities.

Consideration by the Company included: (i) $3,500 paid in cash in 2006; (ii) $1,000 paid and issued in cash and stock to certain employees who left Millennium and joined the Company; (iii) limited grant-back licenses to certain technologies acquired from Millennium; and (iv) approximately $488 in transaction costs. In addition, Millennium received a license to use the Company’s ToxExpress System database for three years (subsequently amended to terminate on December 30, 2005), valued at $4,500, for which the Company recorded $4,048 and $452 in revenue in 2005 and 2004, respectively. The Company also contractually agreed to, and subsequently met, a commitment to spend an aggregate of $14,500 over the first two and one-half years following the acquisition to develop and commercialize the acquired technologies. After completing its evaluation of the Drug Repositioning technologies and purchased in-process research and development activities, and in order to reflect the cost of acquiring the Drug Repositioning technologies, the Company recorded an $8,817, one-time, purchased research and development expense in Operating Expenses in the Company’s Consolidated Statements of Operations for the year ended December 31, 2004.

Note 3 - Discontinued operations

As previously discussed in Note 1, the Company changed its strategic focus and sold its Preclinical Division on December 15, 2006 for a sales price of $15,000, including $13,500 paid at closing less transaction costs of $1,383 and $1,500 held in escrow for 12 months to guarantee certain obligations under the agreement. The sales price remains subject to final adjustment to reflect certain changes in working capital and the assumption of certain liabilities associated with the business. In addition, the Company’s guarantee of two leases continue in effect pending their assignment to and assumption by the buyer and the Company provides certain transition services under an agreement with the buyer. If either of the guarantees cannot be assumed by the buyer, then the buyer is obligated to indemnify the Company with respect to such guarantee.

As a result of the Company’s sale of its Preclinical Division, the Company recorded a loss on disposal of $10,900 which represented the excess carrying value of the net assets of the Preclinical Division over the sales price received less costs to sell which is included in the loss from discontinued operations. The Company may further adjust the loss on disposal, which could result in a further gain or loss, if required to reflect higher actual fees and expenses incurred, final adjustments to the sale price or claims made against the escrow amount that are determined to be valid.

Due to the operations and cash flows of the Preclinical Division being eliminated from continuing operations of the Company, and the fact that the Company does not have any significant continuing involvement in the business, the operations of the Preclinical Division have been classified as discontinued operations for all periods presented. Summarized operating results from the discontinued operations included in the Company’s Consolidated Condensed Statements of Operations are as follows:

	2006	2005	2004

Revenue	$25,961	$22,180	$23,766
Loss from discontinued operations (1)(2)	$(16,456)	$(42,924)	$(9,439)
(1) Includes $10,900 loss on disposal in 2006.
(2) Includes $32,794 impairment charge associated with the impairment of goodwill in 2005.

Assets and liabilities of the discontinued operations are as follows as of the indicated date:

December 31,
2005
Current assets	$7,546
Property and equipment, net	15,079
Goodwill	10,236
Other long-term assets	28
Current liabilities	(3,969)
Noncurrent liabilities	(1,405)
Net assets of discontinued operations	$27,515

Note 4 - Genomics Division restructuring expenses

During 2006, the Company initiated a restructuring of its Genomics Division, which it expects to substantially complete by December 31, 2007, and recorded total restructuring costs of $5,258. The components of the restructuring are:

•	the termination of 70 employees, effective October 5, 2006, which resulted in severance costs of $1,521;
•
the acceleration of future costs of $2,426 for certain laboratory and office facilities that were no longer needed for continuing operations and which were either abandoned or for which the Company has entered into sublease arrangements; and

•	the impairment of certain intangible assets of $1,311, primarily patent and license costs, which the Company determined would no longer be utilized by its Genomics Division.

The major components of the Genomics Division restructuring liability as of December 31, 2006 are comprised of:

	2006 Charges to Operations	2006 Charges Utilized	Accrual Balance as of December 31, 2006
Severance and related beenfits	$1,521	$(1,399)	$122
Lease obligations	2,426	(607)	1,819
Total	$3,947	$(2,006)	$1,941

Note 5 - Property and equipment

Property and equipment includes the following as of December 31:

	2006	2005
Furniture	$1,651	$1,717
Computer and office equipment	13,431	14,674
Laboratory equipment	16,362	15,024
Leasehold improvements	10,474	12,975
	41,918	44,390
Less -- accumulated depreciation and amortization	(29,089)	(28,787)
Property and equipment, net	$12,829	$15,603

Depreciation expense was $3,875, $3,806 and $4,079 for the years ended December 31, 2006, 2005 and 2004, respectively.

Note 6 - Long-term investments

In November 2003, the Company’s subsidiary, then named MetriGenix, Inc. (which has since been dissolved), sold substantially all of its assets for cash to a privately held company (the “Buyer”, referred to herein as “Xceed”, formerly MetriGenix). The proceeds of sale were used to satisfy then known liabilities of the Company’s subsidiary. In connection with the sale, Xceed received a fully paid BioExpress System subscription with a term through December 31, 2006, which thereafter renewed automatically on an annual basis unless either party elected not to renew, under which no additional fees are payable for the subscription so long as the Company owns 15% of the outstanding stock of Buyer. In consideration for the consent to the assignment, the Company received convertible preferred stock of Xceed, valued at $2,911, and a warrant, valued at $275, exercisable at $0.0001 per additional share, intended to enable the Company to maintain a 15% equity interest in Xceed, which along with additional convertible preferred stock previously held by the Company of $53, represented 15.3% of the equity of Xceed. The Company also received the right to appoint a person to the Board of Directors of the Buyer. The Company accounts for its investment in Xceed using the cost method of accounting and has recorded the investment value, $3,186, as revenue over the term of the subscription agreement. During 2006, the subscription agreement was terminated by mutual agreement and the warrant was therefore terminated. As a result, the Company recorded a $275 write-down of the fair value of the warrant. During 2006, 2005 and 2004, the Company recorded $1,027, $1,027 and $1,060, respectively, in revenue relating to the subscription agreement. At December 31, 2006, the remaining book value of the Company’s investment in Xceed was $2,964, which it believes approximates fair value.

During 2004, the Company accounted for its investment in Avalon Pharmaceuticals, Inc. (“Avalon”) under the cost method of accounting. During 2005, Avalon completed an initial public offering and the Company reclassified its $1,000 investment to marketable securities available-for-sale and the Company also recorded a $719 write-down of its investment in Avalon due to an other-than-temporary decline in Avalon’s estimated market value. During 2006, the Company sold its remaining investment in Avalon and recorded a gain, after the write-down, of $31.

Note 7 - Other intangible assets

Information regarding the Company’s other intangible assets at December 31 is as follows:

	2006	2005
Carrying amount:
Licenses	$414	$1,600
Patent costs	2,684	3,185
Software development costs	6,289	13,170
Database upgrade costs	6,865	4,737
Total carrying amount	$16,252	$22,692
Accumulated amortization:
Licenses	$179	$993
Patent costs	48	272
Software development costs	3,408	7,432
Database upgrade costs	2,557	596
Total accumulated amortization	$6,192	$9,293
Net carrying value:
Licenses	$235	$607
Patent costs	2,636	2,913
Software development costs	2,881	5,738
Database upgrade costs	4,308	4,141
Total net carrying value	$10,060	$13,399

Amortization expense for the years ended December 31, 2006, 2005 and 2004 was $6,693, $6,982 and $9,202, respectively, including amortization of software development costs of $3,750, $5,197 and $6,600, respectively. Estimated amortization expense for existing intangible assets for each of the five succeeding years ending December 31 will be as follows:

2007	$5,025
2008	2,243
2009	222
2010	50
2011	50

Note 8 - Long-term debt

Long-term debt as of December 31 consists of the following:

	2006	2005
Loan for facility -- bearing interest at 5.0% per annum and due in
quarterly installments through September 2009	$127	$174
Loan for facility -- bearing interest at 4.5% and due upon demand	450	450
	577	624
Less -- current portion	(499)	(497)
Long-term debt	$78	$127

As of December 31, 2006, future principal payments on long-term debt for the years ending December 31 are as follows:

2007	$499
2008	51
2009	27
$577

Interest expense was $8, $10 and $12 for the years ended December 31, 2006, 2005 and 2004, respectively.

Note 9 - Income taxes

Income tax expense reflected in the Company’s 2004 Consolidated Statements of Operations represents withholding taxes on certain payments by Japanese customers. During 2004, the U.S. and Japan entered into a new tax treaty eliminating this withholding tax effective July 1, 2004. The actual income tax expense for the years ended December 31, 2006, 2005 and 2004 is different from the amount computed by applying the statutory federal income tax rates to loss before income tax expense. The reconciliation of these differences for the years ended December 31 is as follows:

	2006	2005	2004
Tax benefit at federal statutory rate	$(18,614)	$(16,433)	$(9,599)
State income taxes, net of federal income tax effect	(2,526)	(2,233)	(1,304)
Impairment losses	4,310	12,665	-
Other	(1,204)	(2,973)	(2,314)
Increase in valuation allowance	18,034	8,974	13,504
Income tax expense	$-	$-	$287

The tax effect of cumulative temporary differences at December 31 is as follows:

	2006	2005
Deferred tax assets:
NOL and tax credit carryforwards	$113,499	$97,147
Contract revenue	-	404
Net loss in unconsolidated investee	3,483	3,483
Purchased research and development	2,838	3,065
Depreciation	2,812	2,649
Accrued vacation	399	587
Other	4,380	4,035
	127,411	111,370
Less -- valuation allowance	(126,241)	(109,055)
Net deferred tax assets	$1,170	$2,315
Deferred tax liabilities:
Capitalized software costs	$1,113	$2,217
Other	57	98
Net deferred tax liabilities	$1,170	$2,315

At December 31, 2006, net operating loss carryforwards (“NOLs”) for income tax purposes were $267,587, including approximately $1,300 and $30,000 related to the acquisitions of TherImmune and Oncormed, respectively. The Company also has research and development tax credit carryforwards of $10,156 as of December 31, 2006. The carryforwards, if not utilized, will expire in increments from 2008 through 2026. Utilization of the net operating losses and credits may be subject to an annual limitation as provided by the Internal Revenue Code of 1986, and there can be no guarantee that such NOLs and tax credits will ever be fully utilized. During the fourth quarter of 2006, the Company, with the assistance of an independent third party, performed an Internal Revenue Code Section 382 study on its NOLs, excluding NOLs assumed from acquisitions. Based on the study, the Company does not believe that there are presently any material limitations on the use of its NOLs. As a result of cumulative losses, the Company has recorded a full valuation allowance against its net deferred tax assets as management believes it is more likely than not that the assets will not be realizable.

Note 10 - Commitments and contingencies

Operating Leases

The Company conducts all of its operations from leased facilities, under operating leases with varying terms expiring through 2011, in Gaithersburg, Maryland and Cambridge, Massachusetts. These leases obligate the Company to pay building operating costs and also contain renewal provisions which may extend their term.

Future minimum lease payments under all operating lease agreements for the years ending December 31 are as follows:

2007	$1,858
2008	1,633
2009	1,171
2010	1,200
2011	228
2012 and thereafter	285
$6,375

Rent expense for the years ended December 31, 2006, 2005 and 2004, was $2,532, $3,398 and $3,089, respectively.

Contingencies

In connection with the sale of its Preclinical Division, the Company may recognize an additional gain or loss in future periods to reflect higher actual fees and expenses incurred, final adjustment to the sales price, or claims made against the escrow amount that are determined to be valid. In addition, under the stock purchase agreement, the Company agreed to indemnify the buyer in the event of a breach of its representations and warranties to, and agreements with, the buyer and retained certain liabilities relating to the activities of the business prior to the sale.

The Company had also guaranteed leases for two properties formerly leased to, and used by, the Company’s Preclinical Division. These leases were among the obligations transferred in connection with the sale of its Preclinical Division. The buyer had agreed, subject to landlord consent, to accept assignment from the Company and to assume such guarantees, terminating Company’s liability thereunder. If either landlord does not agree to such assignment and assumption, the buyer has agreed to indemnify the Company for claims against either of such guarantees that continue. At this time, the buyer has not completed its negotiations with either landlord.

Litigation

The Company is not currently a party to any legal proceedings that would have a material adverse effect on the Company’s financial condition or results of operations.

Note 11 - 401(k) retirement plan

During 1996, the Company established the Gene Logic Inc. 401(k) Retirement Plan (the “401(k) Plan”) for its employees under Section 401(k) of the Internal Revenue Code. Under the 401(k) Plan all employees 18 years of age or older are eligible, starting on the calendar quarter, to contribute up to 100% of their eligible compensation and in the case of employees age 50 or older make certain catch-up contributions, subject to maximum deferrals allowed under IRS regulations. Employee contributions are 100% vested. In 2004, the Company initiated a matching contribution in the amount of 25% of up to 3% of an employee’s eligible compensation. Beginning April 2006, the Company’s matching contributions increased to 50% of up to 6% of an employee’s eligible compensation. Employees hired before January 1, 2004 are fully vested in the Company matching contributions. Employees hired after December 31, 2003 vest ratably over three years. These matching contributions, which are expensed, amounted to $370, $125 and $111 in 2006, 2005 and 2004, respectively.

Note 12 - Segment information

For 2004, the Company managed its business as two business segments: Genomics Division and Preclinical Division. Beginning in 2005, the Company added a third business segment: Drug Repositioning Division. On December 15, 2006, the Company sold its Preclinical Division, which has now been classified as discontinued operations (see Note 3). The prior period’s segment information has been restated to conform to the current period presentation.

The following table presents revenue and operating income (loss) for the Genomics and Drug Repositioning segments, which comprise the Company’s continuing operations for the indicated periods. Management uses these measures to evaluate segment performance. To arrive at operating income (loss) for each segment, management has included all direct costs for providing the segment’s services and an allocation for corporate overhead on a consistent and reasonable basis. Management has excluded purchased research and development expenses, interest (income) expense, other (income) expense and write-downs. Operating income (loss) and could also exclude certain unusual or corporate-related costs in the future.

The following table sets forth information on reportable segments for the years ended December 31:

	2006	2005	2004
Genomics services
Revenue	$24,310	$56,602	$52,171
Operating income (loss)	(25,541)	5,631	(6,437)
Depreciation and amortization expense	9,544	10,073	12,978
Drug repositioning services
Revenue	$36	$588	$-
Operating income (loss)	(15,077)	(13,730)	(4,935)
Depreciation and amortization expense	1,024	715	303

A reconciliation of segment operating income (loss) to net loss from continuing operations before income tax expense for the years ended December 31 is as follows:

	2006	2005	2004
Segment operating income (loss)
Genomics services	$(25,541)	$5,631	$(6,437)
Drug repositioning services	(15,077)	(13,730)	(4,935)
Purchased research and development	-	-	8,817
	(40,618)	(8,099)	(20,189)
Interest (income), net	(2,694)	(2,625)	(1,395)
Other (income) expense	55	(813)	-
Write-down of other-than-temporary decline in the
value of marketable securities available-for-sale	-	719	-
Write-down of long-term equity investment	275	-	-
Loss before income tax expense	$(38,254)	$(5,380)	$(18,794)

For 2006, three customers each accounted for 10% or more of the Company’s revenue (Customer A-20%, Customer B-12% and Customer C-10%). For 2005, two customers each accounted for 10% or more of the Company’s revenue (Customer D-15% and Customer E-14%). During 2004, one customer accounted for 10% or more of the Company’s revenue (Customer A-15%). The following is a breakdown of the Company’s total revenue by geographic region as determined by the location of the customer identified in the Company’s agreement:

	North America	Pacific Rim	Europe
December 31, 2006	40%	39%	21%
December 31, 2005	34%	40%	26%
December 31, 2004	35%	46%	19%

Note 13 - Stock-based compensation

At December 31, 2006, the Company has the following stock-based compensation plans: 1997 Equity Incentive Plan (the “Stock Plan”), 1997 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”) and Employee Stock Purchase Plan (the “ESPP”).

Stock Plan

The Company has a Stock Plan, under which the Compensation Committee (the “Committee”) of the Company’s Board of Directors, at its discretion, can grant stock options to employees and certain employee directors of the Company and related corporations. The Stock Plan currently authorizes the grant of stock options for up to 10,600,000 shares of Common Stock. The stock options granted under the Stock Plan generally expire at the earlier of a specified period after termination of service or the date specified by the Committee at the date of grant, but not more than ten years from such grant date. The Stock Plan was amended upon approval of the Stockholders in June 2006, to allow the issuance of restricted stock awards and to make certain other changes.

No restricted stock awards were issued in 2006.

Directors’ Plan

The Company has a Directors’ Plan to provide for granting of stock options to purchase up to 900,000 shares of Common Stock to non-employee directors of the Company. Stock options are to be granted at the fair market value of the Common Stock at the grant date. The stock options granted under the Directors’ Plan expire at the earlier of a specified period after termination of service or ten years from such grant date.

ESPP

The Company has an ESPP, which was suspended effective February 1, 2005, that allowed for an aggregate of 1,250,000 shares of Common Stock to be purchased. The ESPP allowed employees to purchase shares of Common Stock of the Company at each purchase date, through payroll deductions of up to a maximum of 15% of their combined salary and bonus, at 85% of the lesser of the market price of the shares at the time of purchase or the market price on the beginning date of an offering (or, if later, the date during the offering when the employee was first eligible to participate).

The following is a summary of option activity for the year ended December 31, 2006:

		Shares Subject to
		Outstanding Options
				Weighted
				Average
	Shares		Weighted	Remaining	Aggregate
	Available		Average	Contractual	Intrinsic
	For Grant	Shares	Exercise Price	Life (Years)	Value
Balance at January 1, 2006	2,338,093	5,515,504	$6.86
Options granted	(117,314)	117,314	$2.53
Options exercised	-	(48,438)	$3.20
Options cancelled	1,055,424	(1,055,424)	$6.43
Balance at December 31, 2006	3,276,203	4,528,956	$6.88
Vested and expected to vest at December 31, 2006		4,454,818	$6.94	4.5	$43

Options to purchase a total of 4,199,885, 4,287,254 and 3,829,996 shares at December 31, 2006, 2005 and 2004, respectively, were exercisable. The weighted-average grant-date fair value of options granted during the years ended December 31, 2006, 2005 and 2004 was $1.05, $1.40 and $1.67, respectively.

The aggregate intrinsic value in the table above represents the total intrinsic value (the difference between the Company’s closing stock price on the last trading day of 2006 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on December 31, 2006. This amount is subject to change based on changes to the fair market value of the Company’s Common Stock. Total intrinsic value of options exercised for 2006 was not material. Total intrinsic value of options exercised for 2005 and 2004, respectively, was $101 and $416.

As of December 31, 2006, $286 of total unrecognized compensation cost related to stock options is expected to be recognized over a weighted-average period of 1.6 years. This estimate does not include the impact of other possible stock-based awards that may be made during future periods.

Cash received from option exercises for 2006, 2005 and 2004 was $155, $111 and $951, respectively.

The following table summarizes information about stock options outstanding at December 31, 2006:

	Options Outstanding			Options Exercisable
		Weighted
	Number	Average	Weighted	Number	Weighted
	Outstanding at	Remaining	Average	Exercisable at	Average
Range of	December 31,	Contractual	Exercise	December 31,	Exercise
Exercise Price	2006	Life	Price	2006	Price
$0.15--$4.50	2,001,023	5.5 Years	$3.47	1,701,030	$3.53
$4.51--$6.00	917,118	4.0 Years	$5.17	888,252	$5.17
$6.01--$7.20	88,840	3.6 Years	$6.60	88,840	$6.60
$7.21--$62.88	1,521,975	3.8 Years	$12.42	1,521,763	$12.42
$0.15--$62.88	4,528,956	4.6 Years	$6.88	4,199,885	$7.16

Note 14 - Quarterly results of operations (unaudited)

The following is a summary of the quarterly results of operations for the years ended December 31, 2006 and 2005.

	March 31	June 30	September 30 (1)	December 31
2006
Revenue	$8,768	$4,692	$3,704	$7,181
Income (Loss) from continuing operations	(7,905)	(9,682)	(14,844)	(5,826)
Income (Loss) from discontinued operations	(3,892)	(1,604)	(11,811)	854
Net loss	$(11,797)	$(11,286)	$(26,655)	$(4,972)
Basic and diluted net loss per share:
Income (Loss) from continuing operations	$(0.25)	$(0.30)	$(0.47)	$(0.18)
Income (Loss) from discontinued operations	(0.12)	(0.05)	(0.37)	0.02
Net loss	$(0.37)	$(0.35)	$(0.84)	$(0.16)

2005
Revenue	$13,306	$14,313	$11,821	$17,749
Income (Loss) from continuing operations	(2,197)	(926)	(3,269)	1,013
Income (Loss) from discontinued operations	(1,904)	(1,684)	(36,211)	(3,126)
Net loss	$(4,101)	$(2,610)	$(39,480)	$(2,113)
Basic and diluted net loss per share:
Income (Loss) from continuing operations	$(0.07)	$(0.03)	$(0.10)	$0.03
Income (Loss) from discontinued operations	(0.06)	(0.05)	(1.14)	(0.10)
Net loss	$(0.13)	$(0.08)	$(1.24)	$(0.07)

The quarterly data above differs from the amounts previously reported in the Company’s Quarterly Report on Form 10-Q filed for the respective quarter because of the classification of the Preclinical Division as discontinued operations, which occurred in the quarter ended September 30, 2006. In addition, certain costs previously allocated to the Preclinical Division have been re-allocated to continuing operations based on a final determination as to what specific costs were in fact eliminated as a result of the sale of the Preclinical Division. The table above presents quarterly information as if the Preclinical Division had been classified as a discontinued operation as of January 1, 2005.

(1) Includes $11,000 impairment charge for the Preclinical Division and $32,794 impairment charge associated with the impairment of goodwill for the Preclinical Division for the three months ended September 30, 2006 and 2005, respectively.

GENE LOGIC INC.

Schedule II - Valuation and Qualifying Accounts
December 31, 2006, 2005 and 2004
(in thousands)

INVENTORY RESERVE FOR TISSUE SAMPLES AND MICROARRAYS:

	Balance at
	Beginning	New	Reserves	Balance at
	of Year	Reserves	Used	End of Year
December 31, 2006	$1,654	$1,377	$(680)	$2,351
December 31, 2005	1,489	383	(218)	1,654
December 31, 2004	994	495	-	1,489

ALLOWANCE FOR DOUBTFUL ACCOUNTS:

	Balance at
	Beginning	New	Accounts	Collected	Adjustment	Balance at
	of Year	Reserves	Written-Off	Amounts	to Reserves	End of Year
December 31, 2006	$255	$-	$-	$(210)	$-	$45
December 31, 2005	34	221	-	-	-	255
December 31, 2004	28	6	-	-	-	34

VALUATION ALLOWANCE FOR DEFERRED TAX ASSETS:

	Balance at
	Beginning	New	Reserves	Balance at
	of Year	Reserves	Used	End of Year
December 31, 2006	$109,055	$17,186	$-	$126,241
December 31, 2005	100,082	8,973	-	109,055
December 31, 2004	86,578	13,504	-	100,082

GENE LOGIC INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 10, 2007

The undersigned hereby appoints the Chief Executive Officer, Chief Financial Officer and General Counsel of Gene Logic Inc. (the “Company”), or any one of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of the Company which the undersigned may be entitled to vote at the Special Meeting of Stockholders of the Company to be held at the Company's offices located at 50 West Watkins Mill Road, Gaithersburg, Maryland 20878, on Monday, December 10, 2007 at 3:00 p.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT.  IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

(CONTINUED AND TO BE SIGNED ON OTHER SIDE.)

Address Change/Comments (Mark the corresponding box on the reverse side)

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Please Mark Here for Address Change or Comments SEE REVERSE SIDE	⁭

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 1.

Proposal 1:        To ratify and approve the sale by the Company of the Genomics Assets to Ocimum Biosolutions, Inc. (“Ocimum”), a Delaware corporation that is a subsidiary of Ocimum Biosolutions (India) Limited (“Ocimum India”) or its affiliate substantially upon the terms set forth in an asset purchase agreement dated as of October 14, 2007 by and between the Company, Ocimum and Ocimum India.

[  ] FOR            [  ] AGAINST               [  ] ABSTAIN

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2.

Proposal 2:        To approve the sale by the Company of all or substantially all of the Genomics Business assets to one or more third parties other than Ocimum on or before June 30, 2008 at a price not less than $6,000,000 and on such terms and conditions as the Board of Directors may approve in the event that, among others, the Asset Purchase Agreement with Ocimum and Ocimum India is terminated for any reason.

[  ] FOR            [  ] AGAINST               [  ] ABSTAIN

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 3.

Proposal 3:        To approve an amendment of the Amended and Restated Certificate of Incorporation of the Company to change the Company’s name to Ore Pharmaceuticals Inc.

[  ] FOR            [  ] AGAINST               [  ] ABSTAIN

PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

Signature___________________ Signature _____________________ Date__________

Please sign exactly as your name appears hereon.  If the stock is registered in the names of two or more persons, each should sign.  Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles.  If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title.  If signer is a partnership, please sign in partnership name by authorized person.

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WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING; BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the special meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/glgc Use the internet to vote you proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.  To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

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